As filed with the Commission on April 14, 1999         Registration No. 33-*****
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            BT FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

Pennsylvania                               6022                      25-1441348
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)     Classification Code Number    Identification No.)

                     BT Financial Plaza, 551 Main Street,
                 Johnstown, Pennsylvania 15901, (814) 532-3801
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                John H. Anderson
                      Chairman and Chief Executive Officer
                            BT Financial Corporation
                     BT Financial Plaza, 551 Main Street,
                 Johnstown, Pennsylvania 15901, (814) 532-3801
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copies to:
   Dennis M. Sheedy, Esquire              Charles B. Jarrett, Jr., Esquire
      Pepper Hamilton LLP                  Plowman, Spiegel & Lewis, P.C.
          50th Floor,                         Grant Building, Suite 230
     One Mellon Bank Center                 Pittsburgh, Pennsylvania 15219
 Pittsburgh, Pennsylvania 15219                       412-471-8521
          412-454-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ].

_________________

CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
 Title of each class of    Amount to be      Proposed maximum     Proposed maximum        Amount of
    securities to be       registered(1)     offering price per   aggregate offering  registration fee
      registered                                 unit(2)              price(2)
------------------------------------------------------------------------------------------------------
 Common Stock, par
 value $5.00 per share       2,904,580           $26.32               $76,447,800        $21,252.49
-----------------------------------------------------------------------------------------------------
 Preferred Share
 Purchasee Rights            2,904,580              N.A.                 N.A.                N.A.
-----------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock and preferred share purchase rights of the registrant which may be issued to holders of First Philson Financial Corporation Common Stock upon consummation of the merger described in this registration statement.

(2) Calculated in accordance with Rule 457(f)(1) based upon the aggregate market value on April 9, 1999 of the shares of common stock, par value $2.50 per share, of First Philson Financial Corporation ("First Philson Common Stock") expected to be cancelled in connection with the merger and computed by dividing (i) the product of (A) the average of the high and low prices of First Philson Common Stock as reported on the American Stock Exchange (the "AMEX") on April 9, 1999 (43.875) and (B) 1,742,400
     representing the maximum number of shares of First Philson Common Stock expected to be canceled in connection with the merger, by (ii) 2,904,580 representing the maximum number of shares of BT Financial Corporation Common Stock to be issued in connection with the merger. For purposes of estimating the offering price and the registration fee, the preferred share purchase rights are not deemed to have any material value apart from BT Financial's Common Stock with which such rights are associated.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

BT FINANCIAL CORPORATION                     FIRST PHILSON FINANCIAL CORPORATION


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

          The Boards of Directors of BT Financial Corporation and First Philson Financial Corporation have agreed on a merger of BT Financial Corporation and First Philson Financial Corporation with BT Financial as the resulting institution. Following the merger, BT Financial Corporation will have assets of approximately $1.9 billion, deposits of approximately $1.6 billion and shareholders' equity of approximately $189 million. BT Financial and First Philson are convinced that this merger will position BT Financial to grow and flourish as the financial services industry evolves and consolidates.

          In the merger, BT Financial Corporation, a Pennsylvania corporation, and First Philson Financial Corporation, a Delaware corporation, will combine with BT Financial Corporation as the surviving corporation. Each share of First Philson Financial Corporation Common Stock held will become exchangeable for [Number of shares of BT Financial Common Stock based on Merger Agreement calculation, which is determined five days prior to Mailing Date] shares of the BT Financial Corporation.

          BT Financial Common Stock is included for quotation on NASDAQ under the symbol "BTFC." First Philson Common Stock is listed on the AMEX under the symbol "FPB."

          BT Financial and First Philson cannot complete the merger unless the shareholders of both companies approve it. BT Financial and First Philson will each hold a meeting of the shareholders to vote on this merger proposal. Each shareholders' vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

          The dates, times and places of the meetings are as follows:

     ---------------------------------------------------------------------
     For BT Financial Shareholders:       For First Philson Shareholders:
     *** 1999, ** a.m., local time       **, 1999, ** a.m., local time
        BT Financial Corporation      First Philson Financial Corporation
           BT Financial Plaza                   534 Main Street
            551 Main Street               Berlin, Pennsylvania 15530
      Johnstown, Pennsylvania 15901
     ---------------------------------------------------------------------

          This document provides detailed information about these meetings and the proposed merger. You can also get information about BT Financial and First Philson from publicly available documents that our companies have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

          We strongly support this combination of our companies and join with the majorities of our Boards of Directors in enthusiastically recommending that you vote in favor of the merger.

           John H. Anderson                         George W. Hay
 Chairman and Chief Executive Officer   President and Chief Executive Officer
       BT Financial Corporation          First Philson Financial Corporation

-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Joint Proxy Statement-Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
-------------------------------------------------------------------------------

                Joint Proxy Statement-Prospectus dated ***, 1999
               and first mailed to shareholders on [Mailing Date]

    The information in this prospectus is not complete and may be changed. BT Financial may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and BT Financial is not soliciting an offer to buy these securities in any state where the offer to sell is not permitted.

                            BT FINANCIAL CORPORATION
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [BT Meeting Date]

                                 [MAILING DATE at least 10 days before Meeting]

TO THE SHAREHOLDERS OF BT FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Special Meeting of shareholders of BT Financial Corporation will be held on [BT Meeting Date], 3:00 p.m. local time, at 551 Main Street, Johnstown, Pennsylvania 15901, for the purpose of considering and voting upon the following matters:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of February 23, 1999, by and between First Philson Financial Corporation, a Delaware corporation, and BT Financial Corporation, a Pennsylvania corporation, and the consummation of the transactions contemplated by that agreement, pursuant to which, among other things, First Philson will merge with and into BT Financial upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, as more fully described in the enclosed Joint Proxy Statement-Prospectus.

2. To transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting.

The close of business on [BT Record Date] has been fixed as the date of record for those shareholders entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Accordingly, only shareholders of record on such date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

                              By ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Laura L. Roth

                                         Laura L. Roth,
                                            Secretary

Whether or not you plan to attend the Special Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                      FIRST PHILSON FINANCIAL CORPORATION
                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON [First Philson Meeting Date]

                          ____________________________

                                 [MAILING DATE at least 20 days before Meeting]


TO THE SHAREHOLDERS OF
FIRST PHILSON FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of First Philson Financial Corporation, a Delaware corporation, will be held on [F.P. Meeting Date], [F.P. Meeting Time] a.m., local time, at 534 Main Street, Berlin, Pennsylvania 15530, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of February 23, 1999, by and between First Philson Financial Corporation, a Delaware corporation, and BT Financial Corporation, a Pennsylvania corporation, and the consummation of the transactions contemplated by that agreement, pursuant to which, among other things, First Philson will merge with and into BT Financial upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, as more fully described in the enclosed Joint Proxy Statement-Prospectus.

2. To elect three directors for a term of three years or until their successors are elected or until the merger becomes effective whichever first occurs. (For more details, First Philson shareholders should see enclosed additional Proxy Statement of First Philson which is incorporated by reference.)

3. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on [F.P. Record Date] has been fixed as the record date for determining shareholders entitled to vote at the annual meeting of First Philson shareholders and any adjournments or postponements of the Annual Meeting. Accordingly, only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Cathy E. Webreck

                                     Cathy E. Webreck
                                         Secretary

Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                               TABLE OF CONTENTS


SUMMARY......................................................................  1

THE COMPANIES................................................................  1

THE SHAREHOLDERS' MEETINGS...................................................  1

VOTING AT THE MEETINGS; RECORD DATES.........................................  2

REASONS FOR THE MERGER.......................................................  3

RECOMMENDATION OF THE BOARDS OF DIRECTORS....................................  3

THE MERGER...................................................................  3
  Opinions of Financial Advisors.............................................  4
  Termination................................................................  4
  Certain Covenants..........................................................  4
  Completion of Merger.......................................................  5
  Regulatory Considerations..................................................  5
  No Rights for Dissenting Shareholders......................................  6
  Certain Material Federal Income Tax Consequences...........................  6
  Accounting Treatment.......................................................  6
  Comparison of Shareholders Rights..........................................  6
  Stock Option Agreement.....................................................  6
  Interests of First Philson Directors and Officers in the Merger............  7
  Election of First Philson Directors........................................  7

SELECTED FINANCIAL DATA......................................................  8

BT FINANCIAL CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)....  9

FIRST PHILSON SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED).......... 11

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA.................................. 12

COMPARATIVE PER SHARE DATA................................................... 13

PRO FORMA AND PRO FORMA EQUIVALENT PER COMMON SHARE DATA (UNAUDITED)......... 14

COMPARATIVE MARKET PRICES.................................................... 15

THE MEETINGS................................................................. 17

VOTING AT THE MEETINGS; RECORD DATES......................................... 17

PROXIES...................................................................... 18

THE MERGER................................................................... 20
  Background of the Merger................................................... 20

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS OF DIRECTORS............ 21

                                      (i)

  BT Financial............................................................... 21
  First Philson.............................................................. 22
  Opposition to the Merger................................................... 23
  Response of First Philson Management....................................... 25
  Opinions of Financial Advisors............................................. 26

INDEMNIFICATION.............................................................. 33

REGULATORY CONSIDERATIONS.................................................... 34

NO RIGHTS FOR DISSENTING SHAREHOLDERS........................................ 35

RESALE RESTRICTIONS.......................................................... 35

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES............................. 35

ACCOUNTING TREATMENT......................................................... 36

THE MERGER AGREEMENT......................................................... 36
  The Merger................................................................. 36
  Exchange Procedures........................................................ 37
  Representations and Warranties............................................. 38
  Certain Covenants.......................................................... 38
  Interests of First Philson Directors and Officers in the Merger............ 40
  Stock Option Agreement..................................................... 40
  Acquisition Proposals...................................................... 41
  First Philson Dividends.................................................... 41
  Conditions................................................................. 41
  Termination................................................................ 43
  Expenses................................................................... 45
  Amendment And Waiver....................................................... 45

DESCRIPTION OF BT FINANCIAL CAPITAL STOCK.................................... 45
  BT Financial Shareholder Rights Plan....................................... 47
  Provisions Affecting Business Combinations And Control Share Acquisition... 49
  Pennsylvania Law........................................................... 50
  Federal Law................................................................ 51
  Tender Offers for and Other Proposals to Acquire BT Financial.............. 51
  "Supermajority" Provisions Concerning Charter Amendments................... 51
  "Supermajority" Provisions Concerning Bylaw Amendments..................... 51
  Shareholder Nominations for Directors...................................... 52

COMPARISON OF SHAREHOLDERS RIGHTS............................................ 52
  Dividends.................................................................. 52
  Voting..................................................................... 52
  Cumulative Voting.......................................................... 53
  Classified Board of Directors; Election of Directors....................... 53
  Annual Meetings............................................................ 53
  Removal of Directors....................................................... 53
  Liquidation................................................................ 53
  Preemptive Rights.......................................................... 53
  Anti-takeover Provisions................................................... 54
  Approval of Fundamental Changes............................................ 54
  Rights..................................................................... 54
  Right to Call a Special Meeting............................................ 54
  Action by Shareholders Without a Meeting................................... 55

                                     (ii)

  Duties and Liabilities of Directors........................................ 55

REGULATION OF BT FINANCIAL UNDER BANKING LAWS................................ 57
  Payment Of Dividends And Other Restrictions................................ 57
  Loans...................................................................... 58
  Capital Adequacy........................................................... 58
  Support Of Laurel Bank..................................................... 58
  Prompt Corrective Action................................................... 59
  Interstate Banking and Branching Legislation............................... 60
  FDIC Insurance Assessments................................................. 60

BT FINANCIAL CORPORATION..................................................... 61
  Business................................................................... 61
  Management and Additional Information...................................... 62

FIRST PHILSON................................................................ 63
  Business................................................................... 63
  Management and Additional Information...................................... 63

LEGAL MATTERS................................................................ 64

EXPERTS...................................................................... 64

WHERE YOU CAN FIND MORE INFORMATION.......................................... 64

FORWARD-LOOKING STATEMENTS................................................... 66

FINANCIAL INFORMATION........................................................ 66
  PRO FORMA CONDENSED COMBINED BALANCE SHEETFOR THE YEAR ENDED
   DECEMBER 31, 1998......................................................... 68
  PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR
   ENDED DECEMBER 31, 1998................................................... 69
  PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR
   ENDED DECEMBER 31, 1997................................................... 70
  PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR
   ENDED DECEMBER 31, 1996................................................... 71

INDEX TO EXHIBITS............................................................ 84

ANNEXES
  A - Agreement and Plan of Reorganization dated February 23, 1999...........A-1
  B - Stock Option Agreement dated February 23, 1999.........................B-2
  C - Fairness Opinion of Berwind Financial, L.P.............................C-1
  D - Fairness Opinion of Hopper Soliday, A Division of
      Tucker Anthony Incorporated............................................D-1


                                     (iii)

                                     SUMMARY

          The following summary highlights selected information from this Joint Proxy Statement-Prospectus, and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which this document refers you. See "Where You Can Find More Information" on page 64.


                        THE COMPANIES (pages 61 and 63)


BT FINANCIAL CORPORATION
551 Main Street
Johnstown, Pennsylvania  15901
(814) 531-3801

          BT Financial is a bank holding company registered under federal law and incorporated in Pennsylvania. BT Financial has one banking subsidiary, Laurel Bank, which is a member of the Federal Reserve System. Laurel Bank conducts business through a network of 69 offices located throughout southwestern Pennsylvania and provides a full range of financial services to individuals, businesses and governmental bodies, including accepting demand, savings and time deposits, safe deposit facilities, electronic banking services, debit cards, money transfer services, and other banking services. Lending services include consumer, real estate, commercial and industrial loans. BT Financial has four non-bank subsidiaries: Laurel Trust Company, a trust company which provides trust and investment services, Laurel Community Development Corporation, a corporation which conducts community development activities, Bedford Associates Inc., which holds and leases property, and Bedford Associates of Delaware, Inc., an investment holding company. As of December 31, 1998, BT Financial had total assets of $1.70 billion, total deposits of $1.39 billion and shareholders' equity of $163.60 million.

FIRST PHILSON FINANCIAL CORPORATION
534 Main Street
Berlin, Pennsylvania  15530
(814) 267-4666

          First Philson is a bank holding company registered under federal law and incorporated in Delaware. First Philson has one banking subsidiary, First Philson Bank, N.A. ("First Philson Bank"), which is a national banking association. First Philson Bank conducts business through 9 branches in Somerset and Fayette counties. First Philson also owns a finance company subsidiary, Flex Financial Consumer Discount Company ("Flex"), licensed by the Pennsylvania Department of Banking and providing consumer lending to customers within the Somerset, Pennsylvania market area. Flex has one office in Somerset county. As a commercial bank, First Philson Bank provides loan and deposit services to individuals and small to medium sized businesses in its Fayette and Somerset Counties, Pennsylvania market areas. As of December 31, 1998, First Philson had total assets of $213.60 million, total deposits of $185.10 million and shareholders' equity of $25.60 million.


                      THE SHAREHOLDERS' MEETINGS (page 17)

          BT Financial Shareholders. The BT Financial Special Meeting will be held on [BT Meeting Date], at [BT Meeting Time] p.m., local time, at 551 Main Street, Johnstown, Pennsylvania 15901. At the BT Financial Special Meeting, shareholders will vote:

          1. to approve the merger of BT Financial and First Philson; and

          2. to act on any other items that may be properly submitted to a vote at the Special Meeting.

          First Philson Shareholders. The First Philson Annual Meeting will be held on [F.P. Meeting Date] at [F.P. Meeting Time], local time, at 534 Main Street, Berlin, Pennsylvania 15530. At the First Philson Annual Meeting, shareholders will vote:

          1. to approve the merger of BT Financial and First Philson;

          2.  to elect three directors, and

          3. to act on any other items that may be properly submitted to a vote at the Annual Meeting.


                 VOTING AT THE MEETINGS; RECORD DATES (page 17)

          BT Financial Shareholders. BT Financial shareholders can vote at the Special Meeting of BT Financial shareholders if they owned BT Financial Common Stock at the close of business on [BT Record Date]. Each BT Financial shareholder may cast one vote for each share of BT Financial Common Stock owned on [BT Record Date]. In order to approve the merger, the holders of a majority of the votes cast at BT Financial's Special Meeting must vote in favor of the merger.

          BT Financial shareholders can vote their shares by attending the Special Meeting of BT Financial shareholders in person or can mark the enclosed proxy card, sign it and mail it in the enclosed return envelope. BT Financial shareholders can revoke their proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

          Each director and executive officer of BT Financial who owns shares of BT Financial Common Stock intends to vote or direct the vote of all shares of BT Financial Common Stock over which he or she has voting control FOR adoption and approval of the Merger Agreement. As of February 19, 1999, the directors and executive officers of BT Financial were the beneficial owners of 777,714 shares, or approximately 5.99%, of the outstanding shares of BT Financial Common Stock. If all shares of BT Financial Common Stock are present at the Special Meeting and the directors and executive officers of BT Financial all vote as they have stated that they intend to vote, the affirmative vote of only an additional 5,714,923 shares (or 44.01%) of BT Financial Common Stock would be necessary to adopt and approve the Merger Agreement.

          First Philson Shareholders. First Philson shareholders can vote at the Annual Meeting of First Philson shareholders if they owned First Philson Common Stock at the close of business on [F.P. Record Date]. Each First Philson shareholder may cast one vote for each share of First Philson Common Stock owned on [F.P. Record Date]. In order to approve the merger, the holders of a majority of the shares of First Philson Common Stock outstanding must vote in its favor. Each First Philson shareholder can vote their shares by attending the Annual Meeting of First Philson shareholders and voting in person, or by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. First Philson shareholders can revoke their proxy as late as the date of the meeting either by sending in a new proxy, changing your vote by telephone or over the Internet, or by attending the meeting and voting in person.

          Each director and executive officer of First Philson, with the exception of Messrs. Tommy Croner and Gary Sterner, has advised First Philson that they intend to vote or direct the vote of all shares of First Philson Common Stock over which each has voting control FOR approval of the merger. As of December 31, 1998, the directors and officers of First Philson, excluding Messrs. Croner and Sterner, were the beneficial owners of 413,116 shares, or approximately 23.71%, of the outstanding shares of First Philson Common Stock. If all shares of First Philson Common Stock are present at the Annual Meeting and the directors and officers of First Philson, with the exception of Messrs. Croner and Sterner, all vote as they have stated they intend to vote, the affirmative vote of only an additional 458,085 shares (or 26.29%) of First Philson Common Stock would be necessary to approve the merger.

                        REASONS FOR THE MERGER (page 21)

          BT Financial. The merger will result in a combined entity with increased financial, managerial and technological resources. The combined company will be able to offer existing services at a lower cost and offer new services such as trust and investment advisory services, to First Philson's existing customers. BT Financial believes that cost savings from the elimination of duplicative staff and support functions will enhance the profitability of the combined entity with the result that the merger will be accretive to earnings beginning in the year 2000.

          First Philson. After careful deliberation, First Philson's Board believes that a merger at this time with BT Financial will benefit First Philson's shareholders and customers. Shareholders will benefit because they will receive a premium price for their shares - BT Financial Common Stock is worth 41% more than First Philson shares valued as of the day before the merger was publicly announced. Dividends per share will also increase. BT Financial's then current annual dividend rate was $1.20 per First Philson share compared with First Philson's then current annual dividend rate of $0.495 per share. BT Financial Common Stock is traded on NASDAQ and offers better liquidity than First Philson Common Stock. Taking into account the Board's overall assessment of First Philson's prospects and BT Financial's prospects, First Philson's Board believes that an investment in BT Financial Common Stock under the terms of the Merger Agreement offers First Philson shareholders a substantially better prospect for return on investment than a continued investment in First Philson Common Stock. In addition, the merger will benefit First Philson's customers because they will be customers of a significantly larger financial institution having a strong community orientation similar to First Philson's but with a broader array of financial products and more banking locations than First Philson now provides.


              RECOMMENDATION OF THE BOARDS OF DIRECTORS (page 21)

          The BT Financial and First Philson Boards each voted to approve the Merger Agreement and the merger as being in the best interests of their respective corporations and shareholders and recommend a vote by their respective shareholders FOR adoption and approval of the Merger Agreement.


                                   THE MERGER

          The Agreement and Plan of Reorganization dated February 23, 1999 is attached to this document as Annex A and referred to throughout as the Merger Agreement.

          General. The Merger Agreement provides that First Philson will merge with BT Financial, with BT Financial as the surviving corporation. The merger is expected to be completed by December of 1999.

          Exchange of Shares (page 37). Each share of First Philson Common Stock will become exchangeable for [number of shares of BT Financial Common Stock based on Merger Agreement calculation, which is determined on the fifth day preceding the mailing date] shares of BT Financial Common Stock. The total number of shares a First Philson shareholder will receive will therefore be equal to [# of shares] times the number of shares of First Philson Common Stock owned. BT Financial will not issue fractional shares. Instead, First Philson Shareholders will receive the value of any fractional shares in cash, based on the market value of BT Financial's Common Stock, as defined in the Merger Agreement. Following the merger, First Philson shareholders will be entitled to exchange their shares of First Philson Common Stock for BT Financial Common Stock by sending the First Philson certificates and a form sent to the shareholders by BT Financial to Laurel Trust Company, which will exchange the shares to BT Financial Common Stock. For more information about the exchange procedures, see page 37. As an example, if a First Philson shareholder owned twenty shares of First Philson Common Stock, after the merger the Shareholder will send a letter of transmittal and First Philson certificates to Laurel Trust Company and in exchange will receive [** calculated based on exchange ratio] shares of BT Financial Common Stock and a check for the market value of [** calculated based on exchange ratio] of a share.

          Shares of First Philson Common Stock are quoted on the American Stock Exchange. Shares of BT Financial Common Stock are quoted on the NASDAQ National Market. On December 9, 1998, the last trading day before the corporations announced the merger, BT Financial Common Stock closed at $27.75 per share and First Philson Common Stock closed at $32.75 per share. On February 23, 1999, the day the Merger Agreement was signed, BT Financial Common Stock closed at $27.375 per share and First Philson Common Stock closed at $42.75 per share.

          Based on the exchange ratio in the merger, which is [Exchange Ratio], the market value of the consideration that First Philson Shareholders will receive in the merger for each share of BT Financial Common Stock would be *** based on BT Financial's closing stock price on [5 days before Mailing Date]. The market price of BT Financial Common Stock will fluctuate prior to the merger while the exchange ratio is fixed. BT Financial's and First Philson's shareholders should obtain current stock price quotations for each corporation's common stock. These quotations are available from stock brokers, in major newspapers like The Wall Street Journal and on the Internet.

Opinions of Financial Advisors (page 26)

          BT Financial. Berwind Financial, L.P. has delivered to BT Financial's Board of Directors, its opinion that, as of the date of this document, the exchange ratio is fair to BT Financial's Shareholders from a financial point of view. This opinion is attached in its entirety at Annex C. Read the opinion to completely understand the assumptions made, matters considered and limitations of the review made by Berwind Financial, L.P.

          First Philson. Hopper Soliday, a Division of Tucker Anthony Incorporated has delivered to First Philson's Board of Directors its opinion that, as of the date of this document, the exchange ratio is fair to First Philson's Shareholders from a financial point of view. This opinion is attached in its entirety in Annex D. Read the opinion to completely understand the assumptions made, matters considered and limitations of the review made by Hopper Soliday.

Termination (page 43)

          It is anticipated that the merger will become effective as soon as practicable after the required shareholder and regulatory approvals have been obtained, and all applicable regulatory waiting periods have expired. There may be a substantial period of time between when the meetings are held and the completion of the merger.

          The Merger Agreement will terminate automatically if the merger has not been completed by December 31, 1999, unless extended by mutual consent. The Merger Agreement may be terminated prior to December 31, 1999 by BT Financial or First Philson upon the occurrence of one or more of certain events. The Merger Agreement does not limit the possible number of extensions of the termination date or the periods for which extension of the termination date may occur.

Certain Covenants  (page 38)

          First Philson and BT Financial have made certain covenants, with respect to themselves and their subsidiaries, relating to the conduct of business. Each has agreed not to conduct its business other than in the ordinary and usual course, and First Philson agreed not to:

     (i) pay dividends above certain historical levels which are specified as Permitted Dividends in the Merger Agreement attached as Annex A or redeem or otherwise acquire shares of its capital stock, issue additional shares of its capital stock or give any person the right to acquire any such shares;

    (ii) increase any salaries or employee benefits or enter into any employment agreements or employee benefit plans, except for certain increases in the ordinary course of business and certain changes required by law or to satisfy pre-existing contractual obligations; or

   (iii) dispose of any of its assets, business or property, or acquire any business or property of any other entities except in the ordinary course.

          These restrictions do not preclude First Philson from distributing (a) a Permitted Dividend as that term is defined in the Merger Agreement attached as Annex A or (b) from making any capital expenditures that do not exceed $150,000 in the aggregate.

Completion of Merger

          The completion of the merger depends on a number of conditions being met. In addition to each corporation's compliance with the Merger Agreement, these include:

          1. Approval of the Merger Agreement by both BT Financial shareholders and First Philson shareholders.

          2. Approval of the merger by certain federal and state regulatory authorities.

          3. Receipt by BT Financial and First Philson of a legal opinion that for United States federal income tax purposes, First Philson shareholders who exchange their shares for shares of BT Financial Common Stock, will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash received instead of fractional shares. These opinions will be subject to various limitations. It is suggested that shareholders of each corporation read the fuller description of tax consequences provided in this document, beginning at page 35.

          4. Receipt of letters from each corporation's independent accountants that the merger will qualify for "pooling of interests" accounting treatment.

          5. The absence of any injunction or legal restraint blocking the merger or governmental proceedings trying to block the merger.

          Where the law permits, BT Financial or First Philson could decide to complete the merger even though one or more of these conditions has not been met. Neither corporation can be sure when or if the conditions will be satisfied or waived, or if the merger will be completed. Any condition may be waived in writing by the Party entitled to the benefit thereof.

Regulatory Considerations  (page 34)

          The merger must be approved by the Board of Governors of the Federal Reserve System. After the Board of Governors approves the merger, BT Financial and First Philson must wait for up to 30 days before the corporations complete the merger, for the Department of Justice to complete its review.

          In addition, certain state and other regulatory authorities will need to approve the merger or be notified of the merger before it is completed.

          Although applications for such approvals have been filed with the regulatory authorities, there can be no assurance that the required regulatory approvals will be obtained, and, if obtained, with what conditions may be imposed. As of the date of this document, no regulatory authorities have approved the merger.

No Rights for Dissenting Shareholders  (page 35)

          BT Financial Shareholders. Pennsylvania law does not provide BT Financial shareholders with dissenters' appraisal rights in the merger.

          First Philson Shareholders. Delaware law does not provide First Philson shareholders with dissenters' appraisal rights in the merger.

Certain Material Federal Income Tax Consequences (page 35)

          Pepper Hamilton LLP has advised BT Financial and First Philson that in the opinion of Pepper Hamilton LLP the merger will qualify as a reorganization and that:

          . neither BT Financial nor First Philson will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, and

          . the exchange of shares of First Philson Common Stock for BT Financial Common Stock will not cause First Philson shareholders to recognize any gain or loss.

          First Philson shareholders will, however, have to recognize gain or loss in connection with any cash received instead of fractional shares.

          Pepper Hamilton LLP's opinion is based on certain assumptions and on representations and covenants made by BT Financial and First Philson. The opinion will not bind the Internal Revenue Service, which could have a different view of the taxation of the merger.

          The tax treatment of certain First Philson shareholders may vary depending upon the particular circumstances of each First Philson shareholder. First Philson shareholders should consult their own tax advisor for a full understanding of the merger's tax consequences.

Accounting Treatment  (page 36)

          BT Financial and First Philson expect the merger to qualify as a pooling of interests, which means the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

Comparison of Shareholders Rights (page 52)

          The rights of First Philson shareholders are currently governed by the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of First Philson. The rights of BT Financial shareholders are currently governed by the Pennsylvania Business Corporation Law of 1988, as amended, the Articles of Incorporation and Bylaws of BT Financial. After the merger, First Philson shareholders will become BT Financial shareholders, governed by Pennsylvania law and BT Financial's articles and bylaws.

          There is one major difference between the rights of shareholders of BT Financial and the rights of shareholders of First Philson. BT Financial has a shareholders rights plan and First Philson does not. BT Financial's shareholder rights plan may prevent a takeover of BT Financial without approval of the takeover by BT Financial's Board of Directors.

Stock Option Agreement (page 40)

          BT Financial and First Philson entered into a Stock Option Agreement dated February 23, 1999, granting BT Financial the option to purchase up to 348,400 shares of First Philson's Common Stock. First Philson granted BT Financial this option to induce BT Financial to enter into the Merger Agreement and to increase the likelihood that the corporations would complete the merger. The Stock Option Agreement could discourage other companies from trying or proposing to combine with First Philson before the completion of the merger. The Stock Option Agreement in its entirety is attached as Annex B.

          The largest number of shares that BT Financial could purchase under the Stock Option Agreement is 19.99% of the total outstanding shares of First Philson's Common Stock. The purchase price per share is $45.00 per option share.

          BT Financial cannot exercise this option unless certain events occur. These events include business combinations or acquisition transactions relating to First Philson and First Philson's failure to satisfy certain provisions in the Merger Agreement. Neither First Philson nor BT Financial is aware of any event, as of the date of this document, which would permit BT Financial to exercise this option.

Interests of First Philson Directors and Officers in the Merger (page 40)

          Some First Philson directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders of First Philson. These interests exist because of change-of-control employment agreements that certain officers have with salary and benefits for a certain number of years if their employment with BT Financial is terminated after the merger.

          The members of the BT Financial and First Philson Boards knew about these additional interests, and considered them, when each Board approved the Merger Agreement.

Election of First Philson Directors

          In connection with First Philson's Annual Meeting, three persons will be elected directors of First Philson to serve for a term of three years or until their successors are elected or until the merger becomes effective. The Board of Directors has nominated Tommy R. Croner, George W. Hay and George R. Shafer for election as Class II directors. Each First Philson shareholder has one vote for each share registered in his or her name, and there are no cumulative voting rights. Directors shall be elected by a plurality of votes cast at the Annual Meeting by holders of stock present in person or proxy and entitled to vote. Votes marked "WITHHOLD AUTHORITY" in the election of directors are counted toward a quorum but have no effect on the outcome of the election. For further information see the enclosed additional Proxy Statement of First Philson, which is incorporated by reference.

                            SELECTED FINANCIAL DATA


          The following tables show summarized historical financial data for each of BT Financial and First Philson and also show similar pro forma information reflecting the merger. The pro forma information is prepared as if the two corporations had always been combined for accounting and financial reporting purposes (known as "pooling of interests" accounting.)

          The corporations expect to incur reorganization and restructuring expenses as a result of combining the two companies. The corporations also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, doesn't attempt to predict or suggest future results.

          The information in the following tables is based on historical financial information that BT Financial and First Philson presented in prior Securities and Exchange Commission filings. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information provided in this document, which can be found beginning at page 67. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 64.

                            BT FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

                                                                      Years Ended December 31,
                                                --------------------------------------------------------------------
                                                    1998       1997/(7)/     1996/(6)/     1995/(5)/        1994
                                                ------------  ------------  ------------  ------------  ------------
                                                           (Dollars in thousands, except per share data)
                                                --------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                                 $   123,931   $   115,972   $   110,719   $   102,136   $    91,240
Interest expense                                     54,557        49,148        45,664        43,614        33,967
                                                -----------   -----------   -----------   -----------   -----------
Net interest income                                  69,374        66,824        65,055        58,522        57,273
Provision for loan losses                             5,940         4,230         2,441         1,566         1,168
                                                -----------   -----------   -----------   -----------   -----------
Net interest income after provision for loan
 losses                                              63,434        62,594        62,614        56,956        56,105

Other income                                         13,736        12,557        11,343         8,796         8,468
Other expenses                                       50,956        48,209        52,334        46,252        46,268
                                                -----------   -----------   -----------   -----------   -----------
Income before income taxes                           26,214        26,942        21,623        19,500        18,305
Provision for income taxes                            7,936         9,195         7,213         5,869         5,056
                                                -----------   -----------   -----------   -----------   -----------
Net income                                      $    18,278   $    17,747   $    14,410   $    13,631   $    13,249
                                                ===========   ===========   ===========   ===========   ===========

BALANCE SHEET DATA (period end)
Total assets                                    $ 1,702,328   $ 1,590,011   $ 1,502,083   $ 1,477,815   $ 1,372,539
Loans, net of unearned interest                   1,218,186     1,080,967     1,039,937     1,025,238       904,944
Total securities                                    346,598       385,772       321,384       322,431       352,659
Total deposits                                    1,393,020     1,375,277     1,291,621     1,281,240     1,175,807
Total long-term debt                                100,031        14,335        17,210        20,083        10,021
Total shareholders' equity                          163,583       153,762       144,233       129,487       110,826

PER SHARE DATA /(1)/
Basic earnings per share                        $      1.41   $      1.37   $      1.13   $      1.10   $      1.08
Diluted earnings per share                             1.41          1.37          1.13          1.09          1.07
Common dividends declared per share                     .72           .63           .51           .44           .40
Period end book value                                 12.60         11.84         11.11         10.43          8.95
Average shares outstanding -  basic              12,985,272    12,985,272    12,650,352    12,237,738    12,206,754
Average shares outstanding -  diluted            12,985,272    12,985,272    12,753,984    12,459,682    12,436,352

FINANCIAL RATIOS
Return on average assets                               1.08%         1.14%          .96%          .99%          .99%
Return on average shareholders' equity                11.56         11.92         10.53         11.26         11.74
Net yield on earning assets /(2)/                      4.55          4.73          4.81          4.66          4.74
Common stock dividend payout                          51.06         46.11         44.77         39.92         36.89
Average shareholders' equity  to average
 assets                                                9.31          9.54          9.15          8.78          8.47

Primary capital ratio at period end/(3)/              10.19         10.23         10.19          9.37          8.69
Net charge-offs to average  loans net of
 unearned  interest                                     .42           .39           .28           .15           .11

Nonperforming loans to total loans, net of
 unearned interest /(4)/                                .61           .86          1.22           .73           .72

Reserve for loan losses to period end loans,
 net of unearned interest                               .90           .91           .94           .99          1.01


 .    Financial data for prior periods has been restated to give effect to acquisitions accounted for as pooling-of-interests.

(1) Per share data has been adjusted to reflect the 5% stock dividend distributed by BT on October 14, 1994, the 10% stock dividends distributed on October 22, 1996 and September 15, 1997 and the two-for-one stock split effected in the form of a stock dividend distributed on May 1, 1998. Additionally, per share data has been adjusted to reflect the 10% stock dividend paid on December 30, 1994 by the former Moxham Bank Corporation. Earnings per share data for periods prior to 1997 has been restated to reflect the adoption of SFAS No. 128 on December 31, 1997.

(2) Net interest income stated on a fully taxable equivalent basis divided by average earnings assets.

(3) The sum of shareholders' equity and the reserve for loan losses divided by the sum of total assets and the reserve for loan losses.

(4) Nonperforming loans include nonaccrual, restructured and loans 90 days or more past-due.

(5) Reflects the purchase acquisition of Huntington National Bank of Pennsylvania on December 14, 1995.

(6) Reflects the purchase acquisition of Armstrong County Trust Company on June 13, 1996.

(7) Reflects the purchase acquisition of three branch offices of National City Bank of Pennsylvania on June 6, 1997.

                                 FIRST PHILSON
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)



                                                               Years Ended December 31,
                                          ----------------------------------------------------------------
                                               1998         1997         1996         1995         1994
                                            -----------  -----------  -----------  -----------  -----------
                                                     (Dollars in thousands, except per share data)
                                                      -------------------------------------------
RESULTS OF OPERATIONS

Interest income                             $   14,995   $   14,541   $   14,059   $   13,646   $   12,380
Interest expense                                 5,864        5,839        5,989        6,217        5,207
                                            ----------   ----------   ----------   ----------   ----------
Net interest income                              9,131        8,702        8,070        7,429        7,173
Provision for loan losses                           44           20            -            -          118
                                            ----------   ----------   ----------   ----------   ----------
Net interest income after provision for
 loan losses                                     9,087        8,682        8,070        7,429        7,291

Other income                                     1,025        1,017          942          887        1,012
Other expenses                                   6,292        5,940        5,779        5,789        6,170
                                            ----------   ----------   ----------   ----------   ----------
Income before income taxes                       3,820        3,759        3,233        2,527        2,133
Provision for income taxes                       1,039        1,028          843          584          333
                                            ----------   ----------   ----------   ----------   ----------
Net income                                  $    2,781   $    2,731   $    2,390   $    1,943   $    1,800
                                            ==========   ==========   ==========   ==========   ==========

BALANCE SHEET DATA
(period end)
Total assets                                $  213,607   $  202,025   $  197,665   $  198,918   $  191,945
Loans, net of unearned interest                107,555      105,293      100,654       92,632       89,242
Investment securities                           89,244       77,631       79,281       88,142       86,770
Securities available for sale                   42,690       20,183          579            -            -
Securities held-to-maturity                     46,554       57,448       78,702       88,142       86,770
Total deposits                                 185,130      174,243      173,480      170,858      166,700
Funds borrowed                                     134        1,674          845          283          573
Total shareholders' equity                      25,589       23,471       21,199       19,334       17,783

PER SHARE DATA
Net income                                  $     1.60   $     1.57   $     1.37   $     1.12   $     1.03
Cash dividends declared                           0.49         0.38         0.31         0.22         0.05
Period-end book value                            14.69        13.47        12.17        11.10        10.21
Average shares outstanding                   1,742,400    1,742,400    1,742,400    1,742,400    1,742,400

FINANCIAL RATIOS
Return on average assets                          1.33%        1.35%        1.20%        0.99%        0.93%
Return on average shareholders' equity           11.24        12.17        11.76        10.44        10.57
Net yield on average  earning assets              4.81         4.75         4.50         4.21         4.14
Common stock dividend payout                     31.03        24.41        22.78        20.17         4.84
Average shareholders' equity to average
 assets                                          11.80        11.12        10.25         9.49         8.80

Primary capital ratio at period end              13.09        12.80        12.07        11.01        10.54
Net (charge-offs) recoveries  to average
 loans, net of unearned interest                 (0.04)       (0.30)        0.14         0.17         0.10

Nonperforming loans to total loans, net
 of unearned interest                             0.21         0.79         0.69         0.17         0.50

Reserve for loan losses to period-end
 loans, net of unearned interest                  2.54         2.59         3.00         3.11         3.06


All per share amounts have been restated to reflect a 4-to-1 stock split approved on August 19, 1997.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

          The following unaudited selected pro forma financial data combine BT Financial's results with First Philson's historical results, in each case as of or for the fiscal years ended December 31, 1998, 1997 and 1996. The unaudited pro forma condensed combined statements of income information gives effect to the merger as if it had occurred on January 1, 1996. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on the date of the information presented.

          See "Where You Can Find More Information" on page 64 and "Unaudited Pro Forma Condensed Combined Financial Information" on pages 67 to 70.

                                                       As of or for the year ended
                                                    ----------------------------------
                                                               December 31
                                                    ----------------------------------
                                                       1998        1997        1996
                                                    ----------  ----------  ----------
                                                    [millions, except per share data]
Pro Forma Condensed Combined Statement of Income
Total interest income and other income              $  153,687  $  144,087  $  137,063
Net Income                                              21,059      20,478      16,800
Net Income per common share:
       Basic                                              1.33        1.29        1.08
       Diluted                                            1.33        1.29        1.07
Cash dividends declared per common share                   .64         .56         .45
Pro Forma Condensed Combined Balance Sheet
Total assets (end of period)                        $1,915,908  $1,792,036  $1,699,748
Long term borrowings (end of period)                   100,031      14,335      17,210
Total stockholders' equity (end of period)             189,145     177,233     165,432

                           COMPARATIVE PER SHARE DATA

          The following table shows information about BT Financial's and First Philson's income per share, dividends per share and book value per share and similar information (which is called "pro forma" information). This information has been adjusted to reflect the 2-for-1 BT Financial Common Stock split effected in the form of a stock dividend distributed on May 1, 1998 and the stock dividends distributed on September 15, 1997 and October 22, 1996 and to reflect the 4-for-1 First Philson Common Stock split effected in the form of a stock dividend distributed on October 24, 1997. The pro forma information has been prepared on the basis of the 1.667 Exchange Ratio, and reflecting the "pooling of interests" method of accounting.

          Pro forma financial information is intended to show how the merger might have affected historical financial statements if the merger had been consummated at an earlier time. The corporations expect to incur reorganization and restructuring expenses as a result of combining the two companies. The corporations also anticipate that the merger will provide BT Financial with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma financial information, while helpful in illustrating the financial characteristics of BT Financial post-merger under one set of assumptions, doesn't attempt to predict or suggest future results.

          The information in the following table is based on the historical financial information present in BT Financial's and First Philson's Securities and Exchange Commission filings. These materials have been incorporated by reference. See "Where You Can Find More Information" on page 64.

            PRO FORMA AND PRO FORMA EQUIVALENT PER COMMON SHARE DATA
                                  (UNAUDITED)

                                                  Years Ended December 31,
                                                  ------------------------
                                                   1998     1997     1996
                                                  -------  -------  ------
EARNINGS PER SHARE:
BT Financial  (Historical):
 Earnings per share - Basic                        $ 1.41   $ 1.37  $ 1.13
 Earnings per share - Diluted                        1.41     1.37    1.13

Pro forma  - BT Financial and  First Philson :
 Earnings per share - Basic                          1.33     1.29    1.08
 Earnings per share - Diluted                        1.33     1.29    1.07

First Philson  (Historical):
 Earnings per share- Basic and Diluted               1.60     1.57    1.37

Pro forma equivalent - First Philson and
  BT Financial combined:
  Earnings per share - Basic                         2.22     2.15    1.80
  Earnings per share - Diluted                       2.22     2.15    1.78

BOOK VALUE PER SHARE:
BT Financial  (Historical)                         $12.60   $11.84  $11.11
Pro forma  - BT Financial and  First Philson        11.91    11.15   10.64

First Philson  (Historical)                         14.69    13.47   12.17
Pro forma equivalent - First Philson and
  BT Financial combined                             19.85    18.59   17.74

CASH DIVIDENDS DECLARED PER SHARE:
BT Financial  (Historical)                         $ 0.72   $ 0.63  $ 0.51
Pro forma  - BT Financial and  First Philson         0.64     0.56    0.45

First Philson  (Historical)                          0.49     0.38    0.31
Pro forma equivalent - First Philson and
  BT Financial combined                              1.07     0.93    0.75

                           COMPARATIVE MARKET PRICES

          BT Financial Common Stock is included for quotation on NASDAQ under the symbol "BTFC". First Philson Common Stock is listed on the AMEX under the symbol "FPB".

          The table below sets forth the reported high and low closing sales prices of BT Financial and First Philson Common Stock based on published financial sources and cash dividends declared and the range of high and low sale prices for the quarters indicated.

                  BT Financial              First Philson
                  Common Stock              Common Stock
            ========================  ========================
   1998      High    Low    Dividend   High    Low    Dividend
   ----     ===================================================
1st         $28.31  $24.70    $ 0.17  $29.25  $25.63     $0.12
 Quarter
2nd          30.75   25.00      0.18   26.38   23.00      0.12
 Quarter
3rd          28.25   22.00      0.18   26.63   21.75      0.12
 Quarter
4th          28.75   24.25      0.19   43.00   26.25      0.13
 Quarter

                  BT Financial              First Philson
                  Common Stock              Common Stock
            ========================  ========================
1997         High    Low    Dividend   High    Low    Dividend
----        ==================================================
1st         $19.89  $18.07    $ 0.15  $14.00  $13.50     $0.08
 Quarter
2nd          19.89   17.73      0.15   15.00   14.00      0.09
 Quarter
3rd          23.13   19.32      0.15   15.13   15.00      0.09
 Quarter
4th          25.75   21.66      0.17   29.00   15.50      0.12
 Quarter

          On March 1, 1999, there were 4,736 record holders of BT Financial Common Stock. On March 1, 1999, there were 648 record holders of First Philson Common Stock.

          BT Financial offers an Automatic Dividend Reinvestment Plan to provide a prompt, simple and expense-free way for shareholders to automatically reinvest cash dividends into additional shares of BT Financial Common Stock. Laurel Trust Company performs certain bookkeeping and administrative functions in
connection with the Plan.   Participants may add to their investment in BT
Financial Common Stock through voluntary additional cash deposits with the Administrator.

          The closing sales prices for BT Financial Common Stock set forth above has been retroactively adjusted to reflect the 10% stock dividend distributed on September 15, 1997 and the 2-for-1 stock split effected in the form of a stock dividend distributed on May 1, 1998. The closing sales prices for First

Philson Common Stock set forth above has been retroactively adjusted to reflect a 4-for-1 stock split effected in the form of a stock dividend distributed on October 24, 1997.

          Since the market price of BT Financial Common Stock is subject to fluctuation, the market value of the shares of BT Financial Common Stock that holders of shares of First Philson Common Stock will receive in the merger may increase or decrease prior to and after the merger.

          On December 9, 1998, the last full trading day prior to the execution and delivery of the letter of intent and the public announcement of the merger, the closing sales price per share of BT Financial Common Stock on NASDAQ as reported in The Wall Street Journal was $27.75 and the closing sales price per share of First Philson Common Stock on AMEX as reported in The Wall Street Journal was $32.75. The pro forma equivalent per share value of First Philson Common Stock was $[FP pro forma price] on such date. On [date prior to printing of proxy],the most recent practicable date prior to the printing of this Joint Proxy Statement-Prospectus, the closing sales price per share of BT Financial Common Stock on NASDAQ as reported in The Wall Street Journal was $[BT price prior to printing], and the closing price per share of First Philson Common Stock on the AMEX as reported in The Wall Street Journal was $[FP price prior to printing].

          BT FINANCIAL AND FIRST PHILSON SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BT FINANCIAL AND FIRST PHILSON COMMON STOCK PRIOR TO THE MEETING.

                                  THE MEETINGS

          BT Financial.   This Joint Proxy Statement-Prospectus is being
furnished to BT Financial shareholders in connection with the solicitation of proxies by the BT Financial Board for use at the Special Meeting to be held on [BT Meeting date] at [BT Meeting time] p.m. eastern time at 551 Main Street, Johnstown, Pennsylvania 15901 and at any adjournment or postponement thereof. This Joint Proxy Statement-Prospectus, the notice of the Special Meeting, and the enclosed proxy card are first being mailed to BT Financial shareholders on or about [BT Mailing Date].

          At the Special Meeting, BT Financial shareholders will consider and vote upon a proposal to adopt and approve the Merger Agreement and such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. The BT Financial Board voted to approve the Merger Agreement and the merger and recommends a vote by the shareholders FOR adoption and approval of the Merger Agreement.

          First Philson Annual Meeting. This Joint Proxy Statement-Prospectus is being mailed by First Philson to First Philson shareholders in connection with the solicitation of proxies by the First Philson Board for use at the Annual Meeting to be held on [FP Meeting Date] at [FP Meeting time] p.m. eastern time at 534 Main Street, Berlin, Pennsylvania 15530 and at any adjournment or
postponement thereof.   An additional Proxy Statement of First Philson is also
enclosed herewith which provides information associated with the election of three directors of First Philson. The Joint Proxy Statement-Prospectus, the notice of the Annual Meeting, the enclosed proxy card, as well as, the additional Proxy Statement for First Philson attached are first being mailed to First Philson shareholders on or about [FP Mailing Date].

          At the Annual Meeting, First Philson shareholders will consider and vote upon a proposal to adopt and approve the Merger Agreement, the election of three directors and such other business as may properly come before the Meeting or any adjournment or postponement thereof. The First Philson Board voted to approve the Merger Agreement and the merger and recommends a vote by the shareholders FOR adoption and approval of the Merger Agreement and FOR all three director nominees listed on the proxy card.


                     VOTING AT THE MEETINGS; RECORD DATES

          BT Financial. The BT Financial Board has fixed [BT Record Date], as the record date to determine the holders of record of shares of BT Financial Common Stock. Only holders of record of shares of BT Financial Common Stock at the close of business on that date are entitled to notice of and to vote at the Special Meeting. As of March 1, 1999, there were 12,985,272 shares of BT Financial Common Stock outstanding held by 4,736 holders of record. Each holder of record of shares of BT Financial Common Stock as of the record date is entitled to cast one vote per share at the Special Meeting.

          There must be a quorum present at the Special Meeting to vote on the Merger Agreement. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of BT Financial Common Stock
entitled to vote at the Meeting constitutes a quorum.   To approve the Merger
Agreement, the holders of a majority of the votes cast at BT Financial's Special Meeting must vote in favor of the merger. If a shareholder abstains in person or by proxy, or a shareholder fails to vote, it will have the effect of a vote against the Merger Agreement.

          Each director and executive officer of BT Financial who owns shares of BT Financial Common Stock has advised BT Financial that he or she intends to vote or direct the vote of all shares of BT Financial Common Stock over which he or she has voting control FOR adoption and approval of the Merger Agreement. As of February 19, 1999, the directors and executive officers of BT Financial were the beneficial owners of 777,714 shares or approximately 5.99%, of the outstanding shares of BT Financial Common Stock. If all shares of BT Financial Common Stock are present at the Meeting and the directors and executive officers of BT Financial all vote as they have stated that they intend to vote, the affirmative vote of an additional 5,714,923 shares (or 44.01%) of the BT Financial Common Stock would be necessary to adopt and approve the Merger Agreement.

          First Philson. The First Philson Board has fixed [FP Record Date], as the record date to determine the holders of record of shares of First Philson Common Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of First Philson Common Stock at the close of business on that date are entitled to notice of and to vote at the Meeting. As of [FP Record Date], there were 1,742,400 shares of First Philson Common Stock outstanding held by 648 holders of record. Each holder of record of shares of First Philson Common Stock as of the record date is entitled to cast one vote per share exercisable in person or by properly executed proxy, on the proposal to adopt and approve the Merger Agreement, the election of three directors and any other matters properly submitted for a vote of the Shareholders at the Meeting. There are no cumulative voting rights for the election of directors. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Philson Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of at least a majority of the shares of First Philson Common Stock outstanding is required to adopt and approve the Merger Agreement. An abstention, whether done in person or by proxy, or a failure to vote will have the effect of a vote against the Merger Agreement. A plurality of votes cast at the meeting is necessary to elect directors. A vote to "WITHHOLD AUTHORITY" will have no legal effect on the election of directors.

          Each director and executive officer of First Philson who owns shares of First Philson Common Stock, with the exception of Messrs. Tom Croner and Gary Sterner, has advised First Philson that he or she intends to vote or direct the vote of all shares of First Philson Common Stock over which he or she has voting control FOR adoption and approval of the Merger Agreement. As of March 31, 1999, the directors and executive officers of First Philson, excluding shares owned by Messrs. Croner and Sterner, were the beneficial owners of 413,116 shares or approximately 23.71%, of the outstanding shares of First Philson Common Stock. If all shares of First Philson Common Stock are present at the Meeting and the directors and executive officers of First Philson all vote as they have stated that they intend to vote, the affirmative vote of only an additional 458,085 shares (or 26.29%) of the First Philson Common Stock would be necessary to adopt and approve the Merger Agreement.


                                    PROXIES

          BT Financial. The accompanying form of proxy is for use at the BT Financial Special Meeting if a shareholder is unable or unwilling to attend the Special Meeting. The proxy may be revoked by a BT Financial shareholder at any time before it is exercised, by (i) filing with the Secretary of BT Financial, before the taking of the vote at the Special Meeting of the corporation, a written notice of revocation bearing a later date than the proxy card, (ii) duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of BT Financial before the taking of the vote at the BT Financial Special Meeting or (iii) attending the Special Meeting and giving the Secretary of BT Financial a written notice of revocation bearing a later date than the proxy card, before the taking of the vote at the BT Financial Special Meeting. Attendance at the BT Financial Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy from a BT Financial shareholder should be sent so as to be delivered to BT Financial Corporation, 551 Main Street, Johnstown, Pennsylvania 15901, Attention: Secretary, or hand delivered to the Secretary of BT Financial, before the taking of the vote at the Special Meeting.

          All shares of BT Financial Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked as of such time, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on any proxies solicited by the BT Financial Board which are received prior to or at the Special Meeting, those proxies will be voted FOR adoption and approval of the Merger Agreement.

          It is not anticipated that any matter other than the proposal to adopt and approve the Merger Agreement will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

          BT Financial shareholders are urged to mark, date, sign and return promptly the enclosed proxy card in the accompanying postage-paid envelope, even if they are planning to attend the meeting. All properly executed proxies received prior to or at the meeting will be voted with respect to the matter identified on the proxy cards in accordance with any instructions thereon and, if no instructions are given, will be voted for adoption and approval of the Merger Agreement.

          BT Financial will bear the cost of the solicitation of proxies from BT Financial shareholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of each corporation from the shareholders of each corporation in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with that solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by those custodians, nominees and fiduciaries, and BT Financial will reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

          First Philson. The accompanying form of proxy is for use at the First Philson Annual Meeting if a shareholder is unable or unwilling to attend the Annual Meeting. The proxy may be revoked by a First Philson shareholder at any time before it is exercised, by (i) filing with the Secretary of First Philson, before the taking of the vote at the First Philson Annual Meeting, a written notice of revocation bearing a later date than the proxy card, (ii) duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of First Philson before the taking of the vote at the First Philson Annual Meeting or (iii) attending the First Philson Annual Meeting and giving the Secretary of First Philson a written notice of revocation bearing a later date than the proxy card, before the taking of the vote at the First Philson Annual Meeting. Attendance at the First Philson Annual Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy from a First Philson shareholder should be sent so as to be delivered to First Philson Financial Corporation, 534 Main Street, Berlin, Pennsylvania 15530, Attention: Secretary, or hand delivered to the Secretary of First Philson, before the taking of the vote at the Annual Meeting.

          All shares of First Philson Common Stock which are entitled to vote and are represented at the First Philson Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked as of such time, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on any proxies solicited by the First Philson's Board which are received prior to or at the First Philson Annual Meeting, those proxies will be voted FOR adoption and approval of the Merger Agreement. In addition, shareholders of First Philson will be asked to vote on the election of three (3) directors. Proxies will be voted in accordance with the instructions therein. If there are no instructions indicated, they will be voted in favor of the election of the three persons nominated by the First Philson Board of Directors. See the enclosed additional Proxy Statement for information regarding the election of First Philson directors.

          It is not anticipated that any matter other than the proposal to adopt and approve the Merger Agreement and the election of three directors will be brought before the Annual Meeting. If any other matter is properly presented at the Annual Meeting for consideration, including, among other things, a motion to adjourn the Annual Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

          First Philson shareholders are urged to mark, date, sign and return promptly the enclosed proxy card in the accompanying postage-paid envelope, even if they are planning to attend the meeting. All properly executed proxies received prior to or at the Annual Meeting will be voted with respect to the matters identified on the proxy cards in accordance with any instructions thereon and, if no instructions are given, will be voted for adoption and approval of the Merger Agreement, and for the election as directors of the three persons nominated by the First Philson Board of Directors.

          First Philson will bear the cost of the solicitation of proxies from First Philson shareholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of each corporation from the shareholders of each corporation in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with that solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by those custodians, nominees and fiduciaries, and First Philson will reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

          First Philson shareholders should not send any stock certificates with their proxy cards.


                                   THE MERGER

Background of the Merger

          The past decade has been a period of rapid change in the banking industry in general, and especially for the banking industry in Pennsylvania. This period has been characterized by accelerated consolidation throughout the United States and in Pennsylvania, and by intensified competition from domestic and foreign banks and from non-bank financial services organizations. This period also has been characterized by increasing requirements for investments in technology in order to meet customer needs on an efficient, competitive basis.

          Part of BT Financial's long-term strategic plan has been to acquire existing banks, savings and loan associations, savings banks and branches thereof in areas adjacent to the geographical areas that Laurel Bank and Laurel Trust Company currently serve. In connection with this strategic plan, BT Financial periodically reviews possible candidates for acquisition.

          The Board of Directors of First Philson has continually reviewed the strategic alternatives for maximizing shareholder value.

          From October, 1993 through October, 1997, John H. Anderson, Chairman and Chief Executive Officer of BT Financial had isolated contacts with George W. Hay, President and Chief Executive Officer of First Philson, and other First Philson executives and board members where the possibility of a business combination was discussed in general terms. As a result of those contacts, in September, 1998, Mr. Hay invited Mr. Anderson to make a specific business combination proposal to First Philson's Board of Directors.

          On September 24, 1998, after receiving authorization from the BT Financial Board of Directors, Mr. Anderson submitted a proposal to First Philson's Board of Directors outlining a merger transaction between the two corporations. Under the proposal, First Philson shareholders would receive 1.667 shares of BT Financial Common Stock with a value of approximately $45.00 per share based on the market value of BT Financial's Common Stock at that time. The current annual dividend rate on the shares First Philson shareholders would receive is $1.20 per First Philson share of Common Stock compared with a current annual dividend rate of $0.495 per share. First Philson's Board of Directors did not accept the first proposal and it subsequently expired on October 15, 1998. On October 22, 1998, Mr. Anderson submitted a second proposal, with the same terms as the first proposal but with a later expiration date of November 16, 1998. First Philson's Board of Directors considered BT Financial's second proposal and requested that BT Financial extend the proposal expiration date for the express purpose of allowing First Philson to solicit other competing offers. BT Financial extended the expiration date to December 11, 1998. During this time, First Philson solicited offers from other financial institutions. Two other financial institutions Omega Financial Corporation and Susquehanna Bancshares, Inc. made offers to acquire First Philson. Neither offer equaled BT Financial's. After further discussions with Mr. Anderson, on December 9, 1998, First Philson's Board accepted the second BT Financial proposal which contained the same terms as the first proposal letter. On December 10, 1998, BT Financial and First Philson publicly announced their intention to merge.

          After December 10, 1998, BT Financial and First Philson negotiated the terms of the definitive Merger Agreement, which was signed on February 23, 1999.

          In negotiating the consideration for the merger, BT Financial was interested in:

          . using BT Financial Common Stock to allow both a tax free reorganization and pooling of interests; and

          . pricing that would be accretive to earnings taking into account the cost savings that would be derived from the combination.

          First Philson was interested in:

          . a fair price, including a premium over current market price reflecting a change in control;

          .    a tax free transaction; and

          . receiving a marketable security that offered greater liquidity than First Philson Common Stock.


                   REASONS FOR THE MERGER; RECOMMENDATION OF
                            THE BOARDS OF DIRECTORS

BT Financial

          The Board of Directors of BT Financial has approved the Merger Agreement and has determined that the merger is fair to, and in the best interests of, BT Financial and its shareholders. In reaching its determination, the BT Financial Board of Directors considered a number of factors, including the following:

          1. The merger will result in a combined entity which has increased financial, managerial, technological and other resources and will be better able to meet increased competition and to profit from the opportunities resulting from the changing legal and regulatory environment facing banks and bank holding companies;

          2. The merger will result in a combined entity which will be in a position to provide new services or expand into additional markets and to offer existing services with increased efficiency. The merger is expected to result in significant opportunities to generate additional revenue through providing services and products to First Philson's existing customer base, which First Philson does not currently offer;

          3. Although no assurances can be given that any specific level of expense savings will be achieved or as to the timing thereof, BT Financial has identified potential annual pre-tax savings expected to be achieved after the merger by consolidating certain operations, facilities and business lines and eliminating redundant costs. The merger is expected to generate certain cost savings which will materially contribute to BT Financial's profitability, resulting in the transaction becoming accretive to earnings per share in 2000;

          4. The merger will expand BT Financial's customer base and increase the presence of BT Financial in Somerset and Fayette counties;

          5. The merger will enhance the talent and experience of BT Financial's personnel operating within Somerset and Fayette counties through the retention of certain key people of First Philson, including George W. Hay, President and Chief Executive Officer of First Philson;

          6. The merger could be accounted for on a pooling of interests basis;

          7. The anticipated tax-free nature of the merger (see "Certain Material Federal Income Tax Consequences" on page 35);

          8. A favorable due diligence review of First Philson's operations, financial records, capital position and legal matters conducted by BT Financial's employees, financial advisor and attorneys;

          9. Berwind Financial, L.P.'s opinion that, as of the date of this Joint Proxy Statement-Prospectus, the exchange ratio was fair to BT Financial's shareholders from a financial point of view.

          The BT Financial Board of Directors did not formally attach any weight to the foregoing factors, but the foregoing list is generally in order of importance.

First Philson

          The Board of Directors of First Philson has approved the Merger Agreement and has determined that the merger is fair to, and in the best interests of, First Philson and its shareholders. The Board of Directors therefore recommends that shareholders vote FOR adoption and approval of the Merger Agreement. The First Philson Board of Directors believes that the merger will enable the shareholders to realize significant value when compared to the value of First Philson Common Stock if the merger does not occur.

          In reaching its determination that the Merger Agreement is fair to, and in the best interests of, First Philson and the shareholders, the First Philson Board of Directors considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

            1. The First Philson Board of Director's familiarity with and review of First Philson's business, financial condition, results of operation, and prospects, including, but not limited to, its potential growth, development, productivity and profitability;

            2. A detailed study of the financial impact of the merger on First
               Philson's shareholders which confirmed, based on the price of BT Financial Common Stock and First Philson Common Stock as of December 9, 1998, the day before the merger was announced publicly: (i) a 41% premium to the market price of First Philson's stock (ii) a price over 300% of First Philson's fully diluted book value, as of September 30, 1998, (iii) a multiple of
               29.5 times First Philson's net income as of September 30, 1998, and (iv) a projected dividend increase from $0.495 per share to $1.20 per share on an annualized basis. Furthermore, respectively, of the pro forma combined company as of September 30, 1998. First Philson shareholders would own approximately 19% of the outstanding shares after its merger while contributing 11.3% of the total assets, 14.1% of the shareholders' equity and 13.5% of net income. Finally, former First Philson shareholders will be eligible to participate in BT Financial's Automatic Dividend Reinvestment Plan and will also become participants in the BT Financial Shareholder Rights Plan;

            3. In response to BT Financial's initial proposal, the First Philson
               Board of Directors instructed management to seek additional offers to buy First Philson. This was done, and no other offer received was even close to BT Financial's in terms of financial return;

            4. The anticipated tax-free exchange of First Philson Common Stock for BT Financial Common Stock in the merger (see "Certain Material Federal Income Tax Consequences" on page 35);

            5. The current and prospective environment in which First Philson operates, including national, state and local economic conditions, First Philson's competitive environment, the increased regulatory burdens on financial institutions generally, the trend towards consolidation in the financial services industry in general and among financial institutions in Pennsylvania and the likely effect of the foregoing factors on First Philson's potential growth, development, productivity and profitability;

            6. The business, financial condition, results of operation, market valuations and acquisition history of BT Financial and the opportunity for the shareholders to participate in any future growth of BT Financial by obtaining BT Financial Common Stock in the merger;

            7. An in depth due diligence review of BT Financial's operations, financial records, capital position and legal matters conducted by First Philson employees, financial advisor and attorneys;

            8. BT Financial's intention to offer all employees of First Philson and its subsidiaries with more than 15 years service, employment for at least one year and its agreement to pay severance benefits to other employees, including Messrs. Hay and Deskevich;

            9. A comparison of the products and services provided by First
               Philson and BT Financial, as well as the costs associated with and relative level of resources available to First Philson and BT Financial, respectively, to maintain and provide future enhancements to, and develop new products and services within its markets;

           10. The increase in cash dividends, net income per share and book value per share that First Philson's shareholders will receive as a result of the receipt of BT Financial's Common Stock in the merger.

           11. The condition in the Merger Agreement that permits First Philson to terminate the Merger Agreement if it does not receive an opinion from its financial advisor, in form and content satisfactory to First Philson, to the effect that the merger is fair, from a financial point of view to the shareholders. This opinion has been received and is attached hereto as Annex D.

         In addition, the First Philson Board is of the opinion that the merger will result in a combined entity which has increased financial, managerial, technological and other resources and will be better able to meet increased competition and to profit from the opportunities resulting from the changing legal and regulatory environment facing banks and bank holding companies.

         The First Philson Board of Directors did not formally attach any weight to the factors, but the foregoing list is generally in order of importance.

Opposition to the Merger

         The following two statements are provided by Messrs. Croner and Sterner, directors of First Philson who oppose the merger, detailing each individual's reasons for voting against the merger.


         Tom Croner

         I oppose the merger of First Philson Financial Corporation into BT Financial Corporation for the following reasons:

         I have always believed in the philosophy of First Philson's management and board. "Preserving tradition and securing a future." We have always stated this as our motto. Along with our mission of "Best in customer service from friendly knowledgeable people." I believe and wholeheartedly supported that philosophy. First Philson has been operating under a strategic plan developed in 1997 that did not include the sale of the bank. In fact, we addressed that issue specifically and determined that we were community bankers and were going to remain community bankers. However, it is my opinion some board members never could accept that direction and continued to work to encourage an offer from BT Financial. Each time the offer is raised the issue surfaces providing further distraction to the board, management, and employees. A number of employees have already left the bank and others are circulating their resumes. Customers are seeking other banks that are perceived to have the community banking philosophy.

         To my knowledge, all aspects of the 1997 strategic plan have been met, in a period of time less than the scope of the plan itself. We met in September of 1998 to update the plan in an effort to make an informed rational decision which option to recommend to the shareholders. As of November, the board was told the strategic plan was to be completed and then presented to the board. However, the staff of First Philson was told not to complete the survey soliciting their input. In my opinion, this is a breach of "The duty of trust" between the board and management. I feel we are taking a path inconsistent with our strategic plan. Although the enhancement of shareholder value is an important concern it is not the only concern a director must consider. We have an obligation to the employees and the customers. Only some of the employees will be guaranteed employment for one year. Many of those will have to travel greater distance or relocate. The customers will have to deal with a different operating philosophy, and in some cases even different offices. This may eventually exclude some customers of service altogether. BT's stated goal of maximizing shareholder value by continually seeking offers to buy, does not give customers and employees much comfort that the local management will continue to prevail. With management and the board representation coming directly from our marketing area, we have been able to keep in close touch with our customer concerns. Many customers have tolerated our rates because of the level of service we provide. BT does not have a good reputation for service in our market area.

         Recognizing my obligation to the shareholders I support their opportunity to choose which choice to make. However, the shareholders do not know that we have a plan to carry the bank into the next millennium led by an extremely competent, experienced management team. I fear they will never be told. To me the choice is quite simple. Do the shareholders choose to maximize their financial gain by merging with BT Financial, or do the shareholders choose to preserve the community banking culture and heritage, with returns similar to past performance of First Philson.

         Hopefully this better articulates my position on this issue.

                              Sincerely,
                              Tom Croner


         Gary W. Sterner

         Reasons for non-support of BT buyout offer:
                                       ------

         1. First Philson had profitable and steady growth in the past, and, with the fulfillment of its strategic plan, that will continue. This institution is clean and solid, in both its loan and investment portfolios. It enjoys the blessings of all regulatory bodies. We don't have to be afraid of the future. Inspired businesses will always do a better job for their shareholders than their larger, more awkward competition.

     2. There is shareholder advantage to keeping ownership within sight and communication. With this sellout, individual shareholder percent of ownership will be minuscule, and control of it will not only be transferred to Johnstown but may soon be in New York City, Boston, Cleveland, or Charlotte.

Response of First Philson Management

         The following is provided by First Philson's Board of Directors (Messrs. Lewis W. Berkley, Richard P. Bulow, Gregory A. Croner, James E. Croner, Theodore Deskevich, George W. Hay, George R. Shafer, Earl K. Wahl, Jr. and H. Dean White) in response to Messrs. Croner and Sterner's statements.

         . It is the opinion of management and the Board of Directors that the merger will permit us to offer additional services to our customers while still remaining a community bank, albeit a larger one. All banks are being challenged to provide more and more services at lower and lower costs. A strategic merger with a larger institution in our market area is a good way to provide the additional services, such as Trust and Asset Management, that future banking will require.

         . As to the matter of employees circulating their resumes, we have not detected any loss of employees in excess of normal turnover in the three months since the merger announcement. The Merger Agreement provides employment for essentially all of the current employees of the bank. For many of our employees, the merger will provide additional opportunities for career advancement that are not often available in a smaller institution.

         . We are not aware of any widespread dissatisfaction by the community-at-large with the services of BT Financial. We have been competitors of BT Financial for many years and would never have considered a merger with them if we had any facts to believe that our customers were not going to receive comparable service as they experienced in the past.

         . A strategic plan is a course of action developed jointly by management and the Board of Directors to serve as a guide for management in planning the future direction of the institution. It is under a constant state of development and is, in fact, updated every time the Board of Directors adopts a course of action either contemplated by the plan, or contrary to it. The Board of Directors believes that management has done an outstanding job, both in developing and implementing the strategic plan, and firmly believes there has been no breach of the duty of trust and care.

         . As in any merger, emphasis must be placed on the benefits to be received by Shareholders. As set forth in this Prospectus/Proxy Statement, First Philson Shareholders will receive a considerably enhanced dividend return, a wider market for stock and greater possibilities for future profitable combination of BT Financial with another entity.

         . First Philson's Strategic Plan is silent regarding the merger of the bank. The discussions regarding the bank's independence are conditioned upon no significant changes in the condition of the bank or its markets. An unsolicited offer of $45.00 per share for the outstanding stock of First Philson, when it was selling on the open market at $22.00, was deemed by the Board of Directors to be significant enough to warrant allowing all of the shareholders to exercise their right to vote on the merger. In fact, failure to present such an offer quite possibly could be determined to be a breach of duty. If dividends remain at the current level, the proposed merger will result in an increase of 142% in the annual dividends. The Board of Directors feels that they have seriously considered the primary aspect of the strategic plan "Enhance Shareholder Value."


         . First Philson Financial Corporation is itself the product of a merger between the First Philson National Bank and the National Bank of Western Pennsylvania. We believe a good case could be made that the shareholders, customers and employees have all been better served as the result of that merger. It is the opinion of the majority of the Board of Directors that a vote of more than 50% of the 1,742,400 outstanding shares of stock in favor of a merger with BT Financial will be the proper course of action. The Board of

            Directors and management encourage the shareholders to vote in favor of the merger. It will be difficult to enhance shareholder value, to the extent outlined above, in the foreseeable future without the merger.


       /s/ Lewis W. Berkley   /s/ James E. Croner      /s/ George R. Shafer
       /s/ Richard P. Bulow   /s/ Theodore Dreskevich  /s/ Earl K. Wahl, Jr.
       /s/ Gregory A. Croner  /s/ George W. Hay        /s/ H. Dean White

Opinions of Financial Advisors

         BT Financial. BT Financial retained Berwind Financial, L.P. to act as its financial advisor and render a fairness opinion in connection with the merger. Berwind rendered its opinion to the Board of Directors of BT Financial that, based upon and subject to the various considerations set forth therein, as of, February 23, 1999 (the "February Opinion"), and as of [Mailing Date of Proxy] (the "Proxy Opinion"), the exchange ratio is fair, from a financial point of view, to the holders of BT Financial Common Stock.

         The full text of Berwind's Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this Joint Proxy Statement-Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement-Prospectus. The summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Annex C to this Joint Proxy Statement-Prospectus.

         Berwind was selected to act as BT Financial's financial advisor in connection with the merger based upon its qualifications, expertise, reputation and experience. Berwind has regularly acted as financial advisor to BT Financial in connection with prior acquisition transactions. Berwind has knowledge of, and experience with, Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by BT Financial because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

         On February 23, 1999, BT Financial executed the Merger Agreement in accordance with Board approval. Prior to such approval, Berwind delivered its February Opinion to BT Financial's Board stating that, as of such date, the exchange ratio pursuant to the Merger Agreement was fair to the shareholders of BT Financial from a financial point of view. Berwind reached the same opinion as of the date of the Proxy Opinion. The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex C to this Joint Proxy Statement-Prospectus. No limitations were imposed by BT Financial's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the February Opinion or the Proxy Opinion.

         In rendering the Proxy Opinion, Berwind, among other things:

         . reviewed the historical financial performances, current financial positions and general prospects of BT Financial and First Philson and reviewed certain internal financial analyses and forecasts prepared by the management of BT Financial and First Philson;

         .  reviewed the Merger Agreement;

         . reviewed and analyzed the stock market performance of BT Financial and First Philson;

         . studied and analyzed the consolidated financial and operating data of BT Financial and First Philson;

         . considered the terms and conditions of the proposed merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions;

         . met and/or communicated with certain members of BT Financial's and First Philson's senior management to discuss their respective operations, historical financial statements, and future prospects;

         .  reviewed the Joint Proxy Statement-Prospectus;

         . compared the financial performance of BT Financial and First Philson and the prices and trading activity of BT Financial Common Stock with certain other comparable bank holding companies and their securities;

         . discussed the strategic objectives of the merger and plans for the combined company with senior executives of BT Financial and First Philson, including estimates of the cost savings and other synergies projected by BT Financial for the combined company;

         . participated in discussions and negotiations among representatives of BT Financial and First Philson and their financial and legal advisors;

         .  reviewed the Merger Agreement and certain related documents; and

         . conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

          In delivering its February Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction would be imposed on First Philson or BT Financial that would have a material adverse effect on the contemplated benefits of the merger. Berwind also assumed that there would be no change in applicable law or regulation that would cause a material adverse change on the contemplated benefits of the merger.

          Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to BT Financial's and First Philson's financial forecasts and other information reviewed by Berwind in rendering its opinions, Berwind assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of BT Financial and First Philson as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of BT Financial or First Philson nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of BT Financial and First Philson were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Berwind did not review credit files of either BT Financial or First Philson.

          The following is a summary of selected analyses prepared by Berwind and presented to BT Financial's Board in connection with the February Opinion and analyzed by Berwind in connection with the February Opinion and Proxy Opinion. In connection with delivering the Proxy Opinion, Berwind updated certain analyses to reflect current market conditions and events occurring since the date of the February Opinion. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the February Opinion.

          Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial, operating and stock market data for BT Financial with those of a peer group of selected publicly traded banks and bank holding companies with total assets between $1 billion and $3.5 billion, as of the most recent financial period publicly available, headquartered in Pennsylvania, Maryland,

Ohio or West Virginia. Financial, operating and stock market data, ratios and multiples compared in the analysis of the BT Financial peer group included but were not limited to:

          . return on average assets,

          . return on average shareholders' equity,

          . shareholders' equity to asset ratios,

          . certain asset quality ratios,

          . price to book value,

          . price to tangible book value,

          . price to earnings (latest twelve months, estimated 1999 and 2000), and

          . dividend yield.

          Berwind also compared selected financial and operating data for First Philson with those of a peer group of selected publicly traded banks and bank holding companies with total assets between $150 million and $275 million, as of the most recent period publicly available, headquartered in Pennsylvania. Financial data and operating ratios compared in the analysis of the First Philson peer group included but were not limited to:

          . return on average assets,

          . return on average shareholders' equity,

          . shareholders' equity to assets ratio, and

          . certain asset quality ratios.

          Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced during the twelve months preceding the date of the Proxy Opinion, in which the selling institution's assets were between $150 million and $500 million as of the most recent period publicly available prior to announcement. Berwind compared transactions located throughout the country and analyzed those transactions in four groups:

          . a national group,

          . a regional group,

          . a recently announced group, and

          . a performance group.

          The national group included bank institution transactions throughout the United States; the regional group included transactions involving bank institutions in which the acquired company was located in Pennsylvania, West Virginia, Ohio, New Jersey or Virginia; the recently announced group consisted of transactions announced during the three months preceding the date of the Proxy Opinion; and the performance group included transactions involving banking institutions in which the acquired company had shareholders' equity as a percentage of assets greater than 10.00% and a return on shareholders' equity greater than 11.00% as of the most recent period publicly available prior to the date of announcement.

          No company or transaction, however, used in this analysis is identical to BT Financial, First Philson or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

          Pro Forma Contribution Analysis. Berwind analyzed the contribution of each of First Philson and BT Financial of selected balance sheet and income statement items to the pro forma combined company as if the merger had been consummated as of the most recent quarter publicly available prior to the Proxy Opinion. The analysis demonstrated, among other factors, First Philson's and BT Financial's contribution to total assets, total loans, total loan loss reserves, total deposits, total shareholders' equity and total net income of the pro forma company. Berwind did not consider estimated cost savings and earnings improvements from the merger in this analysis.

          Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind relied principally on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinions. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond BT Financial's and First Philson's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

          None of the analyses or factors considered by Berwind was assigned any greater weighting by Berwind than any other analysis. Although the foregoing summary describes the material provisions of the analyses conducted by Berwind in connection with the delivery of the February Opinion and Proxy Opinion, it does not purport to be a complete description of all the analyses performed by Berwind and is qualified by reference to the written opinion of Berwind set forth in Annex C. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the exchange ratio is fair to the shareholders of BT Financial from a financial point of view.

          Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed and could be evaluated as of the date the Proxy Opinion was delivered; events occurring after the date of the Proxy Opinion could materially affect the assumptions used in preparing the Proxy Opinion. Berwind has not undertaken to reaffirm or revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

          Pursuant to the terms of the engagement letter dated January 6, 1999, BT Financial has paid Berwind $50,000 for serving as financial advisor. BT Financial has also agreed to pay Berwind a $100,000 contingent fee payable only upon completion of the merger for acting as financial advisor and delivering the February Opinion and Proxy Opinion. Whether or not the merger is consummated, BT Financial has also agreed to reimburse Berwind for all reasonable out-of-pocket expenses incurred with the services provided by Berwind, and to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

          The full text of the Proxy Opinion of Berwind dated as of the date of this Joint Proxy Statement-Prospectus, which sets forth the assumptions made, matters considered and limitations of the review undertaken is attached hereto as Annex C. BT Financial's shareholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to BT Financial, is for the information of the board of directors and shareholders of BT Financial, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of BT Financial Common Stock as to how such holder should vote at the special meeting.

          The foregoing provides only a summary of the Proxy Opinion of Berwind and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex C to this Joint Proxy Statement-Prospectus.

          First Philson. Pursuant to the engagement letter dated December 16, 1998 (the "Hopper Soliday Engagement Letter"), the First Philson Board retained Hopper Soliday to render financial advisory and investment banking services to First Philson in connection with the sale of First Philson to BT Financial. Hopper Soliday has no other material relationship with First Philson or BT Financial.

          Hopper Soliday is a regional investment banking firm and as a customary part of its investment banking business is engaged in the valuation of bank and bank holding company securities in connection with mergers, acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As a specialist in the securities of financial institutions, Hopper Soliday has experience in, and knowledge of, the valuation of banking enterprises. The First Philson Board selected Hopper Soliday on the basis of Hopper Soliday's ability to evaluate the fairness of the Merger from a financial point of view, its qualifications, its previous experience and its reputation in the banking and investment communities. Hopper Soliday has acted exclusively for the First Philson Board in rendering its fairness opinion and will receive a fee from First Philson for its services.

          Hopper Soliday has rendered a written opinion to the First Philson Board, dated as of the date of this Joint Proxy Statement-Prospectus (the "Hopper Soliday Opinion"), to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the shareholders of First Philson. The full text of the Hopper Soliday Opinion is attached as Annex D to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. First Philson shareholders are urged to read the Hopper Soliday Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hopper Soliday in connection therewith. The following summary of the Hopper Soliday Opinion is qualified in its entirety by reference to the full text of the Hopper Soliday Opinion. The Merger Consideration was determined by negotiation between BT Financial and First Philson and was not determined by Hopper Soliday. See Background of the Merger on page 20.

          The Hopper Soliday Opinion is directed only to the Merger Consideration and does not constitute a recommendation to any First Philson shareholder as to how such shareholder should vote at the Special Meeting.

          In rendering its opinion, Hopper Soliday reviewed, among other things:
i) First Philson's Annual Reports and related financial information for years ended December 31, 1994 through December 31, 1997 and First Philson's Quarterly Reports on Form 10-Q for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; ii) BT Financial's Annual Reports on Form 10-K and related financial information for years ended December 31, 1994 through December 31, 1997 and Quarterly Reports on Form 10-Q for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; iii) certain information concerning the respective businesses, operations, regulatory condition and prospects of BT Financial and First Philson, including financial forecasts, relating to the business, earnings, assets and prospects of BT Financial and First Philson, furnished to Hopper Soliday by BT Financial and First Philson, which Hopper Soliday discussed with members of senior management of BT Financial and First Philson; iv) historical market prices and trading activity for the BT Financial Common Stock and First Philson Common Stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant; v) the results of operations of BT Financial and First Philson and similar data for certain companies which Hopper Soliday deemed to be relevant; vi) the financial terms of the Merger contemplated by the Agreement and Plan of Reorganization and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant; vii) the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of BT Financial; viii) the Agreement and Plan of Reorganization; and ix) such other matters as Hopper Soliday deemed necessary. Hopper Soliday also met with certain members of senior management and other representatives of BT Financial and First Philson to discuss the foregoing as well as other matters Hopper Soliday deemed relevant. Hopper Soliday also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hopper Soliday's opinions are necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Hopper Soliday through the respective dates thereof.

          Hopper Soliday relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to the financial forecasts reviewed by Hopper Soliday in rendering its Opinion, Hopper Soliday assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First Philson and BT Financial as to the future financial performance of First Philson and BT Financial. Hopper Soliday did not make any independent evaluation or appraisals of the assets or liabilities of BT Financial nor was it furnished with any such appraisals. Hopper Soliday also assumed, without independent verification, that the aggregate allowances for loan losses for First Philson and BT Financial were adequate.

          The summary set forth below does not purport to be a complete description of the analyses performed by Hopper Soliday in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Hopper Soliday believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Hopper Soliday was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond First Philson's or BT Financial's control. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

          Transaction Summary. Hopper Soliday reviewed with the First Philson Board the key financial terms of the proposed merger, including the expected method of accounting, the Exchange Ratio, the share price of BT Financial as of December 9, 1998, the resulting indicated value per share of First Philson Common Stock of the Merger and the resulting indicated aggregate consideration to be paid in the Merger. The proposed method of accounting for the Merger was a pooling-of-interests in a tax-free exchange. The indicated value was $46.26 per share of BT Financial Common Stock, determined by multiplying the Exchange Ratio by the closing price on the Nasdaq National Market of BT Financial Common Stock on December 9, 1998. The indicated aggregate consideration to be paid in the merger was $80.6 million based on 1,742,400 fully diluted shares of First Philson Common Stock outstanding. Hopper Soliday noted that the value of the Merger Consideration represented a 41% premium to First Philson's market price of $32.75 per share on December 9, 1998. Hopper Soliday also noted that the $46.26 per share value represented 319% of First Philson's fully-diluted book value per share as of September 30, 1998 and a multiple of 29.5 times First Philson's net income for the trailing twelve months ended September 30, 1998.

          Contribution Analysis. Hopper Soliday reviewed the contribution made by each of First Philson and BT Financial to various balance sheet items and net income of the combined company at the proposed Exchange Ratio based on balance sheet data at September 30, 1998 and trailing twelve months earnings as of September 30, 1998. This analysis showed that First Philson shareholders would own approximately 18.9% of the aggregate shares outstanding of the combined company and that First Philson was contributing 11.3% of total assets, 8.1% of total loans, 12.1% of total deposits, 14.1% of shareholders' equity and 13.5% of net income, respectively, of the pro forma combined company as of September 30, 1998.

          Summary Comparison of Selected Institutions - First Philson. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of December 9, 1998 for First Philson and market data as of December 14, 1998 for a group of Pennsylvania banks and bank holding companies consisting of nine institutions with total assets between $210 million and $399 million (the "First

Philson Peer Group"). The analysis included, but was not limited to, the following ratios: loans/deposits, equity/assets, non-performing assets/total assets, allowance for loan losses/ non-performing assets, net interest margin, efficiency ratio, return on average assets, return on average equity, price/earnings, price/book and dividend yield. The analysis showed that: i) First Philson's loans/deposits ratio was 56.8% versus a First Philson Peer Group median of 74.1%; ii) First Philson's equity/assets ratio was 11.83% versus a First Philson Peer Group median of 11.06%; iii) First Philson's ratio of non-performing assets to total assets was 0.23% versus a First Philson Peer Group median of 0.77%; iv) First Philson's allowance for loan losses/non-performing assets ratio was 568.1% versus a First Philson Peer Group median of 122.5%; v) First Philson's net interest margin was 4.85% versus a Peer Group median of 4.42%; vi) First Philson's efficiency ratio was 60.08% versus a Peer Group median of 57.98%; vii) First Philson's return on average assets and return on average equity were 1.33% and 11.41%, respectively, versus First Philson Peer Group medians of 1.26% and 11.13%, respectively; viii) First Philson's price/earnings and price/book ratios were 20.9x and 226.0%, respectively, versus First Philson Peer Group medians of 16.6x and 176.0%, respectively; and ix) First Philson's dividend yield was 1.47% versus a Peer Group median of 2.12%.

          Summary Comparison of Selected Institutions - BT Financial. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended September 30, 1998 and market data as of December 9, 1998 for BT Financial and market data as of December 14, 1998 for a group of Pennsylvania, Ohio and West Virginia banks and bank holding companies consisting of 13 institutions with total assets between $1.0 billion and $3.1 billion (the "BT Peer Group"). The analysis included, but was not limited to, the following ratios: loans/deposits, equity/assets, non-performing assets/total assets, allowance for loan losses/ non-performing assets, net interest margin, efficiency ratio, return on average assets, return on average equity, price/earnings, price/book and dividend yield. The analysis showed that: i) BT Financial's loans/deposits ratio was 87.9% versus a BT Peer Group median of 86.4%; ii) BT Financial's equity/assets ratio was 9.18% versus a BT Peer Group median of 8.94%; iii) BT Financial's ratio of non-performing assets to total assets was 0.57% versus a BT Peer Group median of 0.64%; iv) BT Financial's allowance for loan losses/non-performing assets ratio was 111.8% versus a BT Peer Group median of 118.1%; v) BT Financial's net interest margin was 4.57% versus a Peer Group median of 4.48%; vi) BT Financial's efficiency ratio was 56.91% versus a Peer Group median of 54.80%; vii) BT Financial's return on average assets and return on average equity were 1.07% and 11.86%, respectively, versus BT Peer Group medians of 1.14% and 12.38%, respectively; viii) BT Financial's price/earnings and price/book ratios were 18.9x and 214.0%, respectively, versus BT Peer Group medians of 18.8x and 207.0%, respectively; and ix) BT Financial's dividend yield was 2.87% versus a Peer Group median of 2.58%.

          Summary of Selected Bank Merger and Acquisition Transactions. Hopper Soliday compared the ratios of price/book, price/trailing 12 months earnings, book/book, BT's price/book / transaction price/book and BT's price/earnings / transaction price/earnings for the proposed merger to the maximum, mean, median and minimum ratios for a group of 11 transactions announced since January 1, 1995. The selected transactions (the "Selected Transactions") involved the acquisition of profitable commercial banks and bank holding companies headquartered in Pennsylvania, Delaware, Maryland, New Jersey, New York, Ohio and West Virginia with buyer total assets greater than $1.0 billion and announced transaction values between $50 million and $125 million. This analysis showed that: i) the Merger Consideration represented 319.0% of First Philson's fully-diluted book value versus a median of 293.3% for the Selected Transactions; ii) the Merger Consideration represented a price/trailing 12 months earnings ratio of 29.5x compared to a median of 25.5x for the Selected Transactions; iii) the Merger Consideration represented a book/book ratio of 134.0% compared to a median of 116.1% for Selected Transactions; iv) the Merger Consideration represented a ratio of BT's price/book to the transaction price/book of 70.5% compared to a median of 79.9% for the Selected Transactions; and v) the Merger Consideration represented a ratio of BT's price/earnings to the transaction price/earnings of 67.1% compared to a median of 65.7% for the Selected Transactions.

          No company or transaction used in the above analysis as a comparison is identical to First Philson, BT Financial or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuations resulting from any particular analysis described above should not be taken to be Hopper Soliday's view of the actual value of First Philson or BT Financial. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

          In performing its analyses, Hopper Soliday made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Philson or BT Financial. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Hopper Soliday's opinion and presentation to the First Philson Board is just one of many factors taken into consideration by the First Philson Board.

          Pursuant to the Hopper Soliday Engagement Letter, First Philson agreed to pay Hopper Soliday a fee of 0.15% of the aggregate consideration to be paid in the Merger (the "Contingent Fee"). The contingent fee is payable only if the merger is consummated. A non-refundable retainer fee of $5,000 was paid to Hopper Soliday upon execution of the Hopper Soliday Engagement Letter. A non-refundable payment of $20,000 was made to Hopper Soliday upon delivery of Hopper Soliday's written fairness opinion. The contingent fee is due upon consummation of the Merger. Both the retainer fee and the $20,000 payment will be credited towards the contingent fee. Hopper Soliday will be reimbursed for reasonable out-of-pocket expenses incurred on behalf of First Philson. First Philson has agreed to indemnify Hopper Soliday against certain liabilities.


                                INDEMNIFICATION

          After the merger, BT Financial, will indemnify and hold harmless any former directors, officers, employees or agents of First Philson who have rights to indemnification under the certificate of incorporation and bylaws of First Philson. Those persons will be indemnified against all claims, losses, liabilities or damages arising out of their activities in such capacities or on behalf of, or at the request of, First Philson prior to the merger. BT Financial will indemnify each in accordance with and to the extent required under the certificate of incorporation and bylaws of First Philson and federal and state law.

          BT Financial will also indemnify and hold harmless First Philson and each person, if any, who controls First Philson within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which BT Financial or such controlling persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

          (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Joint Proxy Statement-Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission relates to BT Financial; or

          (b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in any document distributed to any Shareholder to the extent that any such statement or omission relates to BT Financial, and will reimburse First Philson and each such controlling person for any legal or other expenses reasonably incurred by First Philson or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.

          BT Financial will not, however, be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of the Joint Proxy Statement-Prospectus or any amendment or supplement thereto or any related preliminary prospectus that was made or omitted in reliance upon and in conformity with written information furnished by First Philson specifically for use therein.


                           REGULATORY CONSIDERATIONS

          The merger must be approved by the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking. As of the date hereof, applications seeking regulatory approval of the merger have been filed with the necessary regulatory authorities, but neither agency has yet approved the merger. There can be no assurance that the necessary regulatory authorities will approve the merger, and if the merger is approved, there can be no assurance as to the dates of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement that would cause such approval to fail to satisfy one of the conditions to consummation of the merger set forth in the Merger Agreement. There can likewise be no assurance that neither the Department of Justice nor any other parties will challenge the merger, or if such a challenge is made, as to the results thereof.

          Federal Reserve Approval. The Merger is subject to approval by the Federal Reserve Board. The Federal Reserve Board is prohibited from approving a merger transaction which would result in a monopoly, the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

          In conducting its review of any application for approval, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the community to be served. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve must take into account the record of performance of the existing and proposed institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of such institution. The Federal Reserve has also indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality.

          The Federal Reserve is also required to notify the Attorney General of the United States of the approval of any transaction such as the merger and generally permits an action to be brought under the antitrust laws by the Attorney General with respect to any such transaction within 30 days after the date of approval by the Federal Reserve which period may be shortened to no less than 15 days after such approval by the Federal Reserve with the concurrence of the Attorney General. Transactions such as the merger may generally not be consummated until the conclusion of this 30-day (or shorter) period.

          The Federal Reserve Board regulations require the publication of notice of, and the opportunity for public comment on, the application submitted by BT Financial and First Philson for the approval of the merger, and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. If an interested party were permitted to intervene with respect to the merger, administrative and judicial proceedings could substantially delay the regulatory approvals required for consummation of the merger.

          BT Financial's right to exercise its option under the Stock Option Agreement is subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of the option would result in BT Financial owning more than 5% of the outstanding shares of First Philson Common Stock. The Federal Reserve Board would generally apply the same statutory criteria it would apply to the consideration of approval of the merger.

          Pennsylvania Department of Banking Approval. The approval of the Pennsylvania Department of Banking also must be obtained in connection with the merger. Pursuant to the provisions of the Pennsylvania Banking Code, the Pennsylvania Department of Banking is required to approve or disapprove a proposed acquisition within 60 days after receipt of the application, the articles of merger and the applicable fee, or within an additional period of not more than thirty days after an amendment to the application is received within the initial sixty-day period. The Pennsylvania Department of Banking must evaluate factors similar to those considered by the Federal Reserve in determining whether to approve the merger.


                     NO RIGHTS FOR DISSENTING SHAREHOLDERS

          First Philson shareholders will not be entitled to dissenters' rights because First Philson's stock is listed on the American Stock Exchange. Section 262(b) of the Delaware General Corporation Law provides that no appraisal rights shall be available for the shares of any class or series of stock, which stock at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, was either (i) listed on a national securities
exchange, or (ii) held of record by more than 2,000 holders.   The listed
company exception would not apply and First Philson shareholders would be entitled to dissenters' rights if they were required to accept anything other than (i) stock in the surviving corporation, (ii) stock of another corporation which is not listed or held by more than 2,000 holders or (iii) cash in lieu of
fractional shares or any combination of the above.   First Philson Common Stock
is listed on the American Stock Exchange. The Merger Agreement provides at the Effective Time First Philson shareholders will receive only BT Financial Common Stock and cash in lieu of fractional shares. Neither Delaware General Corporation Law, the Merger Agreement, First Philson's certificate of incorporation, or bylaws provide for dissenters' rights in these circumstances. Therefore, none of the limitations or the exception are applicable, and First Philson shareholders will not be entitled to dissenters' rights under Delaware law.

          BT Financial shareholders will not have dissenters' rights because BT Financial has more than 2,000 shareholders. Section 1571 of the Pennsylvania BCL of 1988, as amended, provides that shareholders of a corporation engaged in a merger as a general rule are entitled to dissenters' rights. Section 1571(b) provides that holders of any class of shares that are either listed on a national securities exchange or held of record by more than 2,000 shareholders are not entitled to dissenters' rights with some exceptions that are not applicable in this case. BT Financial has more than 2,000 shareholders; and therefore they will not be entitled to dissenters' rights under the BCL.


                              RESALE RESTRICTIONS

          The shares of BT Financial Common Stock to be issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any First Philson shareholder who may be deemed to be an affiliate of First Philson for purposes of Rule 145 under the Securities Act as of [FP Meeting Date]. First Philson affiliates may not sell shares of BT Financial Common Stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of First Philson generally include individuals or entities that control, are controlled by, or are under common control with, First Philson and may include certain officers and directors of First Philson as well as the principal shareholders.


                CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of certain material federal income tax
consequences relating to the merger.   Neither the tax opinion of Pepper
Hamilton LLP, described below, nor this summary address any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of First Philson Common Stock as a capital asset within the meaning of Section 1221 of the Code. It also does not address all aspects of U.S. Federal income taxation that may be relevant to a particular holder of shares of First Philson Common Stock in light of the holder's particular circumstances or holders subject to special treatment under the U.S. Federal income tax laws, such as financial institutions, insurance companies, dealers in securities, tax-exempt entities, persons who hold First Philson Common Stock or BT Financial Common Stock as part of a "hedge", "straddle" or "conversion transaction" or holders who acquired their First Philson Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation

          It is the opinion of Pepper Hamilton LLP, based on the assumptions, representations and covenants set forth in its letter to BT Financial and First Philson, that for U.S. federal income tax purposes:

          1. The merger will constitute a reorganization within the meaning of
             Section 368(a)(1)(A) of the Code.

          2. No gain or loss will be recognized by BT Financial or First Philson as a result of the merger.

          3. No gain or loss will be recognized by any First Philson shareholder upon the exchange of that shareholder's shares of First Philson Common Stock for shares of BT Financial Common Stock pursuant to the merger.

          Cash received in lieu of fractional share interests will be treated as received in exchange for a fractional share of BT Financial Common Stock. Gain or loss recognized on the exchange will be measured by the difference between the amount of cash received and the portion of the tax basis in the shares of First Philson Common Stock surrendered that is allocable to such fractional shares. The gain or loss on the fractional share exchange will be capital gain or loss. Capital gains of individuals derived from assets held for more than one year are subject to maximum federal income tax rates of 20%. The deductibility of capital losses is subject to limitations.

          This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the merger, and the Internal Revenue Service is not bound by the opinion of Pepper Hamilton LLP.

          Each holder of First Philson Common Stock is urged to consult such holder's own tax advisor to determine the particular tax consequences of the merger to the holder (including the application and effect of state and local income and other tax laws).


                              ACCOUNTING TREATMENT

          It is anticipated that the merger will be accounted for as a "pooling of interests" transaction under generally accepted accounting principles. Under pooling of interests accounting, following the merger, the assets, liabilities and net income of First Philson will be added to those of BT Financial at their recorded book values, and the shareholders' equity accounts of First Philson and BT Financial will be combined on BT Financial's consolidated balance sheet. No goodwill will be created. The income of BT Financial will include the combined income of BT Financial and First Philson for the entire fiscal year in which the merger occurs after addressing any conformity issues; and the reported income of BT Financial and First Philson for prior periods will be combined and restated as income of BT Financial after addressing conformity issues.


                              THE MERGER AGREEMENT

          The following is a summary of certain provisions of the Merger Agreement a copy of which is attached as Annex A hereto and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger

          The Board of Directors of First Philson and BT Financial have approved the Merger Agreement, which provides for the merger of First Philson with and into BT Financial, with BT Financial as the surviving corporation. At the effective time of the merger each share of First Philson Common Stock outstanding will be converted into the right to receive [exchange ratio] shares of BT Financial Common Stock. Each of the then issued and outstanding shares of First Philson Common Stock will cease to exist and will be deemed canceled, retired and eliminated, and all rights in respect thereof will cease except the right to receive BT Financial Common Stock, regardless of whether the certificates representing such shares are surrendered to BT Financial by First Philson shareholders. At the effective time, BT Financial will succeed to all the rights, privileges, immunities and franchises, and all the property and assets, real, personal and mixed, of First Philson, without the necessity for any separate conveyance or other transfer. After the merger, BT Financial will be responsible and liable for all liabilities and obligations of First Philson of every kind and description, and neither the rights of creditors, nor any liens on the property of First Philson, will be impaired by the merger. The shares of BT Financial Common Stock will be adjusted immediately prior to the effective time of the merger, if necessary, to reflect any consolidation, split-up, other subdivision or combination of BT Financial Common Stock, any dividend payable in BT Financial Common Stock, or any capital reorganization involving the reclassification of BT Financial Common Stock subsequent to the date of the Merger Agreement and prior to such time.

          At the effective time of the merger, the articles of incorporation and bylaws of BT Financial as in effect immediately prior thereto will be the articles of incorporation and bylaws of the surviving corporation. The directors and principal officers, respectively, of BT Financial from and after the effective time of the merger will be the directors and principal officers of BT Financial immediately prior thereto. Following the merger, in accordance with the Merger Agreement, two directors of First Philson designated by First Philson and acceptable to BT Financial shall also become directors of BT Financial.

Exchange Procedures

          After the effective time of the merger, a form of transmittal letter will be mailed by BT Financial's Exchange Agent, Laurel Trust Company, to the holders of First Philson Common Stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing First Philson Common Stock. First Philson Common Stock certificates should not be returned with the enclosed proxy and should not be forwarded to Laurel Trust Company until the First Philson shareholder receives the letter of transmittal.

          Upon surrender of the certificate representing First Philson Common Stock to Laurel Trust Company, together with a duly executed and completed letter of transmittal, the shareholder will be entitled to receive a certificate or certificates representing the number of whole shares of BT Financial Common Stock to which such holder is entitled, plus cash (payable by check) in lieu of any fractional share of BT Financial Common Stock to which such holder would otherwise be entitled.

          Until surrendered in accordance with the requirements of the Merger Agreement, the certificates represent for all purposes only the right to receive shares of BT Financial Common Stock and cash in lieu of fractional shares. Upon surrender of a certificate, BT Financial will issue to the record holder of the certificate, a new certificate for shares of BT Financial Common Stock. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest.

          Fractional shares of BT Financial Common Stock will not be issued. In lieu of a fractional share of BT Financial Common Stock, each First Philson shareholder will receive a cash payment equal to the applicable fraction multiplied by the closing sale price on NASDAQ for BT Financial Common Stock on the Closing Date as reported in The Wall Street Journal, or, if BT Financial Common Stock is not traded on such date, the next succeeding day on which such stock is traded. No interest will be paid or accrued on the cash payable upon surrender of Certificates.

          If a certificate for First Philson Common Stock has been lost, stolen, or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft, or destruction, appropriate evidence as to the ownership of such certificate by such claimant, and appropriate customary identification.

          At the effective time of the merger, each share of First Philson Common Stock held in treasury will be canceled, retired and cease to exist and no consideration will be paid therefor.

Representations and Warranties

          The Merger Agreement contains representations and warranties of First Philson and BT Financial which are customary in transactions of this type, including, but not limited to, representations and warranties concerning:

          (a) their respective organization and capitalization;

          (b) the respective organization and capitalization of the subsidiaries of each corporation;

          (c) the due authorization, execution and delivery and the enforceability of the Merger Agreement;

          (d) the lack of conflicts or violations under applicable articles or certificate of incorporation, bylaws, instruments and laws, with respect to the transactions contemplated by the Merger Agreement;

          (e) financial statements and the documents to be filed with the Commission and other regulatory agencies;

          (f) the conduct of business in the ordinary course and absence of certain changes;

          (g) certain litigation;

          (h) consents and approvals; and

          (i) Year 2000 status.

          The Merger Agreement also contains representations and warranties of First Philson with respect to, but not limited to, loans, loan loss reserve, core deposits, related party transactions, fidelity bonds, and investments. The Merger Agreement also contains representations and warranties of BT Financial, including, but not limited to, BT Financial's intention to offer all employees of First Philson and its subsidiaries with 15 or more years of employment with First Philson or its subsidiaries employment for one year with BT Financial or its subsidiaries, and thereafter employment-at-will. Such employment will include salaries and benefits commensurate with salaries in comparable positions at BT Financial or its subsidiaries.

Certain Covenants

          First Philson and BT Financial have agreed, among other things, to mutually cooperate on regulatory applications and tax matters and to conduct their businesses in the ordinary course. The parties have agreed that within 60 days after the Merger Agreement was executed, BT Financial will conduct a Phase I environmental assessment of all real estate owned by First Philson. If the results of the Phase I assessment indicate that there is an environmental condition with potential liability in excess of $100,000, BT Financial may terminate the Merger Agreement.

          First Philson has also agreed that, except with the prior written consent of BT Financial, it will not:

          (a) issue any capital notes or shares of its capital stock, declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any other distribution of, on, or with respect to, its capital stock, except for permitted dividends, see "The Merger Agreement--First Philson Dividends" on page 41;

          (b) merge with, consolidate with, sell its assets to, or acquire substantially all the assets of, any other corporation, bank or person, or enter into any other transaction not in the ordinary course of business;

          (c) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

          (d) create or award any pension or profit sharing plan, bonus, deferred compensation, death benefit or retirement plan, or any other employee benefit for, enter into any employment or consulting contract (written or otherwise) or grant any bonuses to, any officer, director or employee;

          (e) amend its certificate of incorporation or bylaws except as may be necessary to consummate the transactions contemplated by the Merger Agreement or as required by law;

          (f) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of business;

          (g) increase the rate of compensation of any director, officer, employee or agent or enter into any agreement to increase the rate of compensation of any director, officer or employee, other than normal increases in the ordinary course of business and consistent with past practice;

          (h) unless permitted by BT Financial, take any action which would entitle any employee to receive severance pay prior to the Closing Date;

          (i) intentionally do anything or intentionally fail to do anything which will cause a breach or a default under any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

          (j) except for securities transactions effected in the ordinary course of business with the prior consent of BT Financial (which consent shall not be unreasonably withheld), make any capital expenditures in excess of $150,000 in the aggregate;

          (k) modify or extend any service bureau contracts, hardware/software maintenance agreements, lease agreements or other contracts that involve annual payments by First Philson that exceed $25,000 per contract or $100,000 in the aggregate;

          (l) change its lending, borrowing, investment, asset/liability management or other material banking policies in any material respect, except as may be required by changes in applicable law, regulation or regulatory directives and except that, in connection with the closing of the transactions contemplated hereby, First Philson shall cooperate in good faith with BT Financial to adopt policies, practices and procedures consistent with those utilized by BT Financial and its affiliates;

          (m) open any branch offices, except for the proposed new office for Flex;

          (n) fail to pay any tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; or

          (o) make, change or revoke any tax election or make any agreement or settlement with any taxing authority.

          BT Financial has agreed that following the merger, any full-time employee of First Philson, with the exceptions of Messrs. Hay, Deskevich, Finui and Zimmerman, who is terminated by BT Financial, other than for cause, within six months after the effective time, and not offered a comparable job with BT Financial or an affiliate of BT Financial, will be paid severance pay equal to one week's W-2 compensation multiplied by each year of service with First Philson or any of its subsidiaries. This compensation will not exceed three month's salary.

          BT Financial has also agreed that all employees of First Philson or any of its subsidiaries who are employed by BT Financial following the Merger will be entitled to participate in BT Financial's employee benefit plans as to which they are eligible without fulfilling any vesting requirement. Such employee will be entitled to credit for their length of service, compensation, job classification or position with First Philson or any of its subsidiaries, to the extent permissible under all applicable laws and regulations and the terms and benefits of BT Financial's current benefit plans. BT Financial has agreed that any pre-existing condition, limitation or exclusion in its health plans shall not apply to transferred employees or their covered dependents, who are covered under a medical or hospitalization indemnity plan maintained by First Philson on the date of the merger and then change coverage to BT Financial's medical or hospitalization indemnity health plan at the time such transferred employees are first given the option to enroll in BT Financial's health plans. Such employees' service with First Philson will be recognized as service with BT Financial for purposes of eligibility, participation, vesting, benefit accruals, subject to applicable laws and BT Financial's current benefit plans.

Interests of First Philson Directors and Officers in the Merger

          First Philson, First Philson Bank and George W. Hay, President and Chief Executive Officer of First Philson, are parties to an Agreement dated May 16, 1995 (the "Hay Agreement") which generally provides that following any sale or merger of First Philson, his compensation and all benefits will continue for five years after the sale or merger, whether or not Mr. Hay remains employed by First Philson Bank or any successor to First Philson. Therefore, immediately following the merger, Mr. Hay could voluntarily terminate his employment and he would be entitled to receive compensation and benefits for five years. The Hay Agreement also provides that if he is employed by a successor to First Philson, such as BT Financial, any post-merger compensation received by Mr. Hay will be deducted from his five-year severance package. This provision provides a disincentive for Mr. Hay to join BT Financial after the merger. One factor considered by BT Financial's Board in approving the merger was retention of Mr. Hay as an executive of BT Financial. BT Financial has agreed to employ Mr. Hay as Vice Chairman of BT Financial and Community Banking Executive of Laurel following the merger at the same compensation level he now receives with First Philson, plus normal benefits. In addition, BT Financial has agreed to pay Mr. Hay a one-time bonus of $200,000 at the time of the merger in recognition of the fact that all compensation he receives after the merger would be deducted from his five-year severance benefit if his employment is terminated for any reason.

Stock Option Agreement

          In order to induce BT Financial to enter into the Merger Agreement and to provide reasonable assurances that the transaction contemplated by the Merger Agreement will be consummated, First Philson granted BT Financial an option to purchase up to 348,400 shares of First Philson Common Stock at a price of $45.00 per share pursuant to the Stock Option Agreement, dated February 23, 1999, a copy of which is attached hereto as Annex B. The Stock Option Agreement could discourage other companies from trying or proposing to combine with First Philson before the completion of the merger.

          The largest number of shares that BT Financial could purchase under the Stock Option Agreement is 19.99% of the total outstanding shares of First Philson's Common Stock. The purchase price per share is $45.00 per option share.

          BT Financial cannot exercise this option unless certain events occur. These events include:

          1. any corporation, partnership, or other entity or group commences a tender offer or exchange offer for at least 20% of First Philson's outstanding Common Stock;

          2. any corporation, partnership, or other entity or group acquires direct or indirect ownership of 20% or more of First Philson's outstanding Common Stock;

          3. First Philson fails to satisfy the conditions of Section 6.01 of the Merger Agreement, which generally provides that First Philson represents and warrants that no broker or finder acted for it, in connection with the Merger Agreement;

          4. First Philson breaches Section 4.04(f) of the Merger Agreement, which generally provides that First Philson will not initiate or solicit any acquisition proposals; and

          5. First Philson or its affiliates solicit proxies in opposition to the merger.

          Neither First Philson nor BT Financial is aware of any event, as of the date of this document, which would permit BT Financial to exercise this option.

Acquisition Proposals

          First Philson has agreed that First Philson and its directors, officers, employees, agents, representative or other affiliates will not:

          (i)   initiate, solicit or encourage any acquisition proposals,

          (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or

          (iii) otherwise cooperate in any effort or attempt to make, implement or accept an acquisition proposal.

          Notwithstanding this undertaking, neither First Philson nor the First Philson Board, is prohibited from (i) fulfilling its fiduciary duties under Delaware or federal law to the shareholders, or (ii) permitting to occur the transactions contemplated by the Merger Agreement. First Philson must notify BT Financial immediately if any inquiries, proposals or offers related to an acquisition proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an acquisition proposal are sought to be initiated or continued with it or any of the above-referenced individuals or entities.

First Philson Dividends

          First Philson may pay regular quarterly cash dividends in accordance with its historical practices. This means that First Philson may pay a quarterly cash dividend not exceeding $0.13 1/2 per share for any full calendar quarter beginning with the quarter ending March 31, 1999, provided that net income per share for the previous quarter exceeds $0.53 1/2 per share. The quarterly dividend for December 31, 1999, may be increased in accordance with First Philson's past practices by an aggregate amount not to exceed $0.01 per share, provided that the net income for the quarter ending September 30, 1999 shall have exceeded $0.40 per share.

          The Merger Agreement provides that First Philson will coordinate the declaration and payment of dividends in respect of First Philson Common Stock with the intent that holders thereof will not receive two dividends for a single quarter or fail to receive one dividend which they would otherwise receive in the absence of the merger.

Conditions

          The obligations of both BT Financial and First Philson to consummate the merger are subject to the satisfaction or waiver to the extent permitted by law, on or before the Closing Date, of each of the following conditions, among others:

          (i) performance of and certification by President and Secretary of First Philson of all covenants to be performed by First Philson;

          (ii) the representations and warranties made by First Philson in the Merger Agreement and in any certificate provided to BT Financial are true and correct in all material respects on the Closing Date;

          (iii) First Philson has furnished BT Financial with a certified copy of resolutions duly adopted by its Board of Directors authorizing and approving the Merger Agreement and the transactions contemplated therein;

          (iv) approval by affirmative vote of a majority of the shares of First Philson Common Stock outstanding;

          (v) BT Financial and First Philson receive all necessary governmental approvals and other consents;

          (vi) no action, proceeding, regulation or legislation is instituted or threatened before any court, governmental agency or legislative body which, in the good faith judgment of BT Financial, would make it inadvisable to consummate such transactions;

          (vii) no material misstatements or omissions in the information supplied by First Philson contained in the Registration Statement which have not been cured;

          (viii) no changes in financial condition of First Philson since the date of the Merger Agreement;

          (ix)   Registration Statement has been declared effective;

          (x) BT Financial is in receipt of an opinion of Plowman, Spiegel & Lewis, P.C., counsel for First Philson including, but not limited to, the valid existence of First Philson under the laws of the State of Delaware, the authorized capital stock of First Philson and the par value of such, the valid existence of First Philson Bank under the National Bank Act, the authorized capital stock of First Philson Bank and par value of such, the valid existence of Flex under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of Flex and the par value of such, the Merger Agreement and the articles and certificate of merger have been duly executed, authorized and delivered and will constitute a valid and binding obligation on First Philson and the execution, delivery and performance of the Merger Agreement do not violate First Philson's certificate of incorporation or bylaws, as amended;

          (xi) First Philson paid all out-of-pocket expenses and disbursements, including legal, accounting and investment banking fees incurred by First Philson in connection with the transactions, except for reasonable out-of-pocket expenses actually incurred that the parties acknowledge have not been billed on or before the Closing Date;

          (xii) BT Financial has received an opinion of Pepper Hamilton LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (a) the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly no gain or loss will be recognized by BT Financial or First Philson as a result of the merger; and (b) no gain or loss will be recognized by First Philson's shareholder as a result of the receipt of BT Financial Common Stock in the merger;

          (xiii) BT Financial has received from PricewaterhouseCoopers LLP, independent accountants throughout for BT Financial, a letter dated the date of or shortly prior to the mailing date of the Joint Proxy

                 Statement-Prospectus and the effective time, to the effect that they are not aware of any facts or circumstances which might cause the merger not to qualify for pooling of interests accounting treatment; and

          (xiv) BT Financial has received duly executed Affiliates' Agreements from each director and executive officer of BT Financial and First Philson.

          The obligations of First Philson to consummate the merger are subject to the satisfaction or waiver to the extent permitted by law, on or before the Closing Date, of each of the following conditions, among others:

          (i) performance of and certification by the President and Secretary of BT Financial of all covenants to be performed by BT Financial;

          (ii) the representations and warranties made by BT Financial in the Merger Agreement and in any certificate provided to First Philson must be true and correct in all material respects on the Closing Date;

          (iii) BT Financial must furnish First Philson a certified copy of resolutions duly adopted by their Board of Directors authorizing and approving the Merger Agreement and the transactions contemplated therein;

          (iv) approval by affirmative vote of a majority of the shares of BT Financial Common Stock outstanding;

          (v) BT Financial, Laurel Bank and First Philson must receive all necessary governmental approvals and other consents;

          (vi) no action, proceeding, regulation or legislation is instituted or threatened before any court, governmental agency or legislative body which, in the good faith judgment of First Philson, would make it inadvisable to consummate such transactions;

          (vii) no material misstatements or omissions in the information supplied by BT Financial in the Registration Statement which have not been cured;

         (viii) no changes in financial condition of BT Financial on a consolidated basis since the date of the Merger Agreement;

           (ix) First Philson must receive an opinion of Pepper Hamilton LLP, counsel for BT Financial including, but not limited to, the valid existence of BT Financial under Pennsylvania Law, the authorized capital stock and par value of BT Financial Common Stock, the Merger Agreement constituting a valid and binding obligation on BT Financial and the execution of the Merger Agreement does not violate BT Financial's articles of incorporation or bylaws, as amended;

            (x) First Philson must receive an opinion dated prior to the date of the Joint Proxy Statement-Prospectus, from Hopper Soliday, a division of Tucker Anthony Incorporated, that the consideration to be paid to First Philson shareholders is fair.

Termination

          The Merger Agreement may be terminated at any time prior to the effective time of the merger by the mutual consent of the Boards of Directors of First Philson and BT Financial. The Merger Agreement may also be terminated if:

          (i) either First Philson or BT Financial fail to satisfy conditions precedent to their obligation to close on a mutually agreed upon Closing Date and still do not satisfy these conditions to close after the postponement of the Closing Date for a reasonable period of time (which will be no more than 30 days) to enable it to satisfy conditions precedent to their obligation to close and the other party does not waive the unsatisfied conditions;

          (ii) the state or federal regulatory approvals of the merger are denied;

          (iii) the BT Financial or First Philson shareholders do not approve the Merger Agreement; or

          (iv) the option granted under the Stock Option Agreement is exercised.

          In any event, the Merger Agreement will terminate automatically on December 31, 1999 if the merger has not been consummated on or before such date, unless extended by mutual consent of First Philson and BT Financial. The parties, however, expect that the merger will be consummated before December 31, 1999. The Merger Agreement does not limit the possible number of extensions of the termination date or the periods for which extension of the termination date may occur.

          In the event of any termination of the Merger Agreement, certain confidentiality provisions and other provisions relating to expenses in the Merger Agreement will survive. First Philson will be obligated to reimburse BT Financial for its attorneys' fees and other expenses reasonably incurred in connection with the Merger Agreement (to the extent not already paid by First Philson to BT Financial or any of its subsidiaries), if BT Financial terminates the Merger Agreement due to First Philson's failure to satisfy any of the following conditions precedent and satisfaction of the condition was within the control of First Philson:

          (a) failure to deliver the opinion of Plowman, Spiegel & Lewis, P.C., that, among other things, First Philson is a Delaware corporation duly organized and incorporated under the Delaware General Corporation Law with 1,742,400 shares of common stock outstanding par value $2.50,

          (b)  shareholder approval of the Merger Agreement,

          (c)  material errors, misstatements or omissions by First Philson,

          (d)  changes in First Philson's financial condition, or

          (e)  First Philson's payment of certain expenses.

          BT Financial will be obligated to reimburse First Philson for its attorneys' fees and other expenses reasonably incurred in connection with the Merger Agreement (to the extent not already paid by BT Financial to First Philson or any of its subsidiaries), if First Philson terminates the Merger Agreement due to BT Financial's failure to satisfy any of the following conditions precedent and satisfaction of such condition was within the control of BT Financial:

          (a)  material errors, misstatements or omissions by BT Financial,

          (b)  changes in BT Financial's financial condition,

          (c) the failure to have the Registration Statement declared effective by the SEC,

          (d)  the failure to deliver the opinion of BT Financial's counsel, or

          (e)  shareholder approval of the Merger Agreement.

          In no event shall the amount reimbursed by BT Financial or First Philson for attorneys' fees and other expenses reasonably incurred in connection with the transactions described above exceed $250,000.

Expenses

          Except as described under "Termination" above, all expenses incurred by First Philson or BT Financial in connection with or related to the authorization, preparation and execution of the Merger Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated by the Merger Agreement, including, without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, will be borne solely and entirely by the party that has incurred the same.

Amendment And Waiver

          Any of the terms or conditions of the Merger Agreement may be waived at any time by the party which is entitled to the benefit thereof, or any of those terms or conditions may be amended or modified in whole or in part at any time before or after the vote of the shareholders on the Merger Agreement to the extent permitted by law by agreement in writing, executed in the same manner as the Merger Agreement after authorization to do so by the Board of Directors of each party thereto; provided, however, that such action will be taken only if, in the judgment of the Boards of Directors of each party taking the action, such waiver or such amendment or modification will not have a material adverse effect on the benefits intended under the Merger Agreement to such party and its shareholders following approval of the Merger Agreement by the shareholders, unless the Merger Agreement, as modified, is resubmitted to the shareholders for their adoption and approval.


                   DESCRIPTION OF BT FINANCIAL CAPITAL STOCK

          As a result of the conversion of shares of First Philson Financial Common Stock to shares of BT Financial Common Stock at the effective time, First Philson shareholders become BT Financial shareholders. The following is a description of BT Financial Capital Stock, including the BT Financial Common Stock to be issued in the merger.

          General. As of the Effective Time, the authorized capital stock of BT Financial will consist of 25,000,000 shares of common stock having a par value of $5.00 per share, and 2,000,000 shares of preferred stock having no par value. As of the date of this Joint Proxy Statement-Prospectus, no shares of BT Financial's preferred stock are issued and outstanding and 12,985,272 shares of BT Financial Common Stock are issued and outstanding. Except to the extent required by governing law, or by NASDAQ rules, the Board of Directors of BT Financial may issue the shares of capital stock of BT Financial without further approval of BT Financial shareholders. The Board of Directors of BT Financial has the full authority permitted by law to divide the authorized and unissued shares of preferred stock, no par value, of BT Financial into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, redemption rights and other special rights of any such series that may be desired.

          Voting Rights. Holders of shares of BT Financial Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders of BT Financial. Holders of shares of BT Financial Common Stock are not entitled to cumulate votes for the election of directors.

          Classification of The Board Of Directors. The Board of Directors is divided into four classes, as nearly equal in number as possible, and the term of office of one class expires in each year.

          Preemptive Rights. Holders of shares of BT Financial Common Stock are not entitled to preemptive rights to subscribe for or to purchase any additional securities of BT Financial.

          Dividends. Subject to any rights and preferences of any class of stock having preference over the BT Financial Common Stock, holders of shares of BT Financial Common Stock are entitled to dividends declared by the Board of Directors of BT Financial out of funds legally available therefor. Cash available for dividend distribution to the holders of BT Financial Common Stock must initially come from dividends paid to

BT Financial by its subsidiaries. Accordingly, restrictions on payment of cash dividends by BT Financial are affected by any restrictions on the payment of dividends by BT Financial's subsidiaries.

          Liquidation. If there is a voluntary or involuntary liquidation, dissolution or winding up of the affairs of BT Financial, holders of shares of BT Financial Common Stock will be entitled to receive, pro rata, the remaining assets of BT Financial, after all debts and liabilities have been paid and after the holders of any class of stock having preference over the BT Financial Common Stock have been paid in full.

          NASDAQ Listing. BT Financial Common Stock is included for quotation on NASDAQ. In order to maintain such inclusion, approval of BT Financial's shareholders would be required for the issuance of additional shares of BT Financial Common Stock or securities convertible into BT Financial Common Stock if the issuance of such securities:

          1. is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance;

          2. is in connection with the acquisition of a company in which a director, officer or substantial shareholder of BT Financial has a 5% or greater interest (or such persons collectively have a 10% or greater interest) and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

          3. is in connection with a transaction other than a public offering at a price less than the greater of book or market value, and will equal 20% or more of the common stock or 20% or more of the voting power outstanding before issuance; or

          4. would result in a change in control of BT Financial. Under NASDAQ rules, shareholder approval would also be required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of BT Financial or employees of BT Financial participate. The NASDAQ rules do not require approval of the merger by BT Financial shareholders.

          Also under NASDAQ Rules, BT Financial may not issue any class of security or take other corporate action with the effect of nullifying, restricting or disparately reducing the per share voting rights of its outstanding registered common stock. Prohibited actions include, but are not limited to, the adoption of time-phased voting plans, the adoption of capped voting rights, and the issuance of super-voting stock. The following actions are presumed to have a nullifying, restricting or disparately reducing effect:

          1. corporate action to impose any restriction on the voting power of shares of common stock by a beneficial or record holder based on the number of shares held by such holder;

          2. corporate action to impose any restriction on the voting power of shares of common stock held by a beneficial or record holder based on the length of time such shares have been held by such holder or based on the number of shares held by such holder;

          3. any issuance of securities through an exchange offer for shares of an outstanding class of common stock in which the shares issued have voting rights greater than or less than the per share voting rights of any outstanding class of common stock;

          4. any issuance of securities pursuant to a stock dividend, or any other type of distribution of stock in which the securities issued have voting rights greater than the per share voting rights of any outstanding class of common stock.

          The following actions are presumed not to have a nullifying, restricting or disparately reducing effect:

          1. the issuance of securities pursuant to an initial registered public offering;

          2. the issuance of any class of securities, through a registered public offering, with voting rights not greater than the per share voting rights of any outstanding class of common stock;

          3. the issuance of any class of securities to effect a bona fide merger or acquisition, with voting rights not greater than the per share voting rights of any outstanding class of common stock; or

          4. corporate action pursuant to state law requiring a domestic corporation to condition the voting rights of a beneficial or record holder of a specified threshold percentage of voting stock on the approval of the corporation's independent shareholders.

BT Financial Shareholder Rights Plan

          On March 27, 1991, the Board of Directors of BT Financial declared a dividend distribution of one right for each outstanding share of BT Financial Common Stock (each a "Right," and collectively, the "Rights"). The Rights were distributed on April 15, 1991 to shareholders of record on that date. Each Right entitles its registered holder to purchase from BT Financial a unit equal to four one-thousandths (.004) of a share of BT Financial Series A Preferred Stock at a price of $17.85 per unit (the "Exercise Price"). The Rights are not exercisable until the Distribution Date (as defined below). The Rights will expire at the close of business on April 15, 2001, unless earlier redeemed or exchanged by BT Financial as described below. Rights will be issued with the shares of BT Financial Common Stock to be issued in the merger, unless a Distribution Date occurs first. All currently outstanding shares of BT Financial Common Stock have Rights associated therewith.

          The Rights will be evidenced by certificates for BT Financial Common Stock until the close of business on the tenth day (the "Distribution Date") following the earlier to occur of (i) the date on which a person or group of affiliated or associated persons ("Acquiring Person"), other than (A) BT Financial, (B) any subsidiary of BT Financial, (C) any employee benefit plan or employee stock plan of BT Financial or of any subsidiary of BT Financial, (D) any trust or trustee, or person acting as trustee or other entity organized, appointed, established or holding BT Financial's voting stock pursuant to the terms of any such plan or (E) any person or group of affiliated or associated persons which is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a Statement on Schedule 13G with respect to its or their beneficial ownership of voting stock of BT Financial, whether or not such person or group has filed a Statement on Schedule 13G, unless such person or any of its affiliates or associates has filed a Statement on Schedule 13D with respect to beneficial ownership by any one or more of them of 10% or more of the voting power of BT Financial ("Exempt Person"), has acquired, or obtained the right to acquire, beneficial ownership of shares of voting stock having 10% or more of the voting power of BT Financial and the public announcement of such or (ii) the commencement of, or public announcement of an intention to make, a tender or exchange offer (other than a tender or exchange offer by an Exempt Person) which, if consummated, would result in the beneficial ownership of shares of voting stock having 10% or more of the voting power of BT Financial, even if no shares are actually purchased pursuant to such offer. Until the Distribution Date, the Rights may only be transferred together with shares of BT Financial Common Stock and the surrender for transfer of any certificate for shares of BT Financial Common Stock having associated Rights will constitute the transfer of such Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of shares of BT Financial Common Stock having associated Rights as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the Distribution Date.

          The BT Financial Series A Preferred Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of BT Financial's preferred stock. BT Financial Series A Preferred Stock may not be issued except upon exercise of Rights. Each share of BT Financial Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly cash dividend in an amount equal to the greater of $.25 or 280.14 times any cash dividends, and 280.14 times the amount (payable in kind) of all non-cash distributions (other than dividends payable in equity securities), paid on shares of BT Financial Common Stock during the preceding quarter. Whenever dividends are in arrears, BT Financial will be unable (i) to purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (ii) to purchase any shares of Series A Preferred Stock or any shares ranking on a parity with them, except in accordance with an offer made to all holders of such shares upon such terms as the Board of Directors shall determine in good faith will result in fair and equitable treatment among the respective series and classes. BT Financial may at any time redeem such parity stock for shares of stock ranking junior to the Series A Preferred Stock. In the event of liquidation, the holders of shares of BT Financial Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $5,000 plus accrued and unpaid dividends or 280.14 times the payment to be made per share of BT Financial Common Stock. Each share of BT Financial Series A Preferred Stock will have 280.14 votes, voting together with the shares of BT Financial Common Stock. In the event of any merger, consolidation or other transaction in which the shares of BT Financial Common Stock are exchanged, each share of BT Financial Series A Preferred Stock will be entitled to receive
110.25 times the amount received per share of BT Financial Common Stock. The rights of the BT Financial Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

          The number of shares of BT Financial Series A Preferred Stock issuable upon exercise of the Rights and the Exercise Price are subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the BT Financial Common Stock. The Exercise Price is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of shares of BT Financial Common Stock.

          Unless the Rights are earlier redeemed or exchanged, if (a) at any time after there is an Acquiring Person, BT Financial were to be involved in a merger or other business combination (in which any shares of BT Financial Common Stock are changed into or exchanged for other securities or assets) or (b) more than 50% of the assets or earning power of BT Financial and its subsidiaries (taken as a whole) were to be sold or transferred to an Acquiring Person in one or a series of related transactions, the Rights Agreement provides that proper provision must be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a Fair Market Value (as such term is defined in the Rights Agreement) at the time of such transaction equal to two times the Exercise Price.

          In addition, unless the Rights are earlier redeemed or exchanged, if BT Financial were to be the surviving corporation in a merger or other business combination with an Acquiring Person and the BT Financial Common Stock remained outstanding (none of which shares were changed into or exchanged for other securities or assets) or if an Acquiring Person engages in any of a number of "self-dealing" transactions with BT Financial specified in the Rights Agreement or if any person (other than an Exempt Person) or group of affiliated or associated persons becomes the beneficial owner of shares of voting stock having more than 10% of BT Financial's voting power (other than by purchase pursuant to an all cash tender offer for all the voting stock which purchase increases such person's beneficial ownership to 85% or more of the outstanding voting power of BT Financial's voting stock) or if during such time as there is any Acquiring Person, there is a reclassification of securities (including any reverse stock split) or any recapitalization or reorganization of BT Financial or any merger or consolidation of BT Financial with any of its Subsidiaries or any other transaction or series of transactions involving BT Financial or any of its subsidiaries any of which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity of BT Financial or any of its subsidiaries or securities exercisable for or convertible into equity securities of BT Financial or its subsidiaries beneficially owned directly or indirectly by any Acquiring Person or any affiliate and/or associate of any Acquiring Person, the Rights Agreement provides that proper provision must be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of BT Financial Series A Preferred Stock having a Fair Market Value at the time of such transaction equal to two times the Exercise Price.

          Fractional shares of BT Financial Series A Preferred Stock may, at the election of BT Financial, be evidenced by depositary receipts. BT Financial may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

          At any time at or prior to the close of business on the fifteenth day after a public announcement that a person has become an Acquiring Person, BT Financial may redeem the Rights in whole, but not in part, at a price of $.004 per Right (the "Redemption Price"), should the BT Financial Board of Directors determine in its sole discretion that redemption is in the best interests of BT Financial and its shareholders, whether or not (i) any of the Rights have theretofore been exercised, or (ii) exercise thereof at the time would be deemed economic, or (iii) any of the transactions referred to in Section 11 or 13 of the Rights Agreement has then been proposed. Immediately upon the action of the Board of Directors of BT Financial authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          The Board of Directors of BT Financial may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (except for Rights beneficially owned by an Acquiring Person or by an associate or affiliate of one and which have become void) for BT Financial Common Stock at an exchange ratio (the "Rights Exchange Ratio") of one share of BT Financial Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after March 27, 1991. Notwithstanding the foregoing, the Board of Directors is not empowered to effect such exchange at any time after any person (other than an Exempt Person), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the then outstanding voting power. Immediately upon the action of the Board of Directors of BT Financial ordering the exchange of any rights, the right to exercise such rights will terminate and the only right thereafter of a holder of such Rights will be to receive that number of shares of BT Financial Common Stock equal to the number of such Rights held by such holder multiplied by the Rights Exchange Ratio. In any such exchange, BT Financial may substitute Series A Preferred Stock (or shares having the same rights, privileges and preferences) for BT Financial Common Stock exchangeable for rights at the rate set forth in the Rights Agreement.

          Until a Right is exercised, the holders, as such, will have no rights as a shareholder of BT Financial, including, without limitation, the right to vote or to receive dividends.

          BT Financial may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates prior to the Distribution Date to amend or supplement any provision which BT Financial may deem necessary or desirable or, subsequent to the Distribution Date, to amend or supplement any provision which BT Financial may deem necessary or desirable and which will not adversely affect the interests of holders of Rights (other than an Acquiring Person or any affiliate or associate thereof).

          This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement that is attached to BT Financial's Registration Statement on Form 8-A dated April 26, 1991, which is incorporated herein by reference. A copy of that Registration Statement can be obtained in the manner set forth under "Where You Can Find More Information'' on page 64.

Provisions Affecting Business Combinations And Control Share Acquisitions

          The Pennsylvania Business Corporation Law of 1988, as amended, (BCL), certain federal laws, and a number of provisions of BT Financial's articles and bylaws address matters of corporate governance and certain of the rights of shareholders so as to significantly restrict the ability of any person to acquire the beneficial ownership of more than a certain minimum of any class of equity security of BT Financial outstanding. The following discussion is a general summary of provisions relating to stock ownership and transfers, the Board of Directors and business combinations, that may be deemed to have such "anti-takeover" effects. These and other provisions affect shareholder rights and should be given careful attention. The following description of certain of these provisions is necessarily general and reference should be made in each case to the appropriate provision of the federal law or the articles and bylaws of BT Financial.

Pennsylvania Law

          The BCL contains a number of "anti-takeover" sections that apply to registered corporations relating to: control share acquisitions; the disgorgement of profits by certain controlling persons; the approval of transactions with interested shareholders; the ability of shareholders to put their stock following a control transaction; business combinations; severance compensation; and preservation of labor contracts. A corporation that was a registered corporation on April 27, 1990 could opt-out of the "control share acquisition" or "disgorgement of profits" provisions by an explicit amendment of its bylaws adopted by its board of directors on or before July 26, 1990. A corporation that became a registered corporation after April 27, 1990 could opt out by an explicit provision in its original articles of incorporation or by an explicit amendment to its articles of incorporation adopted on or before 90 days after the corporation first becomes a registered corporation. BT Financial has opted out of the "control share acquisitions" and "disgorgement of profits" sections of the BCL and along with them the provisions regarding severance compensation and the preservation of labor contracts.

          The approval of transactions with an interested shareholder section of the BCL provides that certain transactions with an "interested shareholder,"relating to mergers, consolidations, share exchanges and sales of assets must be approved by the holders of a majority of disinterested shares in addition to any other approvals that may be required. This requirement does not apply if the transaction is approved by a disinterested majority of the board of directors, if the consideration paid to the other shareholders in the transaction is not less than the highest amount paid by the interested shareholder in acquiring shares or if, immediately prior to the adoption of a plan of merger or consolidation and thereafter until the effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of each class of the constituent corporation, the business combination section has been satisfied (if applicable), and the board of directors of the constituent corporation has approved the plan. An "interested shareholder" includes any shareholder who is a party to the transaction or who is treated differently from the other shareholders and affiliates of the interested shareholder.

          Under the provision of the BCL that permits shareholders to put their shares, shareholders of a registered corporation that becomes subject to a "control transaction" can demand from the controlling person or group payment in cash for his or her shares of an amount equal to the fair value of his or her shares. The minimum value the shareholder can receive is the highest price paid per share by the controlling person or group within the 90-day period ending on the date of the control transaction. A "control transaction" for such purposes is the acquisition of 20% of a corporation's voting shares by a person or group, with several exceptions.

          The business combination section of the BCL prohibits any business combination with an interested shareholder other than: a business combination approved by the board prior to the date on which the interested shareholder first became an interested shareholder or where the purchase of the shares that first made the interested shareholder such had been approved by the board prior to the date of such purchase; a business combination approved by the affirmative vote of a majority of the disinterested shareholders if the interested shareholder has beneficially owned 80% or more of the voting stock for three months and owns such amount at the time of the vote, and if shareholders receive specified minimum values for their shares; a business combination approved by a unanimous vote of common shareholders; a business combination approved by a majority of disinterested shareholders no earlier than five years after the interested shareholder became such; or a business combination approved at a shareholders' meeting held no earlier than five years after the interested shareholder became such if shareholders receive specified minimum values for their shares. Business combinations include: mergers, consolidations, share exchanges and divisions; sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets having specified values; share transfers having specified values; liquidation; dissolution; transactions that increase the interested shareholder's voting power; and the provision of any benefit not in proportion to shareholdings. An interested shareholder is generally any beneficial owner of 20% of the voting shares of a corporation or an affiliate or associate of a corporation that at any time within the five year period prior to the date in question beneficially owned 20% of the voting shares of the corporation.

Federal Law

          The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company such as BT Financial unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and, within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending, for up to another 30 days, the period during which such a disapproval may be issued. This period may be further extended under certain circumstances. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove action.

          Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

          In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of BT Financial Common Stock, or such lesser number of shares as constitute control over BT Financial.

Tender Offers for and Other Proposals to Acquire BT Financial

          When considering any tender offer for BT Financial Common Stock the Board of Directors of BT Financial must consider all factors it deems relevant, and may, but is not obligated to, consider the following factors: (a) the amount and nature of the consideration (if any) to be received by shareholders in relation to the then current market price, the Board's estimate of the then current value of BT Financial in a freely negotiated transaction and the Board's estimate of the future value of BT Financial as an independent entity; and (b) the social and economic effects of the transaction on the employees, depositors, customers, creditors and other constituents of BT Financial and on the communities served by BT Financial.

"Supermajority" Provisions Concerning Charter Amendments

          Under the BCL, amendments to the articles of incorporation of a registered corporation such as BT Financial may only be proposed by its board of directors. Except for certain amendments which do not require shareholder approval and unless a greater vote is required by its articles of incorporation, amendments of the articles of incorporation of a Pennsylvania corporation must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote as a class, the affirmative vote of a majority of the votes cast in each such class vote.

          The BT Financial articles require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of BT Financial entitled to vote for the election of directors of BT Financial, given in person or by proxy at a meeting duly called for the purpose of voting thereon, to amend or repeal any provision of the sections of the BT Financial Articles relating to: transactions with Interested Persons; factors to be considered by the Board of Directors of BT Financial in reviewing tender offers and other transactions; classification of the Board of Directors of BT Financial; the directors' ability to make, amend or repeal bylaws; indemnification; or the amendment or repeal of the BT Financial Articles. All other BT Financial Articles may be amended as provided in the BCL.

"Supermajority" Provisions Concerning Bylaw Amendments

          The shareholders of a Pennsylvania corporation who are entitled to vote have the power to adopt, amend and repeal the bylaws of the corporation. The authority to adopt, amend and repeal bylaws of a corporation may be expressly vested by the bylaws in the board of directors, subject to the power of the shareholders to override any such action and except that a board of directors may not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders under the BCL, unless the articles of incorporation of that corporation expressly give the board that authority.

          The BT Financial articles provide that the Board of Directors of BT Financial has the power to make, amend and repeal the bylaws as it deems necessary or convenient for the regulation and management of BT Financial to the extent not inconsistent with law or the BT Financial Articles. Such power is subject to the power of the shareholders of BT Financial to amend or repeal bylaws of BT Financial by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of BT Financial entitled to vote for the election of directors of BT Financial, given in person or by proxy at a meeting duly called for the purpose of voting thereon.

Shareholder Nominations for Directors

          BT Financial's bylaws provide that, with certain exceptions, nominations of candidates for election as Directors of BT Financial, other than those made by management of BT Financial, must be in writing and filed with the Secretary of BT Financial not less than 40 days prior to any shareholders' meeting called for the election of Directors or ten days after the giving of notice of such meeting in accordance with Article 33 of the bylaws of BT Financial, whichever is later. This provision could be viewed as "anti-takeover" in nature, since it may make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent management's nominees.


                       COMPARISON OF SHAREHOLDERS RIGHTS

          The rights of the shareholders of First Philson are governed by the Delaware General Corporation Law ("GCL") and the certificate of incorporation and bylaws of First Philson. As a result of the merger, shareholders of First Philson who receive BT Financial Common Stock in the merger will become shareholders of BT Financial, and as such, their rights as shareholders will be governed by the BCL and the articles and bylaws of BT Financial. Certain differences in the rights of shareholders of BT Financial and First Philson arise from the distinctions between the BCL and GCL and the articles and bylaws of each corporation. Although it is impracticable to note all of the differences, the following is a summary of certain significant differences. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the BCL, the GCL, and the governing corporate instruments of BT Financial and First Philson.

          The Certificate of Incorporation of First Philson authorizes the issuance of 10,000,000 shares of common stock, $2.50 par value per share of which 1,742,400 are outstanding. Upon the consummation of the merger, the shares of First Philson Common Stock will be canceled, and the holders of First Philson Common Stock will receive shares of BT Financial Common Stock. The BT Financial Articles of Incorporation authorize the issuance of 25,000,000 shares of BT Financial Common Stock, par value $5.00 per share, and 2,000,000 shares of preferred stock, having no par value. As of the date of this Joint Proxy Statement - Prospectus, 12,985,272 shares of BT Financial Common Stock and no shares of preferred stock were outstanding.

Dividends

          Holders of First Philson Common Stock are entitled to dividends as and when declared by the Board of Directors of First Philson out of funds legally available therefor. Cash available for dividends distribution must initially come from dividends paid to First Philson by its banking subsidiary, First Philson Bank, N.A. Subject to such preferences, limitations and relative rights as may be fixed for any series of preferred stock that may be issued, holders of BT Financial Common Stock are entitled to receive such dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Cash available for dividend distribution to the holders of BT Financial's Common Stock and preferred stocks, must initially come from dividends paid to BT Financial by its banking subsidiary, Laurel Bank. Accordingly, both BT Financial's and First Philson's ability to pay cash dividends can be affected by restrictions on the payment of dividends by BT Financial's or First Philson's subsidiaries.

Voting

          Like holders of BT Financial Common Stock, holders of First Philson Common Stock are entitled to one vote for each share held in all voting matters.

Cumulative Voting

          Like BT Financial shareholders, First Philson shareholders are not permitted to cumulate votes in the election of directors, that is to say, no shareholder shall have the right to multiply the number of votes to which he is entitled by the total number of directors to be elected in the same election by the holders of the class of shares of which his are a part.

Classified Board of Directors; Election of Directors

          The BT Financial bylaws provide for the classification of directors into four classes, as nearly equal in number as possible, with the term of office of one class expiring in each year. First Philson's board is classified into three classes, as equal in number as possible, with the term of office of one class expiring each year. Like the BT Financial bylaws, the First Philson bylaws contain a provision limiting shareholder nominations for elections of directors. The BT Financial articles and bylaws have supermajority provisions (described on page 51). The First Philson certificate and bylaws have provisions requiring 80% of the outstanding shares entitled to vote for the removal of a director, with or without cause, and for certain bylaw amendments.

Annual Meetings

          The annual meeting of BT Financial for the election of directors shall be held on the second Tuesday of May of each year or at such other time as may be fixed by the Board of Directors. Written notice of the meeting stating the place, day and hour of the meeting must be mailed at least 5 days before the meeting to each shareholder entitled to vote at the meeting. The annual meeting of First Philson for the election of directors shall be held at such time fixed by the First Philson Board of Directors. Written notice of the meeting must be mailed to each shareholder entitled to vote at the meeting at least 10 days but not more than sixty days before the date of the meeting.

Removal of Directors

          Under the BCL, unless otherwise provided in the articles of incorporation, if a bylaw of that corporation adopted by the shareholders provides for a classified board of directors, directors generally may be removed from office only for cause by the vote of shareholders entitled to vote on the matter. The BT Financial articles and bylaws each provide for a classified board. The BT Financial articles contain a provision permitting removal of directors without cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of BT Financial entitled to vote for the election of directors, given in person or by proxy, at a meeting duly called for the purpose of voting thereon. Under the BCL, any director or shareholder may apply to a court for the removal of a director.

          The GCL provides that any director or the entire board of directors may be removed with or without cause by a majority of shareholders entitled to vote at an election of directors. First Philson's certificate of incorporation provides that a director may be removed, with or without cause, only by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

Liquidation

          As with BT Financial Common Stock, in the event of any liquidation, dissolution or winding up of First Philson, holders of First Philson Common Stock will be entitled to share ratably in all assets available for distribution after the payment of debts, liabilities and preferences.

Preemptive Rights

          Holders of BT Financial Common Stock and First Philson Common Stock are not entitled to preemptive rights to acquire additional unissued shares of each corporation's common stock.

Anti-takeover Provisions

          BT Financial is subject to the anti-takeover sections of the BCL described on page 49. First Philson is not subject to the BCL. The provisions of First Philson's certificate of incorporation and bylaws creating a classified board of directors and requiring the affirmative vote of at least 80% of the outstanding shares entitled to vote to remove a director with or without cause have "anti-takeover" effects.

          First Philson is also subject to the anti-takeover provisions of the GCL. The GCL contains a business combination section which generally provides that any person who acquires 15% or more of a corporation's voting stock thereby becoming an interested stockholder, may not engage in a wide range of business combinations for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved prior to the date of the interested stockholder's acquisition, either the business combination or the interested stockholder's acquisition, (ii) the interested stockholder acquires at least 85% of the corporation's voting stock at the time of the transaction in which the interested stockholder became an interested stockholder, or (iii) the transaction is approved by the board of directors and authorized at an annual or special meeting by at least 2/3 of the outstanding shares not owned by the interested stockholder. These restrictions on interested stockholders do not apply, if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the GCL, or (ii) the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section. First Philson is governed by this section because there is no express provision otherwise contained in its charter or bylaws.

          Like BT Financial, First Philson, as a bank holding company, is also governed by the Change in Bank Control Act of 1978, as amended, described on page 50.

Approval of Fundamental Changes

          Under the GCL and the BCL, a proposed plan of merger or consolidation must be approved by the board of directors and by a majority of the votes cast by the shareholders entitled to vote thereon. In some cases, under the BCL, the approval of the board is sufficient.

          Under the BCL, to authorize the voluntary dissolution of a corporation, there must be (1) approval by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and (2) the proposal to voluntarily dissolve must be recommended by the board of directors. Under the GCL, there must be (1) approval by an affirmative vote of the majority of the votes cast by all stockholders entitled to vote thereon and (2) approval of a majority of the board of directors. The GCL also provides that the dissolution of a corporation may also be authorized without action of the directors if all shareholders entitled to vote thereon shall consent in writing.

Rights

          Each share of BT Financial Common Stock has attached to it one Right issued pursuant to the Rights Agreement. See "Description of BT Financial Capital Stock - BT Financial Shareholder Rights Plan" on page 47. No such rights are attached to the shares of First Philson Common Stock.

Right to Call a Special Meeting

          The BCL provides that a special meeting of the shareholders of a registered corporation may be called at any time (i) by the board of directors,
(ii) by such officers or other persons as may be designated in the bylaws of that corporation, or (iii) by any shareholder of a registered corporation that is an "interested shareholder" who is calling a special meeting for the purpose of approving a "business combination" (both as defined in Section 2553 of the BCL). The bylaws of BT Financial provide that special meetings of the shareholders of BT Financial may be called by the Chairman of the BT Financial Board of Directors, the President of BT Financial, the BT Financial Board of Directors or shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at an annual or special meeting of shareholders.

          The GCL provides that special meetings of the stockholders may be called by the board of directors or persons authorized by the certificate of incorporation or bylaws. The certificate of incorporation of First Philson provides that special meetings of the shareholders may be called by the majority of the Board of Directors, the Chairman of the Board, or the President.

Action by Shareholders Without a Meeting

          BT Financial's by-laws provide that shareholders may act by unanimous written consent in lieu of a meeting on any action to be taken at a meeting. First Philson's Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of First Philson's shareholders may be taken without a meeting and the power of First Philson's shareholders to consent in writing to the action without a meeting is expressly denied.

Duties and Liabilities of Directors

          The BCL permits a corporation to include in its bylaws a provision adopted by its shareholders which eliminates the personal liability of directors for monetary damages for any action taken (or any failure to take any action) unless (i) the directors have breached or failed to perform the duties of their offices under the BCL and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a corporation may not eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to local, state or federal law. BT Financial's bylaws provide that a director will not be personally liable for monetary damages for any action taken, or failure to take any action, except that there is no elimination of, or limitation on, the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by law. The GCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty as a director. Such provision shall not eliminate or limit the liability of a director: for any breach of the duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or any wilful or negligent violation of the dividend provision of the GCL ((S)173) or the stock ownership provision of the GCL ((S)160); or for any transaction from which the director derived an improper benefit. First Philson's certificate does not contain such a provision.

          The BCL permits a corporation, unless otherwise restricted in its bylaws, to indemnify any person involved in any third party or derivative action, by reason of the fact that person is or was a representative of the corporation or is or was serving at the request of that corporation as a representative of another corporation or enterprise, against expenses (in both third party and derivative actions), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In general, under the BCL, no indemnification is allowable in derivative actions to the extent a person has been adjudged liable to the corporation, unless, and only to the extent that, the applicable court finds him entitled to indemnification against expenses despite such adjudication. To the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any third party or derivative action, indemnification against expenses is mandatory. The BCL permits a corporation to provide additional indemnification rights to persons seeking indemnification whether or not that corporation would have the power to indemnify such persons under any other provision of the BCL, including with respect to derivative actions, so long as the act or failure to act giving rise to the indemnification right did not constitute willful misconduct or recklessness. The BT Financial articles and bylaws do not restrict the indemnification permitted by law.

          The GCL authorizes a corporation to indemnify any director who has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. GCL extends this protection to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if that person was or is party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding. The GCL mandates indemnification for expenses where a director or officer of a corporation has been successful on the merits or otherwise in defense of the suit. The GCL permits indemnification where the director or officer is unsuccessful, but does not mandate indemnification. The GCL authorizes indemnification only for expenses (including attorneys' fees) incurred in derivative suits. First Philson's bylaws permit indemnification to the fullest extent of the law.

                 REGULATION OF BT FINANCIAL UNDER BANKING LAWS

          BT Financial is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended ("BHCA"). As such, BT Financial is subject to regulation and supervision by the Federal Reserve. BT Financial is required to file reports with the Federal Reserve. BT Financial may not, without prior approval of the Federal Reserve, acquire 5% or more of the voting shares of another bank. Laurel Bank and Laurel Trust Company are subject to supervision and examination by the Federal Reserve, the Pennsylvania Department of Banking and, to some extent, the FDIC. Laurel Bank is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operation of Laurel Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Payment Of Dividends And Other Restrictions

          BT Financial is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations under federal and state law on the extent to which BT Financial's subsidiaries, including Laurel Bank, can finance or otherwise supply funds to BT Financial.

          The principal source of BT Financial's cash revenues is dividends from its subsidiaries. There are limitations under federal and Pennsylvania law on the payment of dividends by such subsidiaries. BT Financial receives substantially all of its dividend revenue from Laurel Bank. In 1999, under regulatory guidelines and without prior approval of bank regulators, Laurel Bank can declare dividends to BT Financial generally equal to the net earnings of Laurel Bank for the period January 1, 1999 through the date of declaration less dividends previously paid in 1999.

          Under the Pennsylvania Banking Code, the board of directors of a Pennsylvania bank may, from time to time, declare, and that bank may pay, dividends on its outstanding shares subject to any restrictions in the articles of incorporation of that bank. Neither Laurel Bank nor Laurel Trust Company have any such restrictions in their articles. In addition, the Banking Code permits a bank to declare and pay dividends only out of accumulated net earnings and to pay dividends in cash or other property. A dividend may not be declared or paid unless (i) any transfer of net earnings to surplus has been made prior to the declaration of the dividend and (ii) the surplus of the bank would not be reduced by the payment of the dividend.

          The prior approval of the Federal Reserve is required if the total of all dividends declared by any state member bank of the Federal Reserve System such as Laurel Bank in any calendar year exceeds the bank's net profits (as defined in the applicable law) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The Federal Reserve Board, as well as the other federal banking regulators, has indicated that banking organizations should pay dividends only out of current operating earnings.

          Federal and state regulatory agencies also have authority to prohibit a state member bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. Each of the federal bank regulators have indicated that the payment of dividends that would deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice.

          In addition, Laurel Bank is subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, BT Financial and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

          There are no dividend restrictions in the articles of incorporation of Laurel Bank.

Loans

          There are various legal restrictions on the extent to which each of BT Financial and its nonbank subsidiaries can borrow or otherwise obtain credit from Laurel Bank. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of BT Financial or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to BT Financial and all such non-bank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.

          Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy

          The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guidelines ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be composed of common stockholders equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries, ("Tier 2 Capital") and a limited amount of perpetual preferred stock, less goodwill and certain intangibles ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, other preferred stock and a limited amount of loan loss reserves. At December 31, 1998, BT Financial's Tier 1 and Total Capital Ratios were 11.25% and 12.13%, respectively.

          In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to total assets, less goodwill (the "Leverage Ratio"), of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. BT Financial's Tier 1 Leverage Ratio at December 31, 1998 was 8.41%. The Federal Reserve guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

          Laurel Bank is subject to similar capital requirements.

          Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described below under "FDICIA."

          BT Financial's current capital ratios exceed the current requirements under these capital guidelines.

Support Of Laurel Bank

          Under Federal Reserve policy, BT Financial is expected to act as a source of financial strength to, and to commit resources to support Laurel Bank. This support may be required at times when, absent such Federal Reserve policy, BT Financial might not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and be entitled to priority of payment.

          Under the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." The term "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Prompt Corrective Action

          The Federal Deposit Insurance Corporation Act of 1991 ("FDICA"), among other things, requires the federal banking agencies to take "Prompt Corrective Action" in respect of depository institutions that do not meet minimum capital requirements. FDICA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

          Under the regulations, an FDIC-insured bank will be (i) "well capitalized" if it has a Total Capital ratio of ten percent or greater, a Tier 1 Capital ratio of six percent or greater and a Leverage Ratio of five percent or greater and is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a Total Capital ratio of eight percent or greater, a Tier 1 Capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a Total Capital ratio of less than eight percent, a Tier 1 Capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a Total Capital ratio of less than six percent, a Tier 1 Capital ratio of less than three percent or a Leverage Ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 1998, Laurel Bank had capital levels that qualify it as being "well capitalized" under the regulations.

          FDICA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

          "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations on its ability to accept "brokered" deposits.

Interstate Banking and Branching Legislation

          The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. In addition, a bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo interstate branching.

FDIC Insurance Assessments

          Effective January 1, 1996, the FDIC reduced the insurance premiums it currently charges on bank deposits insured by BIF to the statutory minimum of $2,000 for "well capitalized" banks. The Deposit Insurance Funds Act of 1996, enacted on September 30, 1996 ("DIFA"), reduced the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks and insured by SAIF to the same levels assessed for deposits insured by BIF. DIFA also provided for a special one-time assessment imposed on deposits insured by SAIF, including such deposits held by banks, to bring the SAIF up to statutorily required levels.

          DIFA further provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF, and continues the assessments currently imposed on depository institutions with respect to SAIF-insured deposits, to pay for the cost of Financing Corporation funding.

                            BT FINANCIAL CORPORATION

Business

          BT Financial is a bank holding company located in Johnstown, Pennsylvania. BT Financial was incorporated under the laws of the Commonwealth of Pennsylvania on December 16, 1982.

          BT Financial has one banking subsidiary, Laurel Bank. Laurel Bank's principal place of business is in Johnstown, Pennsylvania. At December 31, 1998, BT Financial had total assets of $1.70 billion, total deposits of $1.39
billion and total shareholders' equity of $163.6 million.   BT Financial has
four wholly-owned non-bank subsidiaries;

          . Bedford Associates, Inc., which holds and leases property used by BT
            Financial's subsidiaries;

          . Laurel Trust Company, a trust company which provides trust and investment services;

          . Laurel Community Development Corporation, a corporation which conducts community development activities; and

          . Bedford Associates of Delaware, Inc., which is an investment holding company.

          BT Financial's business is primarily incident to Laurel Bank. Laurel Bank conducts business through a network of 69 full-service offices located throughout Allegheny, Armstrong, Bedford, Blair, Butler, Cambria, Fayette, Indiana, Somerset and Westmoreland counties. Laurel Bank operates under the management of its own officers and directors, although marketing, human resources, investment, accounting, data processing and credit review are coordinated through BT Financial. In addition, Laurel Bank operates 54 automated teller machines ("ATM's") which are part of the "Cirrus" and "MAC" systems. "Cirrus" and "MAC" provide links to national and regional ATM networks.

          Laurel Bank provides a full range of financial services to individuals, businesses and governmental bodies, including accepting demand, savings and time deposits, safe deposit facilities, electronic banking services, debit cards, money transfer services and other banking services. Laurel Bank also offers lending services, including consumer, real estate, commercial and industrial loans. The Bank's deposits are insured by the FDIC, the majority by the Bank Insurance Fund ("BIF"), with certain deposits insured by the Savings Association Insurance Fund ("SAIF"). While Laurel Bank has trust powers, substantially all trust business of BT Financial's affiliates is conducted by Laurel Trust Company.

          Bedford Associates, Inc. is a Pennsylvania corporation formed for the purpose of holding and leasing property used by BT Financial's Subsidiaries.
It is located in Johnstown, Pennsylvania and is a wholly-owned non-banking subsidiary of BT Financial.

          Laurel Trust Company, formerly known as BT Management Trust Company, is located in Johnstown, Pennsylvania. It is a Pennsylvania chartered trust company formed on April 30, 1990. Laurel Trust Company offers a wide range of corporate and personal trust services, as well as pension and fiduciary services. As of December 31, 1998, Laurel Trust Company manages assets with a market value of $792 million.

          Laurel Community Development Corporation, formerly known as Moxham Community Development Corporation, was organized in 1992 to conduct community development activities. It is a for-profit Pennsylvania corporation conducting activities consisting of equity investments as a limited partner in various housing developments.

          Bedford Associates of Delaware, Inc., a Delaware corporation was formed in 1998 for the purpose of holding and managing certain investments of BT Financial. It is located in Wilmington, Delaware, and is a wholly-owned non-banking subsidiary of BT Financial.

          BT Financial and Laurel Bank are subject to competition in all aspects of their businesses from banks as well as other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, money market mutual funds, brokerage firms, investment companies, credit companies and insurance companies. They also compete with nonfinancial institutions, including retail stores that maintain their own credit programs, and with governmental agencies that make loans available to certain borrowers. Some of BT Financial's competitors are larger and have greater financial resources and facilities than BT Financial.

          As of December 31, 1998, BT Financial and its subsidiaries had a total of 777 full time equivalent banking and administrative employees.

Management and Additional Information

          Certain information relating to BT Financial's executive compensation, various benefit plans (including stock option plan), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to BT Financial is incorporated herein by reference or set forth in BT Financial's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. Shareholders desiring copies of such documents may contact BT Financial at its address or telephone number indicated under "Where You Can Find More Information," on pages 62 and 63.

                                 FIRST PHILSON

Business

          First Philson is a bank holding company organized in 1985 under the GCL and is registered under the Bank Holding Company Act of 1956, as amended. First Philson Bank, N.A. (the "Bank") and Flex Financial Consumer Discount Company ("Flex") are wholly-owned subsidiaries of First Philson. The Bank is the surviving bank of the former National Bank of Western Pennsylvania and The Philson National Bank, which merged on January 1, 1991. The Bank is a national banking association organized under the laws of the United States. In order for First Philson to offer product diversification within the surrounding market area, First Philson formed Flex. Flex was incorporated, as a consumer discount company, under the laws of Pennsylvania, in May 1997 and began operations on September 22, 1997. Flex is regulated by the Pennsylvania Department of Banking. First Philson's principal activities consist of owning and operating the Bank and Flex.

          First Philson and its subsidiaries derive substantially all their income from banking and bank-related services. First Philson functions primarily as a coordinating and servicing unit for its subsidiaries in general management, loan policies and procedures, accounting and taxes, loan review, auditing, investment advisory, compliance, marketing, general corporate services, and financial and strategic planning.

          The business conducted by First Philson and its subsidiaries is not seasonal nor does it have any risks attendant to foreign sources.

          The Bank conducts general banking business through nine locations in Somerset and Fayette Counties, Pennsylvania. The Bank is a full-service bank offering (1) retail banking services, such as demand, savings and time deposits, money market accounts, secured and unsecured loans, mortgage loans, safe deposit boxes, holiday club accounts, money orders, and traveler's checks; (2) lending, depository and related financial services to commercial, industrial, financial, and governmental customers, such as a real estate mortgage loans, revolving credit arrangements, lines of credit, real estate construction loans, business money market and savings accounts, certificates of deposit, wire transfers, and night depository; and (3) credit card operations through MasterCard, VISA and Discover. The Bank also operates seven automated bank teller machines, ("ATMS").

          The Bank's deposit base is such that the loss of one depositor or a related group of depositors would not have a materially adverse effect on its business. In addition, the loan portfolio is also diversified so that one industry or group of related industries does not comprise a material portion of the loan portfolio.

          The Bank is federally chartered and is subject to primary supervision by the Office of the Comptroller of the Currency ("OCC"). The Bank is also subject to the regulations of the Board of Governors of the Federal Reserve Bank ("Federal Reserve Board") and the Federal Deposit Insurance Corporation ("FDIC"). Its deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC.

          Flex conducts consumer lending through its one office located in Somerset, Pennsylvania. Flex offers consumer discount loans, sales finance loans, and first and second residential mortgage loans, to customers within the surrounding market area.

          As of December 31, 1998, First Philson and its subsidiaries had 105 full-time employees and 126 total employees.

Management and Additional Information

          Certain information relating to First Philson's executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to First Philson is incorporated herein by reference or set forth in First Philson's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. Shareholders desiring copies of such documents may contact First Philson at its address or telephone number indicated under "Where You Can Find More Information" on page 64.

                                 LEGAL MATTERS

          The validity of the shares of BT Financial Common Stock to be issued in connection with the merger and certain other legal matters regarding BT Financial will be passed upon by Pepper Hamilton LLP, Pittsburgh, Pennsylvania. Certain legal matters regarding First Philson will be passed upon by Plowman, Spiegel & Lewis, P.C., Pittsburgh, Pennsylvania.


                                    EXPERTS

          The consolidated financial statements of BT Financial as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Joint Proxy Statement-Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

          The consolidated financial statements of First Philson as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Joint Proxy Statement-Prospectus have been incorporated herein in reliance on the report of S.R. Snodgrass, A.C., independent certified public accountants, given on authority of that firm as experts in accounting and auditing.


       WHERE YOU CAN FIND MORE INFORMATION

          BT Financial has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to First Philson Stockholders of the shares of BT Financial Common Stock to be issued in connection with the merger (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about BT Financial and BT Financial Common Stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement-Prospectus.

          In addition, BT Financial and First Philson file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the SEC:


Public Reference Room     New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center          Citicorp Center
Room 1024                 Suite 1300                    500 West Madison Street
Washington, DC  20549     New York, New York  10048     Suite 1400
                                                        Chicago, Illinois  60661-2511

          You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. For information, call 1-800-SEC-0330.

          The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BT Financial and First Philson, who file electronically with the Commission. The address of that site is http://www.sec.gov. The address of BT Financial's site is http://www.btfinancial.com.

          You can also inspect reports, proxy statements and other information about BT Financial at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006 and about First Philson at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1872.

          The Commission allows BT Financial and First Philson to "incorporate by reference" information into this Joint Proxy Statement-Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Joint Proxy Statement-Prospectus, except for any information that is superseded by information that is included directly in this document.

          This Joint Proxy Statement-Prospectus incorporates by reference the documents listed below that BT Financial and First Philson have previously filed with the Commission. They contain important information about the companies and their financial condition.


    BT Financial SEC Filings                            Period
    ------------------------                            ------
Annual Report on Form 10-K............. Year ended December 31, 1998, as filed March 31,
                                        1999

Current Reports on Form 8-K............ Filed March 8, 1999



 First Philson SEC Filings                              Period
 -------------------------                              ------
Annual Report on Form 10-K............. Year ended December 31, 1998, as filed March 30,
                                        1999

Proxy Statement on Schedule 14A........ Filed ***, 1999

Current Reports on Form 8-K............ Filed March 12, 1999


          BT Financial and First Philson incorporate by reference additional documents that either company may file with the Commission between the date of this Joint Proxy Statement-Prospectus and the dates of the BT Financial Special Meeting and the First Philson Annual Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

          BT Financial has supplied all information contained or incorporated by reference in this Joint Proxy Statement-Prospectus relating to BT Financial, as well as all pro forma financial information, and First Philson has supplied all such information relating to First Philson.

          You can obtain any of the documents incorporated by reference in this document through BT Financial or First Philson, as the case may be, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

        BT FINANCIAL                              FIRST PHILSON
  BT Financial Corporation              First Philson Financial Corporation
      551 Main Street                             534 Main Street
    Johnstown, PA  15901                          Berlin, PA  15530
 Telephone:  (814) 532-3801                   Telephone:  (814) 267-4666

          If you would like to request documents, please do so by [Date five days before Meeting Date] to receive them before the Meetings. If you request any incorporated documents from BT Financial or First Philson, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

          BT Financial and First Philson have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Joint Proxy Statement-Prospectus or in any of the materials that are incorporated into this document. Therefore, if anyone does give a shareholder information of this sort, the shareholder should not rely on it. If the shareholder is in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if the shareholder is a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extent to that shareholder. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


                           FORWARD-LOOKING STATEMENTS

          This Joint Proxy Statement-Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition , results of operations, plans, objectives, future performance and business of each of BT Financial and First Philson, as well as certain information relating to the merger, including, without limitation (i) statements relating to the cost savings expected to result from the merger, (ii) statements relating to revenues expected to result from the merger; (iii) statements preceded by, followed by or that include the words "believes," "expects," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) expected cost savings from the merger may not be fully realized or realized within the expected time frame; (b) revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of First Philson into BT Financial may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in Pennsylvania in which BT Financial and First Philson are doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which BT Financial or First Philson is engaged; (h) technological changes (including "Year 2000" data systems compliance issues) may be more difficult or expensive than anticipated; and (i) changes may occur in the securities markets. See "Where You Can Find More Information" on page 64.

                             FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Information

          The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact on the historical financial positions and results of operations of BT Financial and First Philson of the merger under the "pooling of interests" method of accounting. The unaudited pro forma condensed combined financial information combines the historical financial information of BT Financial and First Philson for the twelve-month periods ended December 31, 1998, 1997, and 1996 respectively. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred at the beginning of each period covered by such statements of income. The pro forma condensed combined balance sheet assumes the merger was consummated on December 31, 1998.

          The pro forma condensed combined financial information as of December 31, 1998 and each of the three years ended December 31, 1998, 1997 and 1996, respectively, is based on and derived from, and should be read in conjunction with, (a) the historical consolidated financial statements and the related notes thereto of BT Financial, which are incorporated by reference herein, and (b) the historical consolidated financial statements and the related notes thereto of First Philson, which are incorporated by reference herein. See "Where You Can Find More Information" on page 64. The pro forma condensed combined financial statements do not give effect to the anticipated cost savings or potential revenue enhancements in connection with the merger.

          The pro forma data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the period or as of the dates for which the pro forma data are presented.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1998
(In thousands, except for share per share amounts)
(UNAUDITED)

                                                                           Pro Forma                 Pro Forma
                                        BT Financial   First Philson       Adjustments                Combined
                                        -------------  ------------        -----------               ---------
Assets:
Cash and cash equivalents                     57,522          10,301                                    67,823
Interest-bearing deposits with banks              57               -                                        57
Federal funds sold                            17,000           2,700                                    19,700
Investment securities                        346,598          89,244            (27) /(1)/             435,815
Loans, net of unearned interest            1,218,186         107,555                                 1,325,741
Reserve for loan losses                      (10,971)         (2,731)                                  (13,702)
Premises and equipment                        28,665           3,512                                    32,177
Other assets                                  45,271           3,026                                    48,297
                                      ------------------------------------------------------------------------
Total assets                               1,702,328         213,607            (27)                 1,915,908
                                      ========================================================================

Liabilities:
Non-interest bearing deposits                210,127          24,663                                   234,790
Interest bearing deposits                  1,182,893         160,467                                 1,343,360
                                      ------------------------------------------------------------------------
Total deposits                             1,393,020         185,130                                 1,578,150
Funds borrowed                                37,258           1,941                                    39,199
Other liabilities                              8,436             947                                     9,383
Long-term borrowings                         100,031               0                                   100,031
                                      ------------------------------------------------------------------------
Total liabilities                          1,538,745         188,018                                 1,726,763
                                      ------------------------------------------------------------------------

Stockholders' Equity:
Preferred stock                                    -               -                                         -
Common stock                                  64,926           4,356         10,167  /(2)/              79,449
Surplus                                       43,993          11,644        (10,167) /(2)/              45,470
Retained earnings                             53,057           9,163                                    62,220
Treasury stock                                     -               -            (24) /(1)/                 (24)
Accumulated other comprehensive
 income                                        1,607             426             (3) /(1)/               2,030
                                      ------------------------------------------------------------------------
Total shareholders' equity                   163,583          25,589            (27)                   189,145
                                      ------------------------------------------------------------------------
Total liabilities and shareholders'
 equity                                    1,702,328         213,607            (27)                 1,915,908
                                      ========================================================================
Book value per share                           12.60           14.69                                     11.91
Shares outstanding                        12,985,272       1,742,400      1,162,180  /(2)/          15,889,852

(1) Records the 1000 shares of BT Financial stock owned by First Philson as treasury stock.

(2) Reflects the issuance of 1.667 shares of BT Financial Common Stock for each share of First Philson Common Stock.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1998
(In thousands, except for share and per share amounts)
(UNAUDITED)


                                                                           Pro Forma                Pro Forma
                                        BT Financial   First Philson      Adjustments                Combined
                                        ------------   -------------      -----------               ---------
Interest Income
Loans, including fees                         97,041           9,552                                   106,593
Investment securities                         26,529           4,716                                    31,245
Money market investments                         361             727                                     1,088
                                      ------------------------------------------------------------------------
Total interest income                        123,931          14,995                                   138,926
                                      ------------------------------------------------------------------------

Interest Expense
Deposits                                      47,171           5,753                                    52,924
Short-term borrowings                          2,876             111                                     2,987
Long-term borrowings                           4,510               -                                     4,510
                                      ------------------------------------------------------------------------
Total interest expense                        54,557           5,864                                    60,421
                                      ------------------------------------------------------------------------

Net Interest Income                           69,374           9,131                                    78,505
Provision for loan losses                      5,940              44                                     5,984
                                      ------------------------------------------------------------------------
Net interest income after provision
    for loan losses                           63,434           9,087                                    72,521
                                      ------------------------------------------------------------------------

Other Income
Net security gains                               454               -                                       454
Other                                         13,282           1,025                                    14,307
                                      ------------------------------------------------------------------------
Total other income                            13,736           1,025                                    14,761
                                      ------------------------------------------------------------------------

Other Expenses
Salaries and employee benefits                25,063           3,391                                    28,454
Occupancy and equipment expense                9,529             917                                    10,446
Amortization of intangible assets              2,095               -                                     2,095
Other operating expenses                      14,269           1,984                                    16,253
                                      ------------------------------------------------------------------------
Total other expenses                          50,956           6,292                                    57,248
                                      ------------------------------------------------------------------------
                                              26,214           3,820                                    30,034
Income Before Income Taxes
Provision for income taxes                     7,936           1,039                                     8,975
                                      ------------------------------------------------------------------------
Net Income                                    18,278           2,781                                    21,059
                                      ========================================================================
Earnings per share - basic                      1.41            1.60                                      1.33
Weighted average shares outstanding-
 basic                                    12,985,272       1,742,400      1,161,780 /(1)/           15,889,452
Earnings per share - diluted                    1.41            1.60                                      1.33
Weighted average shares outstanding-
 diluted                                  12,985,272       1,742,400      1,161,780 /(1)/           15,889,452

Dividends paid per common share                 0.72            0.49                                      0.64

(1)  Reflects the adjustment to weighted average shares due to the issuance of
     1.667 shares of BT Financial Common Stock for each share of First Philson Common Stock, excluding the weighted average shares of BT Financial Common Stock that was held by First Philson.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
(In thousands, except for share and per share amounts)
(UNAUDITED)

                                                                   Pro Forma          Pro Forma
                                     BT Financial  First Philson  Adjustments          Combined
                                     ------------  -------------  -----------         ----------
Interest Income
Loans, including fees                      92,112          9,301                         101,413
Investment securities                      23,161          4,627                          27,788
Money market investments                      699            613                           1,312
                                   -------------------------------------------------------------
Total interest income                     115,972         14,541                         130,513
                                   -------------------------------------------------------------

Interest Expense
Deposits                                   46,131          5,741                          51,872
Short-term borrowings                       1,905             98                           2,003
Long-term borrowings                        1,112              -                           1,112
                                   -------------------------------------------------------------
Total interest expense                     49,148          5,839                          54,987
                                   -------------------------------------------------------------

Net Interest Income                        66,824          8,702                          75,526
Provision for loan losses                   4,230             20                           4,250
                                   -------------------------------------------------------------
Net interest income after
 provision for loan losses                 62,594          8,682                          71,276
                                   -------------------------------------------------------------


Other Income
Net security gains (losses)                   195              -                             195
Other                                      12,362          1,017                          13,379
                                   -------------------------------------------------------------
Total other income                         12,557          1,017                          13,574
                                   -------------------------------------------------------------

Other Expenses
Salaries and employee benefits             23,783          3,184                          26,967
Occupancy and equipment expense             9,328            831                          10,159
Amortization of intangible assets           2,020              -                           2,020
Other operating expenses                   13,078          1,925                          15,003
                                   -------------------------------------------------------------
Total other expenses                       48,209          5,940                          54,149
                                   -------------------------------------------------------------

Income Before Income Taxes                 26,942          3,759                          30,701
Provision for income taxes                  9,195          1,028                          10,223
                                   -------------------------------------------------------------
Net Income                                 17,747          2,731                          20,478
                                   =============================================================
Earnings per share - basic                   1.37           1.57                            1.29
Weighted average shares
 outstanding-basic                     12,985,272      1,742,400    1,162,180  /(1)/  15,889,852

Earnings per share - diluted                 1.37           1.57                            1.29
Weighted average shares
 outstanding-diluted                   12,985,272      1,742,400    1,162,180  /(1)/  15,889,852

Dividends paid per common share              0.63           0.38                            0.56

(1)  Reflects the adjustment to weighted average shares due to the issuance of
     1.667 shares of BT Financial Common Stock for each share of First Philson Common Stock.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
(In thousands, except for share and per share amounts)
(UNAUDITED)

                                                                       Pro Forma           Pro Forma
                                        BT Financial  First Philson  Adjustments           Combined
                                        ------------  -------------  -----------          ----------
Interest Income
Loans, including fees                         88,969          8,667                           97,636
Investment securities                         20,470          5,002                           25,472
Money market investments                       1,280            390                            1,670
                                      --------------------------------------------------------------
Total interest income                        110,719         14,059                          124,778
                                      --------------------------------------------------------------

Interest Expense
Deposits                                      43,140          5,853                           48,993
Short-term borrowings                          1,256            136                            1,392
Long-term borrowings                           1,268              -                            1,268
                                      --------------------------------------------------------------
Total interest expense                        45,664          5,989                           51,653
                                      --------------------------------------------------------------

Net Interest Income                           65,055          8,070                           73,125
Provision for loan losses                      2,441              -                            2,441
                                      --------------------------------------------------------------
Net interest income after provision
    for loan losses                           62,614          8,070                           70,684
                                      --------------------------------------------------------------

Other Income
Net security gains                               406              -                              406
Other                                         10,937            942                           11,879
                                      --------------------------------------------------------------
Total other income                            11,343            942                           12,285
                                      --------------------------------------------------------------

Other Expenses
Salaries and employee benefits                24,674          3,007                           27,681
Occupancy and equipment expense                9,013            964                            9,977
Amortization of intangible assets              1,991              -                            1,991
Other operating expenses                      16,656          1,808                           18,464
                                      --------------------------------------------------------------
Total other expenses                          52,334          5,779                           58,113
                                      --------------------------------------------------------------

Income Before Income Taxes                    21,623          3,233                           24,856
Provision for income taxes                     7,213            843                            8,056
                                      --------------------------------------------------------------
Net Income                                    14,410          2,390                           16,800
                                      ==============================================================
Earnings per share - basic                      1.13           1.37                             1.08
Weighted average shares outstanding-
 basic                                    12,650,352      1,742,400     1,162,180  /(1)/  15,554,932

Earnings per share - diluted                    1.13           1.37                             1.07
Weighted average shares outstanding-
 diluted                                  12,753,984      1,742,400     1,162,180  /(1)/  15,658,564

Dividends paid per common share                 0.51           0.31                             0.45

(1)  Reflects the adjustment to weighted average shares due to the issuance of
     1.667 shares of BT Financial Common Stock for each share of First Philson Common Stock.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION


                                 by and between


                           BT Financial Corporation,


                                      and


                      First Philson Financial Corporation

                               TABLE OF CONTENTS


ARTICLE I - DEFINITIONS................................................   1
     1.01.  Definitions................................................   1
     1.02.  Accounting Terms...........................................   5

ARTICLE II - THE MERGER................................................   6
     2.01.  Merger.....................................................   6
     2.02.  Conversion of Shares of Common Stock.......................   6
     2.03.  Articles of Incorporation; By-Laws.........................   7
     2.04.  Directors and Officers.....................................   7
     2.05.  Closing....................................................   8
     2.06.  Exchange of Certificates for Stock and Cash................   8
     2.07.  Termination of this Reorganization Agreement...............   9
     2.08.  Consequences of Termination................................  10
     2.09.  Confidentiality............................................  11
     2.10.  Public Disclosure..........................................  11

ARTICLE III - SHAREHOLDER APPROVAL.....................................  11
     3.01.  First Philson Shareholders Meeting.........................  11
     3.02.  BT Financial Shareholders Meeting..........................  12

ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS.................  12
     4.01.  Representations and Warranties of First Philson............  12
     4.02.  Representations and Warranties of BT Financial.............  26
     4.03.  Covenants of All Parties...................................  30
     4.04.  Covenants of First Philson.................................  33
     4.05.  Covenants of BT Financial..................................  38

ARTICLE V - CONDITIONS PRECEDENT.......................................  42
     5.01.  Conditions Precedent to the Obligations of BT Financial....  42
     5.02.  Conditions Precedent to the Obligations of First Philson...  47
     5.03.  Waivers....................................................  50

ARTICLE VI - BROKERS AND EXPENSES......................................  51
     6.01.  Brokers....................................................  51
     6.02.  Expenses...................................................  51

ARTICLE VII - MISCELLANEOUS............................................  51
     7.01.  Further Assurances.........................................  51
     7.02.  Survival of Representations, Warranties and Covenants......  51
     7.03.  Notices....................................................  52
     7.04.  Binding Effect.............................................  52

     7.05.  Headings...................................................  53
     7.06.  Counterparts...............................................  53
     7.07.  Integration; No Third-Party Beneficiaries..................  53
     7.08.  Severability...............................................  53
     7.09.  Amendments.................................................  53
     7.10.  Governing Law..............................................  54
     7.11.  Incorporation by Reference.................................  54


Schedules and Exhibits
----------------------

Schedule 4.01(f)              First Philson - Financial Statements
Schedule 4.01(m)              First Philson - Loans
Schedule 4.01(p)              First Philson - Real Property
Schedule 4.01(q)              First Philson - Environmental Conditions
Schedule 4.01(q)(iii)         First Philson - Governmental Filings
Schedule 4.01(s)              First Philson - Leases
Schedule 4.01(t)              First Philson - Material Contracts
Schedule 4.01(v)              First Philson - Employee Benefits
Schedule 4.01(w)              First Philson - Employment Contract
Schedule 4.01(y)              First Philson - Bond Claim
Schedule 4.01(cc)             First Philson - Investments


Exhibit A      First Philson Financial Corporation Affiliates Agreement
Exhibit B      BT Financial Corporation Affiliates Agreement


----------------
*The Table of Contents is not part of this Agreement.

                      AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION, is made and entered into as of this 23rd day of February, 1999 (the "Reorganization Agreement"), by and among BT Financial Corporation, a business corporation organized and existing under the laws of the Commonwealth of Pennsylvania with its principal office at 551 Main Street, Johnstown, PA 15901 ("BT Financial"),

                                      AND

First Philson Financial Corporation, a corporation organized and existing under the laws of Delaware with its principal office at 534 Main Street, Berlin, PA 15530 ("First Philson").

                                  WITNESSETH:

          WHEREAS, the respective Boards of Directors of BT Financial and First Philson have determined that it would be in the best interests of their respective organizations, shareholders and customers and the communities served by them for First Philson to be merged with and into BT Financial (the "Merger") pursuant to this Reorganization Agreement, whereby the shareholders of First Philson will receive shares of common stock of BT Financial in exchange for their First Philson Common Stock; and

          WHEREAS, the respective Boards of Directors of BT Financial and First Philson have approved the proposed merger of First Philson with and into BT Financial upon the terms and conditions set forth in this Reorganization Agreement; and

          WHEREAS, the parties intend that the Merger will (i) be accounted for as a pooling of interests under generally accepted accounting principals and
(ii) qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

      1.01. Definitions. The terms defined in this Section 1.01 shall have the meanings herein specified, unless the context clearly requires otherwise. Other terms used herein are defined elsewhere in this Reorganization Agreement.

               "Affiliate" of a Party means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Party.

               "AMEX" means the American Stock Exchange.

               "Articles of Merger" means the Articles of Merger delivered to the Department of State of the Commonwealth of Pennsylvania for filing pursuant to Sections 1921 et seq. of the BCL.

               "Bank" means First Philson Bank, N.A.

               "Banking Code" means the Pennsylvania Banking Code of 1965, as amended.

               "Bank Merger" means the merger of Bank with and into Laurel Bank, with Laurel Bank as the Resulting Institution.

               "BCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

               "BT Financial Common Stock" means the common stock, par value $5.00 per share, of BT Financial.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               "Certificate of Merger" means the Certificate of Merger delivered to the Secretary of State of Delaware for filing pursuant to Section 252 of the GCL.

               "Closing Date" shall have the meaning set forth in Section
          2.05(a).

               "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986.

               "Comptroller" means the Office of the Comptroller of the Currency.

               "Computer Systems" means the hardware, software and embedded microcontrollers in noncomputer equipment.

               "Department of Banking" means the Pennsylvania Department of Banking.

               "Effective Time" means the date and time specified in the Articles of Merger and Certificate of Merger.

               "Environmental Condition" shall have the meaning set forth in
          Section 4.01(q).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "FDIA" means the Federal Deposit Insurance Act, as amended.

               "FDIC" means the Federal Deposit Insurance Corporation.

               "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

               "FHLMC" means the Federal Home Loan Mortgage Corporation.

               "First Philson Common Stock" means the common stock, $2.50 par value per share, of First Philson.

               "FNMA" means the Federal National Mortgage Association.

               "GCL" means the Delaware General Corporation Law , as amended.

               "GNMA" means the Government National Mortgage Association.

               "NASD" means the National Association of Securities Dealers, Inc.

               "NASDAQ" means the NASD Automated Quotations System.

               "Option" means the Option granted to BT Financial by First Philson under the Stock Option Agreement of even date herewith between BT Financial and First Philson.

               "Owned Real Property" shall have the meaning set forth in Section 4.01(p).

               "Parties" means BT Financial and First Philson.

               "PBG" means the Pension Benefit Guaranty Corporation.

               "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or a subdivision thereof or a governmental agency.

               "Permitted Dividend" means (a) a regular quarterly cash dividend declared and paid in accordance with First Philson's past practices as to time of declaration, payment and amount, whose aggregate amount shall not exceed the lower of (A) the higher of (i) $.13 1/2 per share, and (ii) the subtrahend of $.13 1/2 per share minus the amount of quarterly dividends paid since the date of this Agreement multiplied by the number of calendar quarters ending after the date of this Agreement, and (B) the higher of (i) the amount by which net income per share for the quarter ending immediately before the quarter in which such dividend is paid exceeded $.53 1/2 per share and (ii) the amount by which cumulative net income for each quarter ending after the date of this Agreement and before the quarter in which such dividend is paid shall have exceeded $.53 1/2 per share multiplied by the number of quarters ending after the date of this Agreement. The quarterly dividend for December 31, 1999, may be increased in accordance with First Philson's past practices by an aggregate amount not to exceed $.01 per share, provided that the net income for the quarter ending September 30, 1999 shall have exceeded $.40 per share.

               "Joint Proxy Statement/Prospectus" means the Prospectus/Proxy Statement, together with any supplements thereto, to be sent to the shareholders of each of First Philson and BT Financial to solicit their votes in connection with the transactions contemplated by this Reorganization Agreement.

               "Registration Statement" means the registration statement on Form S-4 (or other appropriate form) of BT Financial, including any amendments or supplements thereto, as declared effective by the SEC under the Securities Act with respect to the issuance of BT Financial Common Stock in connection with the Merger and the approval by the shareholders of the transactions contemplated by this Reorganization Agreement, which Registration Statement shall include the Joint Proxy Statement/Prospectus.

               "Regulatory Approvals" means all necessary approvals of the Merger by state and federal agencies, including the Department of Banking, the Federal Reserve Board, the FDIC and the Comptroller.

               "Schedules" means the disclosure schedules attached hereto and made a part hereof.

               "SEC" means the United States Securities and Exchange Commission.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Service" means the United States Internal Revenue Service.

               "Subsidiary" means any corporation or other entity, the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity are at the time directly or indirectly owned or controlled by a Party.

               "Surviving Corporation" means BT Financial after consummation of the Merger.

               "Taxes" means all federal, state and local taxes and similar governmental charges.

               "Transactions" means the negotiation and execution of this Reorganization Agreement and the consummation of the transactions contemplated hereby, and all related transactions.

               "Year 2000 Compliant" means all of the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including but not limited to calculating, comparing and sequencing) from into and between the twentieth and twenty-first centuries, including leap year calculations.

      1.02. Accounting Terms. For all purposes of this Reorganization Agreement, unless the context clearly requires otherwise, any accounting term not specifically defined in this Reorganization Agreement shall have the meaning given to it in accordance with generally accepted accounting principles and practices within the banking industry as in effect as of the date of this Reorganization Agreement.

                                   ARTICLE II
                                   THE MERGER

      2.01. Merger. Upon satisfaction of the conditions set forth herein, at the Effective Time, First Philson shall merge with and into BT Financial in accordance with the provisions and procedures set forth herein, and BT Financial shall be the Surviving Corporation (the "Merger"). At the Effective Time, the separate corporate existence of First Philson shall cease and BT Financial shall succeed to all the rights, privileges, immunities and franchises, and all the property and assets, real, personal and mixed, of First Philson without the necessity for any separate conveyance or other transfer. Except as set forth in
Section 4.05(g), the Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of every kind and description, and neither the rights of creditors nor any liens on the property of First Philson shall be impaired by the Merger.

      2.02.    Conversion of Shares of Common Stock.

      (a) At the Effective Time, each share of First Philson Common Stock then outstanding, except treasury shares, shall be converted into the right to receive 1.667 shares of BT Financial Common Stock (the "Exchange Ratio"), unless the average closing price per share of BT Financial Common Stock on the NASDAQ National Market as reported in the Wall Street Journal for the thirty
                                          ---- ------ -------
(30) consecutive trading days ending on the fifth trading day immediately preceding the mutually agreed upon mailing date of the Joint Proxy/Prospectus (the "Mailing Date")(the "Valuation Period") is less than $24 or more than $32.

          (i) If the average per share price of BT Financial Common Stock is less than $24 for the Valuation Period, BT Financial shall have the option to adjust the Exchange Ratio by increasing the number of shares of BT Financial Common Stock included in the Exchange Ratio, so as to maintain a total consideration of $24 per share of Common Stock based on the average price per share for BT Financial Common Stock for the Valuation Period. If BT Financial does not elect to so adjust the Exchange Ratio, First Philson may elect to terminate this Agreement, and neither party shall have any further liability hereunder; or

          (ii) If the average price per share of BT Financial Common Stock for the Valuation Period is more than $32, BT Financial shall have the option to adjust the Exchange Ratio by reducing the number of shares of BT Financial Common Stock included in the Exchange Ratio, so that the total consideration does not exceed $32 per share of Common Stock based on the average price per share of BT Financial Common Stock for the Valuation Period.

      (b) At the Effective Time, by virtue of the Merger, and without any action on the part of the shareholders of First Philson, each of the then issued and outstanding shares of First Philson Common Stock shall cease to exist and shall be deemed canceled, retired and eliminated, and all rights in respect thereof shall cease except the right to receive BT Financial Common Stock, regardless of whether the certificates representing such shares are surrendered to BT Financial by the shareholders of First Philson.

      (c) The Exchange Ratio shall be adjusted at the Effective Time to reflect any consolidation, split-up, other subdivision or combination of BT Financial Common Stock, any dividend payable in BT Financial Common Stock, or any capital reorganization involving the reclassification of BT Financial Common Stock subsequent to the date of this Reorganization Agreement and prior to such time. BT Financial shall register under the Securities Act all shares of BT Financial Common Stock to be issued in the Merger prior to the Effective Time.

      2.03. Articles of Incorporation; By-Laws. At the Effective Time, the articles of incorporation and bylaws of BT Financial as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation.

      2.04. Directors and Officers.

            (a) The directors and principal officers of BT Financial immediately prior to the Effective Time shall be the directors and principal officers of the Surviving Corporation from and after the Effective Time. In addition, two directors of First Philson designated by First Philson, who shall be acceptable to BT Financial, shall become directors of BT Financial at the Effective Time to serve for such terms as may be determined by BT Financial consistent with its director retirement policies.

            (b) In addition, two directors of First Philson designated by First Philson, (who may include those persons selected to be directors pursuant to clauses (a) or (c) of this Section 2.04), shall be acceptable to BT Financial, shall become directors of Laurel Trust Company at the Effective Time to serve until the 2001 annual meeting of the shareholders of BT Financial.

            (c) Immediately after the Bank Merger, two directors of First Philson, selected by First Philson (who may include those persons selected to be directors of BT Financial pursuant to clauses (a) or (b) of this Section 2.04) and acceptable to BT Financial shall be appointed to the Board of Directors of Laurel Bank, each to serve until the 2001 annual meeting of the shareholders of BT Financial.

      2.05. Closing.

      (a) The closing hereunder ("Closing") shall take place at the offices of Pepper Hamilton LLP, One Mellon Bank Center, Pittsburgh, Pennsylvania 15219, or such other place agreed upon by the Parties, on the Closing Date selected by the Parties which shall be the latest of:

          (i) Any business day within five business days after the receipt of the approval of the Merger by the Department of Banking;

          (ii) Any business day between the thirtieth and thirty-seventh day following receipt of the last Regulatory Approval, if all other conditions set forth in Article VI have been satisfied or waived;

          (iii) The fifth business day after any stay of any Regulatory Approval or any injunction against consummation of the Merger is lifted, discharged or dismissed, if all other conditions set forth in
          Article VI have been satisfied or waived;

          (iv) Such other date as shall be mutually agreed to in writing by the Parties on which all other conditions set forth in Article V shall have been satisfied or waived.

      (b) Any Party may postpone the Closing Date fixed under Section 2.05(a) once for a reasonable period of time (which shall be no more than thirty (30) days but in no event ending later than the day of automatic termination in accordance with Section 2.07(h)) if (i) necessary to enable it to perform any obligations hereunder, provided, that such Party provides prompt written notice to the other Parties of such postponement, stating the reasons therefor, or (ii) the other Party would have the right to terminate this Reorganization Agreement on the basis of the average per share price of BT Financial Common Stock for the Valuation Period under Section 2.02.

      (c) If First Philson or BT Financial shall fail to close because all the conditions precedent to its obligation to close shall not have been met on the Closing Date as postponed, such Party may immediately terminate this Reorganization Agreement by giving written notice of such termination to the other Party.

      2.06.     Exchange of Certificates for Stock and Cash.

      (a) Common Stock. After the Effective Time, each holder of a certificate for theretofore outstanding shares of First Philson Common Stock will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of BT Financial Common Stock to which such shareholder is entitled as provided in Section 2.02 plus cash (payable by check) in lieu of any fractional share of BT Financial Common Stock to which such holder would otherwise be entitled. Such exchange will be effected upon surrender of such certificate to BT Financial or its exchange agent, together with a duly executed and completed Letter of Transmittal, which will be mailed to each holder of a certificate for theretofore outstanding shares of First Philson Common Stock by BT Financial or its exchange agent promptly following the Effective Time.

     (b) Fractional Shares. Neither certificates nor scrip certificates for fractions of shares of BT Financial Common Stock shall be issued. Holders of First Philson Common Stock who would but for Section 2.06(a) be entitled to receive fractions of shares of BT Financial Common Stock shall have none of the rights with respect to such fractions of shares (including, without limitation, the right to receive dividends) which a holder shall possess in respect of a full share of BT Financial Common Stock issuable as a result of the Merger, and each such holder shall receive, in lieu of the applicable fraction of a share of BT Financial Common Stock, a cash payment equal to such fraction of a share of BT Financial Common Stock multiplied by the closing sales price on NASDAQ for a share of BT Financial Common Stock on the Closing Date as reported in the Wall
                                                                          ----
Street Journal, or, if the BT Financial Common Stock is not traded on such date,
------ -------
the next succeeding day on which such stock is traded. No interest will be paid or accrued on cash payable upon surrender of certificates previously representing Common Stock.

     (c) Failure to Surrender Certificates. Until surrendered in accordance with the provisions of this Section 2.06, the certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock (except for certificates representing treasury shares) shall from and after the Effective Time represent for all purposes only the right to receive BT Financial Common Stock. Upon surrender of a certificate for theretofore outstanding shares of First Philson Common Stock, there shall be paid to the record holder of the certificate for shares of BT Financial Common Stock issued in exchange therefor (i) on the date of such exchange, the amount of dividends theretofore accrued and payable with respect to such full shares of BT Financial Common Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender. No interest shall be payable with respect to such dividends.

     (d) Treasury Shares. At the Effective Time, each share of First Philson Common Stock held in treasury shall be canceled, retired and cease to exist and no consideration shall be paid therefor.

     2.07.    Termination of this Reorganization Agreement.  This
Reorganization Agreement and the transactions contemplated hereby may be terminated:

     (a) At any time prior to the Effective Time by mutual consent of the Boards of Directors of BT Financial and First Philson;

     (b)  As provided in Section 2.02(a);

     (c)  As provided in Section 2.05(c);

     (d) At any time, by either Party hereto in writing, if the applications for prior approval referred to in Section 4.03(e) hereof have been denied, and the time period for appeals and requests for reconsideration has run;

     (e) At any time, by either Party hereto in writing, if the stockholders of either First Philson or BT Financial do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

     (f) At any time, by either Party in writing, if any of the conditions precedent to such Party's obligations to consummate the Merger has not been satisfied, fulfilled or waived by the Party entitled to so waive on or before the Closing Date, as postponed under Section 2.05(b);

     (g)  Upon exercise of the Option in whole or in part; or

     (h) In any event, automatically on December 31, 1999, if the Merger has not been consummated on or before such date, unless extended by mutual consent of the Parties.

     2.08.    Consequences of Termination.  Upon any termination hereunder:

     (a) Sections 2.08, 2.09 and 2.10 and Article VI hereof shall survive any termination;

     (b) If BT Financial terminates this Reorganization Agreement under Section 2.05(c) due to the failure of any of the conditions set forth in Section 5.01
(a), (b), (c), (m) or (n) and satisfaction of such condition was within the control of First Philson, or if this Reorganization Agreement terminates under
Section 2.07(f), then First Philson shall reimburse BT Financial for attorneys' fees and other expenses reasonably incurred in connection with the Transactions [to the extent not already paid by First Philson to BT Financial]; any such failure of condition shall constitute a breach of this Reorganization Agreement, and BT Financial shall have all rights available in law and at equity for such breach of contract;

     (c)  If First Philson terminates this Reorganization Agreement under
Section 2.05(c) due to the failure of any of the conditions set forth in Section
5.02 (a), (b), (c), (l) or (m), and satisfaction of such condition was within the control of BT Financial or any of its Subsidiaries, then BT Financial shall reimburse First Philson for attorneys' fees and other expenses reasonably incurred in connection with the Transactions; such failure shall constitute a breach of this Reorganization Agreement, and First Philson shall have all rights available in law and at equity for such breach of contract;

     (d) If BT Financial terminates this Reorganization Agreement under Section 2.05(c) due to the failure of any of the conditions set forth in Section 5.01
(d), (g), (h), (j), (k), or (l), then First Philson shall reimburse BT Financial for attorneys' fees and other expenses reasonably incurred in connection with the Transactions [to the extent not already paid by First Philson to BT Financial] and upon payment in full thereof, First Philson shall have no further liability or obligation hereunder to BT Financial; and

     (e)  If First Philson terminates this Reorganization Agreement under
Section 2.05(c) due to the failure of any of the conditions set forth in Section
5.02 (g), (h) or (i), then BT Financial shall reimburse First Philson for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and upon payment in full thereof, BT Financial shall have no further liability or obligation hereunder to First Philson.

     In no event shall the amount reimbursed for attorneys' fees and other expenses reasonably incurred in connection with the Transactions under clause
(d) or (e) of this Section 2.08 exceed $250,000.

     2.09. Confidentiality. In connection with the Merger, each Party has furnished and will furnish to the other Party, pursuant to this Reorganization Agreement or otherwise, confidential information concerning its business and financial condition. Each Party shall, and shall cause its employees, agents, accountants, attorneys and investment advisors to, maintain the confidentiality of such information received from the other Parties and shall not use such information for any purpose except in furtherance of the Merger and the other transactions contemplated hereby. In the event of a termination of this Reorganization Agreement, upon request by a Party, the other Party shall return or destroy all copies of written confidential information received from such Party, whether pursuant to this Reorganization Agreement or otherwise, and all documents prepared by them which contain such information.

     2.10. Public Disclosure. Each Party shall consult with the other Parties before issuing any press release or making any other public disclosure regarding the proposed Merger or the other transactions contemplated hereby and shall not issue any press release or make any other public disclosure prior to such consultations, except as may be required by law or by the rules of the AMEX or the NASD in the opinion of counsel. A copy of such press release or public disclosure (or, if not in written form, a written description thereof) shall be provided to the other Parties prior to the dissemination thereof.


                                  ARTICLE III
                             SHAREHOLDER APPROVAL

      3.01. First Philson Shareholders Meeting. First Philson shall submit this Reorganization Agreement to its shareholders for approval in accordance with the GCL at a meeting duly convened and held on such date as shall be agreed upon by the Parties. In connection with such meetings, First Philson shall furnish the Joint Proxy Statement/Prospectus to its shareholders. The Board of Directors of First Philson shall recommend the proposed Merger to its shareholders and use their best efforts to obtain the affirmative vote of the shareholders required to approve the transactions contemplated by this Reorganization Agreement.

      3.02. BT Financial Shareholders Meeting. BT Financial shall submit this Reorganization Agreement to its shareholders for approval in accordance with the BCL at a meeting duly convened and held on such date as shall be mutually agreed upon by BT Financial and First Philson. In connection with such meeting, BT Financial shall furnish the Joint Proxy Statement/Prospectus to its stockholders. The Board of Directors of BT Financial shall recommend the proposed Merger to its shareholders and use its best efforts to obtain the affirmative vote of the shareholders of BT Financial required to approve the transactions contemplated by this Reorganization Agreement.


                                 ARTICLE IV
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.01. Representations and Warranties of First Philson. First Philson represents and warrants to BT Financial as follows:

     (a) Organization and Capitalization. First Philson is a corporation duly organized and validly existing under Delaware law. First Philson has the corporate power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of First Philson consists of 10,000,000 shares of common stock having a par value of $2.50 per share, of which 1,742,400 shares are issued and outstanding as of the date hereof and no shares are held in the treasury of First Philson. To the knowledge of First Philson, all issued and outstanding shares of First Philson Common Stock are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating First Philson to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation.

     (b) The Bank. The Bank is a national banking association duly organized and validly existing under the National Bank Act. The Bank has the corporate power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The authorized capital stock of the Bank consists of 300,000 shares of common stock having a par value of $10 per share, of which all shares are issued and outstanding as of the date hereof and no shares are held in the treasury of the Bank. All issued and outstanding shares of First Philson Common Stock are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating the Bank to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation. First Philson owns all of the issued and outstanding common stock of the Bank.

     (c) Flex Organization and Capitalization. Flex Financial Consumer Discount Company ("Flex") is a finance company validly existing under the laws of the Commonwealth of Pennsylvania. Flex has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Flex consists of 1,000 shares of common stock having a par value of $1.00 per share. All issued and outstanding shares of Flex common stock are validly issued, fully paid and nonassessable and are owned of record and beneficially by First Philson.

     (d) Authority for Transactions. This Reorganization Agreement has been, and the Articles of Merger and Certificate of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by First Philson, subject only to Regulatory Approvals and approval by the shareholders of First Philson, and each constitutes the valid and binding obligations of First Philson and are and will be enforceable in accordance with their respective terms.

     (e) No Conflicts. Neither the execution, delivery and performance of this Reorganization Agreement nor the consummation of the transactions contemplated hereby, nor compliance by First Philson and any of its Subsidiaries with any of the provisions hereof or thereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of First Philson or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of First Philson or any of its Subsidiaries or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Philson or any of its Subsidiaries is a party or by First Philson or any of its Subsidiaries which is bound or to which any of First Philson's properties or assets or any of its Subsidiaries' properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or creations which would not, in the aggregate, have a material adverse effect on First Philson's or any of its Subsidiaries' business or financial condition, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Philson or any of its properties or assets or any of its Subsidiaries' or their properties or assets.

     (f) Financial Statements and SEC Documents. First Philson's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under Sections 13(a), 13(c) 14(d) and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, with the SEC (collectively, the "SEC Documents") (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholder's equity and changes in cash flows, as the case may be, of the entity to entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (g) Certain Changes. Since December 31, 1998, there has been (i) no material adverse change in the financial condition, assets, liabilities, income or operations of First Philson, or any of its Subsidiaries, (ii) no material change in the organization or key personnel of First Philson or any of its Subsidiaries; (iii) no material damage, destruction or casualty loss with respect to property owned or leased by First Philson (whether or not covered by insurance) which affected or could affect the business or financial condition or results of First Philson; (iv) no changes in the authorized or issued shares of First Philson Common Stock and no declaration or payment of distributions with respect to the First Philson Common Stock or redemption or repurchase of any such shares, except for Permitted Dividends; or (v) no acquisition by First Philson or any of its Subsidiaries of the assets or more than 5% of the outstanding voting capital stock of another bank or trust company.

     (h) Taxes. First Philson and its Subsidiaries have filed when due all returns ("Returns") for and paid in full all state, federal and local Taxes to the extent such filings and payments were required prior to the date of this Reorganization Agreement. Such filings comply with all applicable laws and are true, correct and complete in all material respects. Any amounts set up as accruals or reserves in the audited financial statements of First Philson are sufficient for the payment of all Taxes, whether or not presently being asserted or assessed, the liability for which has arisen from any action of First Philson or any of its Subsidiaries prior to the dates of such financial statements. No claims are currently being made by any taxing authority with respect to any Return, and First Philson has no knowledge of any basis for any such claims. Proper and accurate amounts have been withheld and remitted by First Philson and its Subsidiaries from and for their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local law. First Philson and its Subsidiaries have not had any Tax deficiencies proposed or assessed against it and has not executed any waiver or extended the statute of limitations on the audit of any Return or the assessment or collection of any Tax. First Philson and its Subsidiaries have not made any payment, nor is either obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that would not be deductible under Code Sections 280G or 162(m).

     (i) Litigation. No action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator ("Litigation") is pending or, to the knowledge of First Philson, threatened against or affecting First Philson, or any of its Subsidiaries, or their respective businesses, business assets, Common Stock, or any of the transactions contemplated by this Reorganization Agreement, and, to the knowledge of First Philson, there is no basis for any Litigation. There is presently no outstanding judgment, decree or order of any governmental body against or affecting First Philson or any of its Subsidiaries, or their respective businesses, business assets, Common Stock, or any of the transactions contemplated by this Reorganization Agreement.

     (j) Compliance with Laws. First Philson and each of its Subsidiaries are in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. First Philson and the Bank have paid all assessments and filed all reports and statements required to be filed with respect thereto under the rules and regulations of the Comptroller.

     (k) Agreements with Banking Authorities. Neither First Philson nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, the Federal Reserve or the Comptroller or any other regulatory agency which restricts its activities in any manner, or in any manner relates to the capital adequacy, credit policies or management of First Philson or any of its Subsidiaries, nor has First Philson or any of its Subsidiaries been advised by any such regulatory agency that it is contemplating, issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, commitment letter or similar undertaking.

     (l) Regulatory Reports. First Philson and its Subsidiaries have made available for inspection by BT Financial (i) copies of all reports, if any, by First Philson or its Subsidiaries to the Comptroller and (ii) all material notices, reports and review letters received from the Federal Reserve or Comptroller or any other governmental agency.

     (m) Loans. Each loan outstanding on the books of the Bank is reflected correctly in all material respects by the loan documentation relating thereto, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with the Bank's standard loan policies. The Bank has not received notice from any obligor on any such loan of a dispute with respect to the loan or that the loan may be unenforceable against the obligor. All loans sold by the Bank, including whole loans and participations, were sold without recourse.

          As of December 31, 1998, except as set forth in Schedule 4.01(m) attached hereto, the Bank: (i) had no loans, of any type or character, in its portfolio (A) exceeding its lending limits under applicable provisions of Pennsylvania and federal law, or (B) in violation of Regulation 0 or 12 C.F.R.
Part 215, or similar provisions under Pennsylvania law; (ii) had no loans, of any type or character, in its portfolio in excess of $100,000 which were or should have been as of such date (A) considered non-performing or placed on a non-accrual status or (B) classified by as other loans specially mentioned, substandard, doubtful or loss loans, except in any case such loans as were listed on the Bank's most recent internal classified asset report, a copy of which has been made available to BT Financial. For purposes of this Reorganization Agreement, "non-performing" and "non-accrual" shall mean any loan delinquent for 90 days or more as to the payment of interest and/or principal.

     (n) Loan Loss Reserve. The loan loss reserve maintained by the Bank for all loans in its portfolio is in the best judgment of Bank management, adequate in all material respects under the requirements of generally accepted accounting principles and practices within the banking industry to cover all material known and anticipated risks of nonpayment with regard to the Bank's loan portfolio.

     (o) Core Deposits. The Bank has delivered to, or made available for inspection by, BT Financial a summary of the total amounts held by depositors that in the aggregate each have less than $100,000 on deposit with the Bank ("Core Deposits"). In addition, the Bank has delivered to, or made available for inspection by, BT Financial a complete list of all depositors that have monies on deposit at the Bank that are not Core Deposits.

     (p) Real Property. First Philson and its Subsidiaries have good and marketable title to the real property (including real estate owned or acquired through foreclosure) listed in Schedule 4.01(p) ("Owned Real Property"), free and clear of all material liens, leases, security interests, title retention agreements, encumbrances, restrictions, conditions, charges, equities and claims, except those referred to in First Philson's statement of financial condition dated December 31, 1998 or the notes thereto, liens for current Taxes not yet due and payable, any unfilled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or do not otherwise materially impair First Philson or any of its Subsidiaries, as the case may be. The present uses of the Owned Real Property are in compliance with the present zoning classifications assigned to such real property, and all improvements constructed on the land included in the Owned Real Property have been constructed in all material respects in accordance with the requirements of all applicable building, health, safety, environmental, zoning and other federal, state and local laws, ordinances, regulations, codes, licenses or permits applicable at the time of such construction, do not contain any defect in design or construction or otherwise, and have access to existing highways, roads and utility services. Neither First Philson nor any of its Subsidiaries have received any notice or request from any governmental authority, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Owned Real Property or for the termination or limitation of any access, services or insurance with respect thereto. All such

Owned Real Property is adequately insured against loss, except with respect to Environmental Conditions. Neither First Philson nor any of its Subsidiaries own any real property not listed in Schedule 4.01(p).

     (q) Environmental. Except as disclosed in Schedule 4.01(q) attached hereto:

          (i) To the best knowledge of First Philson and its Subsidiaries, there are no Environmental Conditions. The term "Environmental Condition" means (x) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, toxic or hazardous substances ("Hazardous Substances") or (y) any violation of any statute, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (i) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of First Philson, or any of its Subsidiaries, or of any predecessor in title, interest or line of business to First Philson, conducted or undertaken prior to the Closing, or (ii) existing at or prior to the Closing at any Owned Real Property, any real property leased by First Philson, or any of its Subsidiaries, ("Leased Real Property"), any real property securing outstanding loans ("Secured Real Property"), or any property previously owned, leased, occupied, used or foreclosed upon ("Prior Property");

          (ii) No investigation, administrative order, consent order, agreement, litigation or settlement with respect to any Environmental Condition is proposed, threatened or in existence, and First Philson and its Subsidiaries have not received any communication from or on behalf of any governmental authority that alleges that any such Environmental Condition exists;

          (iii) First Philson and its Subsidiaries have obtained, hold, and will maintain all permits, licenses, authorizations, consents, approvals, waivers, variances or exemptions ("Governmental Approvals") issued by any federal, state, local, foreign, regional or other judicial, governmental, administrative or regulatory authority or instrumentality ("Governmental Authority") required under any federal, state, local or foreign statutory or common law, rule, regulation, ordinance, code, policy, guidelines or Governmental Approvals, relating to Environmental Law for the ownership, use, occupation, operation and other activities of First Philson and any of its Subsidiaries, any Owned Real Property, Leased Real Property, Secured Real Property and Prior Property. First Philson and its Subsidiaries have made to any Governmental Authority all filings, reports, registrations, notices or other submissions ("Governmental Filings") required under Environmental Laws with respect to the ownership, use, occupation, operation and other activities of First Philson and any of its Subsidiaries and the Owned Real Property, Leased Real Property, Secured Real Property and any Prior Property. Such required Governmental Approvals and Governmental Filings are listed on Schedule 4.01(q)(iii) attached hereto. The term "Environmental Law" means all statutory and common law, rules, regulations, ordinances, Governmental Approvals, guidelines, policies, judicial or administrative orders or decrees of any federal, state or local Governmental Authority relating to the protection of human health and safety or the environment.

          (iv) Neither First Philson nor any of its Subsidiaries have transported or disposed of any Hazardous Substances or arranged for the transportation or disposal of such Hazardous Substances to any location which is listed or to the knowledge of First Philson or any of its Subsidiaries proposed for listing under CERCLA, a comparable state statute or other Environmental Law, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against First Philson or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA. None of the Owned Real Property, Leased Real Property, Secured Real Property or Prior Property is listed or, to the knowledge of First Philson, or any of its Subsidiaries, proposed for listing under CERCLA or a comparable state or other Environmental Law.

          (v) Each of the Governmental Approvals set forth in Schedule 4.01(q)(iii) is in full force and effect and is final, any fixed period for appeal or review having elapsed (other than as to ongoing compliance or modification during the term of such Governmental Approval as otherwise provided by law or as indicated in Schedule 4.01(q)(iii)). No such Governmental Approval is subject to any pending suit, action, investigation of which First Philson or its Subsidiaries has notice, proceeding or appeal (whether judicial, administrative or otherwise) and, to the best of First Philson's knowledge, no such matter is threatened.

          (vi) To the knowledge of First Philson or its Subsidiaries, with respect to First Philson's or its Subsidiaries' operations or other activities, any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property, First Philson and each of its Subsidiaries have complied in all material respects with, and currently are in compliance in all material respects with: (A) the terms and conditions of all Governmental Approvals issued or required pursuant to any Environmental Law, and (B) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any

          Environmental Law, or in any written notice, order, or demand letter issued, entered, promulgated, or approved pursuant to any Environmental Law;

          (vii) Neither First Philson nor any of its Subsidiaries have received any notice of violation or other notification from any Governmental Authority, or any written notice from any third party, alleging that First Philson or any of its Subsidiaries is now or has been in violation of any Environmental Law;

          (viii) To the knowledge of First Philson and its Subsidiaries, no ozone depleting substances ("ODS"), polychlorinated biphenyls ("PCBs"), asbestos containing material ("ACM"), or urea formaldehyde insulation ("UFI") is present on or at any Owned Real Property, Leased Real Property, Secured Real Property or any Prior Property and First Philson and each of its Subsidiaries have complied with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ODS, ACM, PCB, or UFIs which currently are or may in the past have been located on or at any Owned Real Property, Leased Real Property, Secured Real Property and any Prior Property.

          (ix) To the knowledge of First Philson and each of its Subsidiaries, there are not now any underground or aboveground storage tanks and associated piping ("Storage Tanks") on or at any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property, nor has First Philson nor any of its Subsidiaries owned or operated Storage Tanks at any time.

          (x) With respect to the ownership, use, occupation, operation and other activities of First Philson, any Owned Real Property, Leased Real Property, Secured Real Property and any Prior Property, neither First Philson nor any of its Subsidiaries have received any written request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of Hazardous Substances, including, but not limited to, any information request pursuant to CERCLA, comparable state statutes, or other Environmental Law;

          (xi) To the knowledge of First Philson, neither First Philson nor any of its Subsidiaries, nor any other Person ever caused or permitted any Hazardous Substances to be placed, stored, treated, handled or located on, under or at any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property or any part thereof other than in the ordinary course of business and in compliance with all Environmental Laws.

          (xii) First Philson and its Subsidiaries have complied in all material respects with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons; no environmental lien has attached to any portion of First Philson or any of its Subsidiaries or any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property, and no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such lien.

          (xiii) There have been no past and there are no pending or contemplated claims by First Philson or any of its Subsidiaries, under any Environmental Laws based on actions of others that may have impacted any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property, and neither First Philson nor any of its Subsidiaries have entered into any agreement with any Person regarding liabilities or responsibilities with respect to (i) any Environmental Law, (ii) remedial action or (iii) other environmental expense (including contingent liabilities).

          (xiv) Neither First Philson nor any of its Subsidiaries have agreed to retain, assume or guarantee the costs of any investigation, removal, response, remediation or cleanup of any property.

          (xv) First Philson and its Subsidiaries have provided copies of all material reports, documents and other information pertaining to compliance with Environmental Laws and environmental matters or liabilities arising out of, resulting from or in connection with the operations of First Philson or any of its Subsidiaries, any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property.

     (r) Personal Property. All personal property used by First Philson and its Subsidiaries in its business is either owned or leased by First Philson or its Subsidiaries and is suitable for the operations and business as currently conducted by First Philson and its Subsidiaries.

     (s) Leases. All leased real property and leased personal property of First Philson and its Subsidiaries is listed in Schedule 4.01(s) attached hereto. Except as disclosed in Schedule 4.01(s), no consents or approvals are required under the leases for such property in connection with the transactions contemplated by this Reorganization Agreement.

     (t) Material Contracts. True, correct and complete copies of all material contracts, agreements, plans, loans, leases, indentures, mortgages, instruments, or other commitments, arrangements, understandings, letters of credit or undertakings, oral or written, formal or informal, to which First Philson or any of its Subsidiaries is a party or otherwise bound or to which its assets may be affected have been submitted or made available to BT Financial or are included as part of Schedule 4.01(t) (hereinafter referred to individually as a "Contract" and collectively as the "Contracts"). There is no breach or default (or an event which, with notice or lapse of time or both, would constitute a default) by First Philson or any of its Subsidiaries of or with respect to any provision of any Contract to which First Philson is a party that could have a material adverse effect upon the financial condition, operations, results of operations or business of First Philson. All such Contracts, including but not limited to all contracts relating to the purchase and sale of loans, are or will be assignable to BT Financial or BT Financial, as the case may be, without further action thereby effective as of the Closing Date, except as listed in
Schedule 4.01(t). Neither First Philson nor any of its Subsidiaries is currently renegotiating any Contract.

     (u) Insurance. Neither First Philson nor any of its Subsidiaries is in default with respect to any provisions of any liability or other forms of insurance held by each or has failed to give any notice or present any claim thereunder in a due and timely fashion. All polices of insurance are in full force and effect and are carried in an amount and are otherwise adequate to protect First Philson from any material adverse loss on a consolidated basis. Neither First Philson nor any of its Subsidiaries have been denied any application for insurance or had any policy of insurance terminated during the past three years, nor has First Philson or any of its Subsidiaries been notified of any pending termination.

     (v)  Employee Benefits.

          (i) Benefit Plans; Company Plans. Schedule 4.01(v) discloses all written and unwritten "employee benefit plans" within the meaning of
          Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, consultant, bonus, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other incentive, welfare or employee benefit plan, agreement, contract, policy, trust fund or arrangement (each a "Benefit Plan"), whether or not funded and whether or not terminated,
          (i) maintained or sponsored by First Philson or any of its Subsidiaries, or (ii) with respect to which First Philson or any of its Subsidiaries has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of First Philson or any of its Subsidiaries or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan"). For each Company Plan, to the extent applicable to each such Company Plan, complete copies of the following have been delivered to BT Financial (but in any event, no later than seven (7) days prior to the Closing Date): (i) the documents embodying the Company Plans, including the plan documents, all amendments thereto, the related trust or funding agreements, investment management agreements, administrative service contracts, insurance contracts, union or trade agreements and, in the case of any unwritten Company Plans, written descriptions thereof; (ii) annual reports including Forms 5500 and all schedules thereto for the last three years; (iii) financial statements for the last three years; (iv) actuarial reports, if applicable, for the last three years; and (v) each communication (other than routine communications) received by First Philson or any of its Subsidiaries from or furnished by First Philson or any of its Subsidiaries to the Service, DOL, PBGC or other governmental authorities. First Philson and its Subsidiaries have also furnished to BT Financial a copy of the current summary plan description and each summary of material modification prepared in the last three years for each Company Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Company Plans. No oral or written representations or commitments inconsistent with such written materials have been made to any employee of by any member of the Company Group or any employee or agent thereof.

          (ii) Company Group Matters. First Philson has never been a member of a controlled group of corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          (iii) Compliance. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable Laws including, without limitation, all applicable requirements of the Code and any predecessor federal income tax laws, ERISA, the health care continuation requirements of COBRA, and any applicable collective bargaining agreements. Without limiting the generality of the foregoing, First Philson and its Subsidiaries have provided all notices and other correspondence to employees and former employees required by the health care continuation provisions of COBRA. Each of the Company Plans and all related trusts, insurance contracts and funds have also been created, maintained, funded and administered in all material respects in compliance with applicable law, the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the knowledge of First Philson and its Subsidiaries, no Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty.

          (iv) Qualified Plans. Schedule 4.01(v) discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). Each Qualified Plan has received a determination letter (or opinion or notification letter, if applicable) from the Service that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter in a manner that might adversely affect the qualification of such plan under Sections 401(c) and 501(a) of the Code. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

          (v) Defined Benefit Plans; Multi-employer Plans. Schedule 4.01(v) discloses each Company Plan that is a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan"). No Company Plan is a multi employer plan as defined in Section 3(37) or 4001(a)(3) of ERISA. Neither First Philson nor any of its Subsidiaries have a material liability for any Company Plan that is not accrued on the December 31, 1998 Balance Sheet or, that has arisen after December 31, 1998 and on and before the Closing.

          (vi) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject First Philson or any of its Subsidiaries, directly or indirectly, to any material liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No reportable event (within the meaning of Section 4043(b) of ERISA) with respect to any Company Plan exists or has occurred that could result in any tax or liability material to First Philson or any of its Subsidiaries. No member of the Company Group, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that could subject First Philson or any of its Subsidiaries, directly or indirectly, to any material liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

          (vii) Except as set forth on Schedule 4.01(v), the consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any Company Plan because of the creation, acceleration or increase of any rights or benefits to which employees are entitled hereunder, and no payment required under any Company Plan in connection with the transactions contemplated hereby shall be non-deductible for federal income tax purposes by reason of Section 280G of the Code.

     (w) Labor Relations. There are no pending or threatened labor disputes with any employees of First Philson or employees of any of its Subsidiaries. Neither First Philson nor any of its Subsidiaries are a party to a collective bargaining agreement with any of its employees. Neither First Philson nor any of its Subsidiaries has existing employment contracts with any of its current or former employees, directors or officers, with the exception of those agreements listed in Schedule 4.01(w).

     (x) Related Party Transactions. Neither First Philson nor any of its Subsidiaries have current contractual arrangements with or commitments to or from any officers, directors or employees of each other than such as are terminable at will. All current extensions of credit to the shareholders, officers, directors and employees of First Philson or any of its Subsidiaries as well as business organizations and individuals associated either have been made in the ordinary course of First Philson's or any of its Subsidiaries' business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other banking customers, and did not, at the time they were entered into, involve more than the normal risk of collectibility or present other unfavorable features and are in compliance with all applicable regulations of the FDIC. Since December 31, 1992, all transactions with the shareholders, officers, directors and employees of have complied in all material respects with the rules of the FDIC regarding such transactions, including delivery of all reports required thereunder. The transactions contemplated by this Reorganization Agreement will not (either alone, or upon the occurrence of any act or event, lapse of time or the giving of notice or failure to cure) result in any payment (severance or otherwise) becoming due from any of the Parties to any director, officer or employee of First Philson or any of its Subsidiaries, except as contemplated herein.

     (y) Fidelity Bonds. First Philson and each of its Subsidiaries maintained continuously fidelity bonds insuring it against acts of dishonesty by each of its employees in aggregate amounts as are customary, usual and prudent for banking institutions of its size, which coverage currently is $1,000,000.00. Since December 31, 1992, there have been no claims under such bonds with the exception of the claim disclosed in Schedule 4.01(y), and neither First Philson nor any of its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither First Philson nor any of its Subsidiaries has reason to believe that its fidelity coverage will not continue to be available on substantially the same terms as its existing coverage.

     (z) Representations Not Misleading. No representation or warranty by First Philson or any of its Subsidiaries in this Reorganization Agreement contains, and no written statement, exhibit or schedule furnished to BT Financial by or on behalf of First Philson or any of its Subsidiaries under this Reorganization Agreement will contain as of the date thereof, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect, when taken as a whole.

     (aa) Information Provided by First Philson. All information to be provided in writing by First Philson or any of its Subsidiaries for use in the Joint Proxy Statement/Prospectus in connection with each of the meetings of shareholders of First Philson and BT Financial contemplated hereby or in any application made by BT Financial to the Service or to any other governmental or regulatory body in connection with the Merger, and the information to be provided in writing by First Philson or any of its Subsidiaries for use in the Registration Statement, including any prospectus contained therein, will comply in all material respects with applicable laws and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     (bb) Consents and Approvals. Except for: (i) the filing with any federal or state governmental authority of a Joint Proxy Statement/Prospectus, a Registration Statement and any other applicable securities filings relating to the issuance of BT Financial Common Stock and each of the meetings of the shareholders of First Philson and BT Financial; (ii) Regulatory Approvals; (iii) the approval of the shareholders of First Philson; (iv) the approval of the shareholders of BT Financial; (v) the obtaining of third party consents as set forth in the Schedules attached hereto; (vi) the expiration of any regulatory waiting period and (vii) the notification of AMEX and NASDAQ, no consents or approvals of or filings or registrations with any third party or any public body, agency or authority are necessary in connection with the execution and delivery by First Philson of this Reorganization Agreement and its performance of the transactions contemplated hereby.

     (cc) Investments. Except as set forth in Schedule 4.01(cc) attached hereto, the investments reflected in First Philson's statement of financial condition as of December 31, 1998 are a true, correct and complete list of the investments of First Philson.

     (dd)  Intellectual Property.  First Philson and its Subsidiaries have no
(i) patents, trademarks, tradenames, and copyrights and applications therefor or
(ii) trade secrets (collectively referred to as the "Intellectual Property").
No claim, suit or action is pending or, to the knowledge of First Philson or any of its Subsidiaries, threatened alleging that First Philson or any of its Subsidiaries is infringing upon the intangible property rights of others, or that their use of the Intellectual Property infringes or conflicts with the rights of others.

     (ee) Minute Books. The minute books of First Philson and each of its Subsidiaries, which have been and will continue to be made available through the Closing Date to BT Financial, contain true, correct and complete records of all meetings of the shareholders, the Board of Directors and all committees thereof and accurately reflect all of the corporate action of the shareholders, the Board of Directors and all committees thereof.

     (ff) Reverse Repurchase Agreements. Neither First Philson nor any of its Subsidiaries have any agreements pursuant to which purchased securities are subject to an agreement to resell.

     (gg) Shareholder and FDIC Reports. First Philson and its Subsidiaries have delivered to, or made available for inspection by, BT Financial copies of all reports to its shareholders and the FDIC made by it with respect to the three (3) years ended December 31, 1998 and for all calendar quarters subsequent thereto. All such reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (hh) Deposit Insurance. The deposits of the Bank are insured by the Bank Insurance Fund of the FDIC in accordance with the provisions of the FDIA, and has paid all assessments and filed all reports required by the FDIA.

     (ii)  Pooling; Reorganization.   First Philson is not aware of any reason
why the Merger may not qualify for pooling-of-interests accounting treatment or as a reorganization under Section 368(A) of the Code.

     (jj) Year 2000 Status. First Philson and each of its Subsidiaries have conducted a thorough inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by First Philson and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Computer Systems Year 2000 Compliant is $100,000, which expenditure has been included in the budget adopted by First Philson for 1999.

     4.02.    Representations and Warranties of BT Financial.

     BT Financial represents and warrants to First Philson as follows:

     (a) Organization and Capitalization. BT Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of BT Financial consists of 20,000,000 shares of common stock having a par value of $5.00 per share, of which 12,985,292 shares are issued and outstanding as of the date hereof and 2,000,000 shares of preferred stock, none of which are issued and outstanding. All issued and outstanding shares of BT Financial Common Stock are validly issued, fully paid and nonassessable and all shares of BT Financial Common Stock to be issued in the Merger shall be validly issued, fully paid and nonassessable.

     (b) Laurel Bank Organization and Capitalization. Laurel Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a member of the Federal Reserve System. Laurel Bank has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Laurel Bank consists of 981,864 shares of common stock having a par value of $5.00 per share. All issued and outstanding shares of Laurel Bank common stock are validly issued, fully paid and nonassessable and are owned of record and beneficially by BT Financial.

     (c) Authority for Transactions. This Reorganization Agreement has been, and the Articles of Merger and Certificate of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by BT Financial, subject only to receipt of Regulatory Approvals, and each constitute and will constitute the valid and binding obligations of BT Financial and are and will be enforceable in accordance with their respective terms.

     (d) No Conflicts. Neither the execution, delivery and performance of this Reorganization Agreement by BT Financial, nor the consummation of the transactions contemplated hereby, nor compliance by BT Financial with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of BT Financial or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of BT Financial, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BT Financial or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or creations which would not, in the aggregate, have a material adverse effect on BT Financial's business or financial condition on a consolidated basis, or
(ii) subject to compliance with all applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

     (e) Financial Statements and SEC Documents. BT Financial's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under Sections 13(a), 13(c) 14(d) and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, with the SEC (collectively, the "SEC Documents") (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholder's equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Certain Changes. Since December 31, 1998, there has been: (i) no material adverse change in the consolidated financial condition, assets, liabilities, income or operations of BT Financial taken as a whole; (ii) no material adverse change in the organization or key personnel of BT Financial or any of its Subsidiaries, except for changes in the ordinary course of business, none of which, individually or in the aggregate, has been material to the business or financial condition of BT Financial on a consolidated basis; (iii) no material damage, destruction or casualty loss with respect to property owned or leased by BT Financial or any of its Subsidiaries (whether or not covered by insurance) which affected or could affect the business or financial condition or results of BT Financial on a consolidated basis; or (iv) no acquisition by BT Financial of the assets or more than 5% of the outstanding voting capital stock of another savings association, bank or company.

     (g) Litigation. Except for any matters referred to in its financial statements referred to in Section 4.02(e), (i) there are no suits, actions, investigations (formal or informal), proceedings or claims pending or, to the knowledge of BT Financial, threatened against BT Financial or any of its Subsidiaries or their respective assets or business or against their respective officers or directors (in their capacity as such) in law or at equity or before any governmental agency which are reasonably expected by BT Financial to have a material adverse effect on the business, properties, assets, operations or liabilities of BT Financial on a consolidated basis, or its right to conduct its business as presently conducted, and (ii) neither BT Financial nor any of its Subsidiaries is presently subject to any injunction, order or other decree of any court or other governmental agency of competent jurisdiction.

     (h) Compliance with Laws. To the knowledge of BT Financial, BT Financial and each of its Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply which, in the aggregate, would not have a material adverse effect on the conduct of, or the financial or other condition of, BT Financial's business on a consolidated basis. BT Financial and its Subsidiaries have paid all assessments and filed all reports and statements required to be filed with respect thereto under the rules and regulations of the Department of Banking, the Federal Reserve and the FDIC.

     (i) SEC and Shareholder Reports. BT Financial has delivered to First Philson, or made available for inspection by First Philson, all reports to its shareholders and the SEC made by it with respect to the four (4) years ended December 31, 1998. All such reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (j) Registration Statement. All information relating to BT Financial and its Subsidiaries which is included in the Registration Statement at the time it becomes effective and each amendment or supplement thereto will be accurate and complete, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (k) Representations Not Misleading. No representation or warranty by BT Financial in this Reorganization Agreement contains, and no written statement, exhibit or schedule furnished to, by or on behalf of BT Financial under this Reorganization Agreement will contain as of the date thereof, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect, when taken as a whole.

     (l) Information Provided by BT Financial. All information to be provided in writing by BT Financial for use in the Joint Proxy Statement/Prospectus in connection with each of the meetings of shareholders of First Philson and BT Financial contemplated hereby or in any application made by BT Financial to the Service or to any other governmental or regulatory body in connection with the Merger, and the information to be provided in writing by BT Financial for use in the Registration Statement, including any prospectus contained therein, will comply in all material respects with applicable laws and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     (m) Consents and Approvals. Except for: (i) the filing with any federal or state governmental authority of a Joint Proxy Statement/Prospectus, a Registration Statement and any other applicable securities filings relating to the issuance of BT Financial Common Stock and each of the meetings of First Philson and BT Financial shareholders at which the Merger is to be considered and the review and clearance thereof by such governmental authorities, (ii) receipt of Regulatory Approvals, and (iii) the expiration of any regulatory waiting period, and (iv) the notification of AMEX and NASDAQ, no consents or approvals of or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with the execution and delivery by BT Financial of this Reorganization Agreement and its performance of the transactions contemplated hereby.

     (n) Taxes. BT Financial and its Subsidiaries have filed when due all returns ("Returns") for and paid in full all Taxes to the extent such filings and payments were required prior to the date of this Reorganization Agreement. Such filings comply with all applicable laws and are true and correct. Any amounts set up as accruals or reserves in the audited consolidated financial statements of BT Financial are sufficient for the payment of all Taxes, whether or not presently being asserted or assessed, the liability for which has arisen from any action of BT Financial or any of its Subsidiaries prior to the dates of such financial statements. No claims are currently being made by any taxing authority with respect to any Return, and BT Financial has no knowledge of any basis for any such claims. Proper and accurate amounts have been withheld and remitted by BT Financial and its Subsidiaries from and for their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local law. BT Financial has not had any Tax deficiencies proposed or assessed against it and has not executed any waiver or extended the statute of limitations on the audit for any Return or the assessment or collection of any Tax.

     (o) Agreements with Banking Authorities. Neither BT Financial nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, the Department of Banking, the Federal Reserve or the FDIC, which restricts its activities in any manner, or in any manner relates to the capital adequacy, credit policies or management of BT Financial and its Subsidiaries, nor has BT Financial or any of its Subsidiaries been advised by any such regulatory agency that it is contemplating, issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, commitment letter or similar undertaking.

     (p) Pooling; Reorganization. BT Financial is not aware of any reason why the Merger may not qualify for pooling-of-interests accounting treatment or as a reorganization under Section 368(A) of the Code.

     (q) Employment Matters. BT Financial intends to offer all employees of First Philson and its Subsidiaries with 15 or more years of employment with First Philson or its Subsidiaries, employment for one year with BT Financial or its Subsidiaries, and thereafter employment-at-will. Such employment will include such salaries and benefits commensurate with the salaries in comparable positions at BT Financial or its Subsidiaries as the case may be.

     (r) Year 2000 Status. BT Financial and each of its subsidiaries have conducted a thorough inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by BT Financial and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 Compliant and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Computer Systems Year 2000 Compliant is $756,000, of which $500,000 has already been spent and the remaining amount expected for completion, $256,000 has been included in the budget adopted by BT Financial for 1999.

     4.03. Covenants of All Parties. Each of the Parties covenants and agrees that:

     (a) Conduct of Business. From and after the date hereof and until the Closing Date, each Party shall, and shall cause each of its Subsidiaries to:

          (i) carry on its business diligently and substantially in the same manner as heretofore and, except as otherwise provided in this Reorganization Agreement, will not institute any unusual or novel methods of management or operation of its properties or business;

          (ii) maintain its books and records in the usual, ordinary and normal course;

          (iii) promptly advise the other Parties in writing of (A) the initiation of any litigation of any kind against it or any litigation by it and (B) the happening of any event which in the reasonable belief of its management may have an adverse effect on either First Philson, or BT Financial on a consolidated basis, as the case may be;

          (iv) continue in effect its present insurance coverage at the present levels on all properties, assets, business and personnel;

          (v) use its best efforts to preserve its business organization intact, to keep available its present employees, to preserve its relationships with customers and others having business dealings with it and to maintain all of its tangible property in customary repair, order and condition (reasonable wear and tear excepted); and

          (vi) ensure that its executive officers shall meet periodically with the executive officers of the other Parties to exchange information on their respective institutions, and to facilitate an orderly transition following the Closing Date.

     (b) Environmental Studies. Within sixty days following the date of this Reorganization Agreement, BT Financial shall cause to be completed, at its sole cost and expense, a Phase I environmental assessment ("Phase I assessment") of all real estate owned by First Philson (the "Premises") and shall deliver a copy of each such Phase I assessment to First Philson. If BT Financial should determine pursuant to the results of any such Phase I assessment that (A) there has been an Environmental Condition affecting the Premises or any storage, discharge, disposal, release or emission of any Hazardous Substance in, on or from the Premises and (B) BT Financial reasonably believes that it could become responsible for the remediation of such storage, discharge, disposal, release or emission or become liable for monetary damages resulting therefrom, and (C) the remediation costs or potential liability is greater than $100,000, then BT Financial shall inform First Philson in writing with specificity, including a good faith estimate of the cost of remediation, within thirty (30) days of BT Financial's receipt of the Phase I assessment, and BT Financial may, in its sole discretion, terminate this Reorganization Agreement.

     (c) Mutual Cooperation on Tax Matters. First Philson and BT Financial shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax return, Tax audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

          (d) Fulfillment of Agreements. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Reorganization Agreement.

          (e) Bank Regulatory Applications. As promptly as practicable after the date hereof, BT Financial, (i) shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Certificate of Merger between First Philson and BT Financial and the Articles of Merger between Laurel Bank and the Bank to the appropriate federal and state (if applicable) financial institution regulatory authorities depending upon the structure of the Merger, (ii) BT Financial shall submit applications for prior approval of the Merger to the Federal Reserve Board, and (iii) each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. BT Financial and First Philson represent and warrant to the other that all information concerning it, its Affiliates and their respective directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects.

     (f)  Adverse Actions.  No party will:

          (i) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (1) for pooling-of-interests accounting treatment or (2) as a reorganization within the meaning of
          Section 368(A) of the Code; or

          (ii) knowingly take any action that is intended or is reasonably likely to result in

               (A) any of its representations or warranties set forth in the Plan being or becoming untrue in any material respect at any time prior to the Effective Time,

               (B) any of the conditions to the Merger set forth in Article IV not being satisfied, or

               (C)  a material violation of any provision of this Plan.

     4.04.    Covenants of First Philson.

     First Philson hereby covenants and agrees that:

     (a) Access to Corporate Records. Until the Closing Date, First Philson and each of its Subsidiaries shall give BT Financial and its representatives full access during normal business hours to all their respective property, documents, contracts and records and such information with respect to their business affairs and properties as BT Financial from time to time may reasonably request; provided, however, that First Philson and each of its Subsidiaries shall not be required to give such access or information to the extent that it is prohibited therefrom by a rule, regulation or order of any regulatory body. All documents, contracts, records or information obtained pursuant to this
Section 4.04(a) shall be and remain subject to the confidentiality provisions of
Section 2.09 of this Reorganization Agreement.

     (b) Financial Statements and Internal Audit Reports. First Philson shall promptly provide BT Financial with copies of its annual, quarterly and monthly financial statements for the periods ending between the date of this Reorganization Agreement and the Effective Time. First Philson shall promptly forward to BT Financial copies of its periodic internal audit reports. First Philson shall also promptly provide or permit inspection of all reports filed by it and the Bank during such period with the Federal Reserve Board and the Comptroller, and copies of all notices or reports sent to its shareholders to the extent permitted by law and all material notices, reports, and review letters received from the Federal Reserve Board and the Comptroller. Until the Closing Date, First Philson will provide copies of all such financial statements and notices, reports and review letters to BT Financial on a prompt and timely basis.

     (c) Negative Covenants - Conduct of Business. Except with the prior written consent of BT Financial, neither First Philson nor any of its Subsidiaries, shall on or after the date hereof:

          (i) issue any capital notes or shares of its capital stock, declare or distribute any dividend, including any stock dividends, authorize a stock split, or authorize, issue or make any other distribution of, on, or with respect to, its capital stock except for (a) Permitted Dividends whose record dates and payable dates for such quarterly Permitted Dividends shall be synchronized with BT Financial's record dates and payable dates for dividends and First Philson shall confer with BT Financial prior to fixing any such record dates or payable dates, prior to any quarterly Permitted Divided distributions, and (b) the Option granted pursuant to the Stock Option Agreement between First Philson and BT Financial of even date herewith;

          (ii) merge with, consolidate with, sell its assets to, or acquire substantially all the assets of, any other corporation, bank or Person, or enter into any other transaction not in the ordinary course of business;

          (iii) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

          (iv) create or award any pension or profit sharing plan, bonus, deferred compensation, death benefit or retirement plan, or any other employee benefit, enter into any employment or consulting contract (written or otherwise), or grant any bonuses to any officer, director or employee;

          (v) amend its articles of incorporation or bylaws except as may be necessary to consummate the transactions contemplated by this Reorganization Agreement or as required by law;

          (vi) incur any liability or obligation or make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of business;

          (vii) increase the rate of compensation of any director, officer, employee or agent or enter into any agreement to increase the rate of compensation of any director, officer or employee, other than normal increases in the ordinary course of business and consistent with past practice;

          (viii) unless permitted by BT Financial, take any action that would entitle any employee to receive severance pay prior to the Closing Date;

          (ix) intentionally do anything or intentionally fail to do anything which will cause a breach or a default under any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

          (x) except for securities transactions effected in the ordinary course of business with the prior consent of BT Financial (which consent shall not be unreasonably withheld), make any capital expenditures in excess of $150,000 in the aggregate;

          (xi) modify or extend any service bureau contracts, hardware/software maintenance agreements, lease agreements or other contracts that involve annual payments that exceed $25,000 per contract or $100,000 in the aggregate;

          (xii) change its lending, borrowing, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives, except that, in connection with the closing of the transactions contemplated hereby, shall cooperate in good faith with BT Financial to adopt policies, practices and procedures consistent with those utilized by BT Financial and its Affiliates;

          (xiii) open or close any branch offices except for the proposed new office for Flex;

          (xiv) fail to pay any tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; or

          (xv) make, change or revoke any tax election or make any agreement or settlement with any taxing authority.

     (d) Consents and Approvals. First Philson and each of its Subsidiaries shall cooperate with BT Financial in furnishing such information concerning First Philson's business and affairs and its directors and officers as is reasonably necessary or requested in order to enable BT Financial to prepare and file the Registration Statement and all applications for Regulatory Approvals, and in obtaining such other consents required under any agreements which BT Financial shall request to be obtained to the extent required to consummate the Merger. First Philson and each of its Subsidiaries shall use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction to the extent that such approvals or consents are required to effect the Merger and the other transactions contemplated hereby.

     (e) Notice of Changes. Until the Effective Time, First Philson and each of its Subsidiaries shall give BT Financial prompt written notice of any material change or inaccuracies in any data previously given or made available to BT Financial pursuant to this Reorganization Agreement. Notice of changes to
Schedule 4.01(m) of this Reorganization Agreement shall be effected by promptly furnishing to BT Financial current monthly lists of doubtful, nonperforming or problem loans.

     (f) Acquisition Proposals. Neither First Philson nor any of its Subsidiaries, nor any of its officers or directors or the officers and directors of its Subsidiaries, nor any of its other affiliates (as defined in Rule 12b-2 under the Exchange Act) (each, an "Affiliate") shall, and First Philson shall cause it and its Subsidiaries' its employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by and any individual member or employee of the foregoing) (each, an "Agent") not to,

          (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any of them or their respective shareholders) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or

          (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or

          (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal.

     Notwithstanding the foregoing, nothing herein shall prohibit First Philson or its board of directors and officers from fulfilling their fiduciary duties under Delaware or federal law to the shareholders of First Philson. First Philson shall notify BT Financial immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, them or any individual or entity referred to in the first sentence of this
Section 4.04(f).

     (g)  Indemnification.

          (i) First Philson will indemnify and hold harmless BT Financial and each Person, if any, who controls BT Financial within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which BT Financial or such controlling Persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (A) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission was provided in writing by First Philson or any of its Subsidiaries to BT Financial or (B) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in any document distributed to any First Philson shareholder to the extent that any such statement or omission was provided in writing by First Philson or any of its Subsidiaries to BT Financial, and First Philson will reimburse BT Financial and each such controlling Person for any legal or other expenses reasonably incurred by BT Financial or such controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that First Philson will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of the Registration Statement, the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus that was made or omitted in reliance upon and in conformity with written information furnished by the other Parties specifically for use therein. This indemnity agreement will be in addition to any liability which First Philson may otherwise have.

          (ii) Promptly after receipt by an indemnified party under this Section 4.04(g) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.04(g), notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 4.04(g). In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 4.04(g) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          (iii) If recovery is not available under the foregoing indemnification provisions of this Section 4.04(g) for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the transactions contemplated hereby, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. First Philson and BT Financial agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capital allocations.

     (h) Deposits. First Philson shall offer rates on all deposits which are in accordance with present institutional guidelines and which are priced within local competitor offerings. Further, First Philson shall not accept any broker or out of area deposits and shall price all "jumbo deposits" in accordance with existing practice. Such jumbo deposits shall be offered only to local retail, public or corporate accounts.

     (i) Furnishing Information. First Philson and each of its Subsidiaries shall cooperate with BT Financial in furnishing such information concerning the business of First Philson and each of its Subsidiaries as is reasonably necessary or requested in order to prepare and file the Registration Statement and Joint Proxy Statement/Prospectus to be used in connection with the meeting of the stockholders of as provided in Section 3.01 hereof, or to prepare and file any applications for regulatory or governmental approvals.

     (j)  Certain Tax Matters.

          (i) Tax Returns and Payment of Taxes for Periods Through the Closing Date. First Philson shall include its income on its federal income tax return for all periods up to and including the Closing Date and will pay any tax due thereon. First Philson also shall pay its state or local income tax for all taxable periods up to and including the Closing Date. The income of First Philson shall be apportioned for the period up to and including the Closing Date and the period after the Closing Date by closing the books of First Philson as of the close of business on the Closing Date.

          (ii) Carrybacks. If is required to carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date to a tax return of First Philson for any taxable period ending on or before the Closing Date, BT Financial will be entitled to an amount equal to the refund or credit of taxes realized as a result thereof.

     4.05. Covenants of BT Financial. BT Financial hereby covenants and agrees that:

     (a) Access to Corporate Records. Until the Closing Date, BT Financial shall give First Philson and its representatives full access during normal business hours to all its property, documents, contracts and records and such information with respect to its business affairs and properties (in each case including those of its Subsidiaries) as First Philson from time to time may reasonably request; provided, however, that BT Financial shall not be required to give such access or information to the extent that it is prohibited therefrom by a rule, regulation or order of any regulatory body. All documents, contracts, records or information obtained pursuant to this Section 4.05(a) shall be and remain subject to the confidentiality provisions of Section 2.09 of this Reorganization Agreement.

     (b) Financial Statements. BT Financial shall promptly provide First Philson with copies of its annual and quarterly financial statements, as included in its reports on Form 10-K or 10-Q, respectively, as filed with the SEC pursuant to the requirements of the Exchange Act, for the periods ending between the date of this Reorganization Agreement and the Effective Time. Until the Closing Date, BT Financial will provide copies of any reports it files with the SEC under the Exchange Act to First Philson on a prompt and timely basis.

     (c) Consents and Approvals. BT Financial shall use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction to the extent that such approvals or consents are required to effect the Merger and the other transactions contemplated hereby.

     (d) Notice of Changes. Until the Effective Time, BT Financial shall give First Philson prompt written notice of any material change or inaccuracies in any data previously given or made available to First Philson pursuant to this Reorganization Agreement.

     (e) Furnishing Information. BT Financial shall cooperate with First Philson in furnishing such information concerning the business of BT Financial as is reasonably necessary or requested in order to prepare and file the Registration Statement and Joint Proxy Statement/Prospectus to be used in connection with the meetings of the shareholders of First Philson as provided in
Section 3.01 hereof, or to prepare and file any applications for regulatory or governmental approvals. BT Financial shall provide to First Philson and their respective counsel a copy of the Registration Statement and each application for regulatory or governmental approval, including all amendments to such documents, in draft form prior to filing and, as soon as practicable after the date of filing, a copy of the filing. BT Financial shall provide to First Philson and their respective counsel a copy of all correspondence to and from the various regulatory agencies with respect to the Registration Statement and the regulatory applications.

     (f)  Indemnification of and Liability Insurance for Officers and Directors.

          (i) After the Effective Time, BT Financial, as successor to First Philson, shall indemnify and hold harmless any former directors, officers, employees or agents of First Philson or any of its Subsidiaries who have rights to indemnification under the articles of incorporation and bylaws of First Philson from and against any and all claims, losses, liabilities or damages arising out of or in connection with any of their activities in such capacities or on behalf of, or at the request of First Philson, prior to the Effective Time ("Claims") in accordance with and to the extent required under the articles of incorporation and bylaws of First Philson. This section shall not be construed to increase, in any manner, any liabilities or obligations BT Financial would otherwise have as the successor by merger to First Philson.

          (ii) BT Financial will indemnify and hold harmless First Philson and each Person, if any, who controls First Philson within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which BT Financial or such controlling Persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (A) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission relates to BT Financial or (B) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in any document distributed to any shareholder to the extent that any such statement or omission relates to BT Financial, and will reimburse and each such controlling Person for any legal or other expenses reasonably incurred by or such controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that BT Financial will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus that was made or omitted in reliance upon and in conformity with written information furnished by First Philson specifically for use therein. This indemnity agreement will be in addition to any liability which BT Financial may otherwise have.

          (iii) Promptly after receipt by an indemnified party under this
          Section 4.05(f) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.05(f), notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this
          Section 4.05(f). In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 4.05(f) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          (iv) If recovery is not available under the foregoing indemnification provisions of this Section 4.05(f) for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the transactions contemplated hereby, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. First Philson and BT Financial agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocations.

     (g)  Employee Matters.

          (i) Any full-time employee of First Philson, subject to Section 4.02(q), whose employment with First Philson or any of its Subsidiaries is terminated, other than for cause, by BT Financial within six months after the Effective Time, and not offered a comparable job with BT Financial or an affiliate of BT Financial, will be paid severance pay equal to one week's W-2 compensation multiplied by each year of service with First Philson or any of its Subsidiaries not exceeding three months salary. For purposes of this section, a job shall not be considered comparable if it requires the employee to work less than 30 hours per week or is at a location more than 30 miles from First Philson's main office.

          (ii) All employees of First Philson or any of its Subsidiaries immediately prior to the Effective Time who are employed by BT Financial following the Effective Time ("Transferred Employees") will be entitled to participate in BT Financial's employee benefit plans as to which they are eligible without fulfilling any vesting requirement and shall be entitled to credit for their length of service, compensation, job classification or position with First Philson or any of its Subsidiaries, to the extent permissible under all applicable laws and regulations and the terms and benefits of BT Financial's current benefit plans or those of its Affiliates. BT Financial agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by First Philson on the date of the Merger and then change coverage to BT Financial's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll in BT Financial's health plans. Except with respect to any defined benefit pension plan sponsored by BT Financial or an Affiliate of BT Financial, a Transferred Employee's service with First Philson or any of its Subsidiaries shall be recognized as service with BT Financial for purposes of eligibility, participation, vesting, and benefit accruals, subject to applicable break-in-service rules and to the extent permissible under all applicable laws and regulations and the terms and benefits of BT Financial's current benefit plans or those of its Affiliates. With respect to any defined benefit pension plans sponsored by BT Financial or an Affiliate of BT Financial, a Transferred Employee's service with First Philson or any of its Subsidiaries shall be recognized as service with BT Financial for purposes of eligibility, participation, vesting, benefit accruals, subject to the extent permissible under all applicable laws and regulations and the terms and benefits of BT Financial's current benefit plans or those of its Affiliates.

     Nothing contained in this Section shall be deemed to be a contract for employment nor a guaranty or right to employment with BT Financial or its Affiliates for any Person, nor shall anything contained in this Section constitute an agreement by BT Financial or its Affiliates not to revise, amend, revoke, or terminate any employee benefit plan or arrangement that it may in the future make available to its employees, including Transferred Employees. Notwithstanding anything contained herein to the contrary, the obligations of BT Financial contained in this Section shall survive the Closing.

     (h) Registration Statement and Joint Proxy Statement. BT Financial shall prepare, and shall file with the SEC, and shall use its best efforts to cause to become effective, the Registration Statement covering the shares of BT Financial Common Stock to be delivered pursuant to this Reorganization Agreement and shall use its best efforts to register or qualify such securities, if required, under applicable state securities laws. If any material change occurs in the facts set forth in the Registration Statement, BT Financial shall promptly notify First Philson in writing of such change (other than with respect to information supplied by First Philson for inclusion therein) and shall prepare, in accordance with the requirements of the Securities Act of 1933, as amended, and file amendments to the Registration Statement that may be appropriate or required.


                                   ARTICLE V
                             CONDITIONS PRECEDENT

      5.01. Conditions Precedent to the Obligations of BT Financial. The obligations of BT Financial to consummate the transactions contemplated by this Reorganization Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by BT Financial to the extent permitted by law:

     (a) Performance of Covenants. Each of the covenants to be performed by First Philson hereunder on or before the Closing Date shall have been duly performed in all material respects; and the President and Secretary of First Philson shall each have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (b) Representations True at Closing. The representations and warranties made by First Philson herein and in any certificate provided to BT Financial hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except that the representations made in Section 4.01(q) shall be modified by the results of the Phase I assessment referred to in Section 4.03(b), and the President and Secretary of First Philson shall each have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (c) Certified Resolutions. First Philson and the Bank shall each have furnished BT Financial with a certified copy of resolutions duly adopted by each of its Board of Directors authorizing and approving this Reorganization Agreement and the transactions contemplated hereby and by the shareholders of the Bank approving this Reorganization Agreement and the transactions contemplated thereby.

     (d) Shareholder Approval. This Reorganization Agreement shall have been approved by the affirmative vote of a majority of the votes cast by all holders of BT Financial Common Stock entitled to vote thereon. This Reorganization Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of First Philson Common Stock, and First Philson shall have furnished BT Financial with a certified copy of resolutions duly adopted by its shareholders authorizing and approving this Reorganization Agreement and the transactions contemplated hereby.

     (e) Government Approvals and Other Consents. BT Financial and First Philson and their Subsidiaries shall have received in form and substance satisfactory to BT Financial all necessary federal and state Regulatory Approvals, shareholder or other consents necessary to permit consummation of the Merger and the Bank Merger transactions contemplated hereby and all applicable waiting periods required by law shall have expired or elapsed. No such approvals and consents shall require BT Financial or such Subsidiary to enter into any agreement or stipulation that is inconsistent with prior Federal Reserve, Comptroller, FDIC or Department of Banking practice or procedure, Delaware and Pennsylvania law and all applicable waiting periods required by law shall have expired or elapsed.

     (f) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Reorganization Agreement, the consummation of the transactions contemplated hereby or the Merger, which, in the good faith judgment of BT Financial, would make it inadvisable to consummate such transactions.

     (g) No Material Misstatements or Omissions. Subject to the cure provisions of Section 2.07(f), BT Financial shall not have discovered any material error, misstatement or omission in any information furnished in writing or to be furnished in writing to BT Financial hereunder, or in the information to be furnished by First Philson or any of its Subsidiaries and contained in the Registration Statement.

     (h) Changes in Financial Condition. Since the date of this Reorganization Agreement, there shall not have occurred any material adverse change in the business, financial condition, or results of operation of First Philson on a consolidated basis, other than changes resulting from or attributable to changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking industry generally.

     (i) Registration Statement. The Registration Statement covering the shares of BT Financial Common Stock to be issued to the shareholders of First Philson under this Reorganization Agreement shall have been declared effective by the SEC, shall be exempt or declared effective in each state having jurisdiction thereon, and no stop order proceeding shall be pending or threatened with respect thereto.

     (j) Opinion of Counsel. An opinion of Plowman, Spiegel & Lewis, P.C. counsel for First Philson shall have been delivered to BT Financial, dated the Closing Date, and in form and substance satisfactory to BT Financial and its counsel, substantially to the effect that:

          (i) First Philson is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as described in the Joint Proxy Statement/Prospectus and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of First Philson consists of 10,000,000 shares of common stock having a par value of $2.50 per share, of which 1,742,400 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of First Philson Common Stock are validly issued, fully paid and nonassessable.

          (ii) The Bank is a national banking association duly organized and validly existing under the National Bank Act. The Bank has the corporate power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The authorized capital stock of the Bank consists of 300,000 shares of common stock having a par value of $10 per share, of which all shares are issued and outstanding as of the date hereof and no shares are held in the treasury of the Bank. All issued and outstanding shares of the Bank Common Stock are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating the Bank to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation. First Philson owns all of the issued and outstanding common stock of the Bank.

          (iii) Flex Organization and Capitalization. Flex Financial Consumer Discount Company ("Flex") is a finance company validly existing under the laws of the Commonwealth of Pennsylvania. Flex has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Flex consists of 1,000 shares of common stock having a par value of $1.00 per share. All issued and outstanding shares of Flex common stock are validly issued, fully paid and nonassessable and are owned of record and beneficially by First Philson.

          (iv) This Reorganization Agreement has been, and the Articles and Certificate of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by First Philson, and constitute and will constitute the valid and binding obligations of First Philson and are and will be enforceable in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (b) general equitable principles, (c) laws relating to the safety and soundness of insured depository institutions, (d) the possible unavailability of certain remedies in the event of non-material breaches of such agreements, and (e) the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (v) Neither the execution, delivery and performance of this Reorganization Agreement by First Philson, nor the consummation of the transactions contemplated hereby, nor compliance by First Philson with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of First Philson or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of First Philson or the Bank, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Philson or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, etc. which would not, in the aggregate, have a material adverse effect on First Philson's business or financial condition on a consolidated basis, or (ii) to its knowledge, violate any judgement, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

          (vi) First Philson has obtained all necessary federal and state governmental and Regulatory Approvals in order to consummate the Merger.

          (vi) The Registration Statement has become effective under the Securities Act, and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Securities Act.


     In expressing such opinion, counsel may rely on certificates of officers and other representatives of First Philson as to matters of fact and certificates of public officials as to matters within their jurisdiction. Such opinion shall be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991).

     (k) Expenses. First Philson shall have paid all out-of-pocket expenses and disbursements, including legal, accounting and investment banking fees incurred by First Philson in connection with the Transactions, except for reasonable out-of-pocket expenses actually incurred that the parties acknowledge have not been billed on or before the Closing Date; and the President and Secretary of First Philson shall each have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (l) Tax Opinion. BT Financial shall have received an opinion of Pepper Hamilton LLP, in form and substance reasonably satisfactory to BT Financial, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly no gain or loss will be recognized by BT Financial or First Philson as a result of the Merger; and (ii) no gain or loss will be recognized by First Philson's shareholders as a result of the receipt of BT Financial Common Stock in the Merger. In rendering such opinion, Pepper Hamilton may require and rely upon representations contained in certificates of officers of BT Financial, First Philson, and others.

     (m)  Pooling Letter.  BT Financial shall have received from
PricewaterhouseCoopers LLP, independent accountants for BT Financial, a letter dated the date of or shortly prior to the mailing date of the Joint Proxy Statement/Prospectus and the Effective Time, to the effect that such accountants are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment.

     (n) Affiliates Agreements. BT Financial shall have received duly executed Affiliates' Agreements from each director and officer of BT Financial and First Philson in the forms of Exhibits A and B respectively.

     5.02. Conditions Precedent to the Obligations of First Philson. The obligations of First Philson to consummate the transactions contemplated by this Reorganization Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by First Philson to the extent permitted by law:

     (a) Performance of Covenants. Each of the covenants to be performed by BT Financial hereunder on or before the Closing Date shall have been duly performed in all material respects; and the President and Secretary of BT Financial shall each have executed and delivered to First Philson a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (b) Representations True at Closing. The representations and warranties made by BT Financial herein and in any certificate provided by BT Financial hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), and the President and Secretary of BT Financial shall each have executed and delivered to First Philson a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (c) Certified Resolutions. BT Financial and Laurel Bank shall each have furnished First Philson with a certified copy of resolutions duly adopted by the Board of Directors of BT Financial and Laurel Bank authorizing this Reorganization Agreement and the transactions contemplated hereby and by the shareholder of Laurel Bank approving this Reorganization Agreement and the transactions contemplated hereby.

     (d) Shareholder Approval. This Reorganization Agreement shall have been approved by the affirmative vote of a majority of the votes cast by all holders of First Philson Common Stock entitled to vote thereon. This Reorganization Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of BT Financial Common Stock, and BT Financial shall have furnished First Philson with a certified copy of resolutions duly adopted by its shareholders authorizing and approving this Reorganization Agreement and the transactions contemplated hereby.

     (e) Government Approvals and Other Consents. BT Financial and First Philson and their Subsidiaries shall have received in form and substance satisfactory to BT Financial all necessary federal and state governmental and Regulatory Approvals, shareholder approvals and other consents necessary to permit consummation of the Merger and the Bank Merger transactions contemplated hereby, and all applicable waiting periods required by law shall have expired or elapsed. No such approvals and consents shall require First Philson or its Subsidiaries to enter into any agreement or stipulation that is inconsistent with prior Federal Reserve, Comptroller, FDIC, Department of Banking practice or procedure, or Delaware or Pennsylvania law.

     (f) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Reorganization Agreement, the consummation of the transactions contemplated hereby or the Merger, which, in the good faith judgment of First Philson, would make it inadvisable to consummate such transactions.

     (g) No Material Misstatements or Omissions. Subject to the cure provisions of Section 2.07(f), First Philson shall not have discovered any material error, misstatement or omission in any information furnished in writing or to be furnished in writing to hereunder, or in the information to be furnished by BT Financial or its Subsidiaries and contained in the Registration Statement.

     (h) Changes in Financial Condition. Since the date of this Reorganization Agreement, there shall not have occurred any material adverse change in the business financial condition, or results of operation of BT Financial on a consolidated basis, other than changes resulting from or attributable to changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking industry generally.

     (i) Registration Statement. The Registration Statement covering the shares of BT Financial Common Stock to be issued to the shareholders of First Philson under this Reorganization Agreement shall have been declared effective by the SEC, shall be exempt or declared effective in each state having jurisdiction thereon, and no stop order proceeding shall be pending or threatened with respect thereto.

     (j) Opinion of BT Financial and Counsel. An opinion of Pepper Hamilton LLP, counsel for BT Financial, shall have been delivered to First Philson, dated the Closing Date, and in form and substance satisfactory to and its counsel, substantially to the effect that:

          (i) BT Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as described in the Joint Proxy Statement/Prospectus and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of BT Financial consists of 20,000,000 shares of common stock having a par value of $5.00 per share, of which 12,985,292 shares are issued and outstanding as of the date hereof and 2,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date hereof. All issued and outstanding shares of BT Financial Common Stock are validly issued, fully paid and nonassessable.

          (ii) Laurel Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and a member of the Federal Reserve System. Laurel Bank has full power and authority to carry on its business as described in the Joint Proxy Statement/Prospectus and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Laurel Bank consists of 981,864 shares of common stock having a par value of $5.00 per share. All issued and outstanding shares of Laurel Bank Common Stock are validly issued, fully paid and nonassessable.

          (iii) This Reorganization Agreement has been, and the Articles and Certificate of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by BT Financial, and constitute and will constitute the valid and binding obligations of BT Financial and are and will be enforceable in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (b) general equitable principles, (c) laws relating to the safety and soundness of insured depository institutions, (d) the possible unavailability of certain remedies in the event of non-material breaches of such agreements, and (e) the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (iv) Neither the execution, delivery and performance of this Reorganization Agreement by BT Financial, nor the consummation of the transactions contemplated hereby, nor compliance by BT Financial with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of BT Financial or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of BT Financial or Laurel Bank, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BT Financial or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, etc. which would not, in the aggregate, have a material adverse effect on BT Financial's business or financial condition on a consolidated basis, or (ii) to its knowledge, violate any judgement, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

          (v) BT Financial has obtained all necessary federal and state governmental and Regulatory Approvals in order to consummate the Merger.

          (vi) The Registration Statement has become effective under the Securities Act, and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Securities Act.

In expressing such opinion, counsel may rely on certificates of officers and other representatives of BT Financial as to matters of fact and certificates of public officials as to matters within their jurisdiction. Such opinion shall be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991).

     (k) Fairness Opinion. First Philson shall have received an opinion from Hopper Soliday & Co. dated prior to the date of the Joint Proxy
Statement/Prospectus that the consideration to be paid to shareholders of First Philson pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of First Philson.

     (l) Tax Opinion. First Philson shall have received an opinion of Pepper Hamilton LLP, in form and substance reasonably satisfactory to First Philson, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly no gain or loss will be recognized by BT Financial, Laurel Bank or First Philson as a result of the Merger; and (ii) no gain or loss will be recognized by First Philson's shareholders as a result of the receipt of BT Financial Common Stock in the Merger. In rendering such opinion, Pepper Hamilton may require and rely upon representations contained in certificates of officers of BT Financial, First Philson, Laurel Bank and others.

     (m)  Pooling Letter.  First Philson shall have received from
PricewaterhouseCoopers LLP, independent accountants for BT Financial, a letter dated the date of or shortly prior to the mailing date of the Joint Proxy Statement/Prospectus and the Effective Time, to the effect that such accountants are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment.

     5.03. Waivers. A condition precedent as set forth in this Article V shall be deemed to be satisfied if it has been materially and reasonably satisfied, and no Party shall fail to consummate the transactions described herein by reason of a breach of any covenant or the failure to satisfy a condition precedent unless such breach or failure is material to such transactions as a whole. Any condition waived in writing by the Party entitled to the benefit thereof shall thereafter cease to be a condition precedent for purposes of this Article V.


                                   ARTICLE VI
                              BROKERS AND EXPENSES

      6.01. Brokers. BT Financial represents and warrants to First Philson that no broker or finder has acted for it in connection with the execution and delivery of this Reorganization Agreement or the transactions contemplated hereby. First Philson represents and warrants to BT Financial that no broker or finder has acted for it in connection with the execution and delivery of this Reorganization Agreement or the transactions contemplated hereby. Each Party shall be indemnified and held harmless by the other from any claim, suit, loss or expense resulting from a breach of the other party's foregoing representation and warranty.

      6.02. Expenses. Except as otherwise provided in this Reorganization Agreement, all expenses incurred by each Party in connection with or related to the authorization, preparation and execution of this Reorganization Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.


                                  ARTICLE VII
                                 MISCELLANEOUS

      7.01. Further Assurances. (a) From time to time as and when requested by BT Financial or Laurel Bank, or their respective successors or assigns, First Philson, or the officers and directors of First Philson last in office prior to consummation of the Merger, shall execute and deliver such agreements, documents and other instruments necessary to permit the Bank Merger to take place, subject to the completion of the Merger; (b) such further agreements, documents, deeds and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of First Philson, as shall be necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Reorganization Agreement.

      7.02. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Reorganization Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished on, the Closing Date, other than covenants that by their terms are to survive or be performed after the Closing Date.

     7.03 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by first-class registered or certified mail, postage prepaid, with return receipt requested, as follows:

     (a)  If to First Philson, to:

              George W. Hay
              President
              First Philson Financial Corporation
              534 Main Street
              Berlin, Pennsylvania  15530

              with a copy to:

              Charles B. Jarrett, Jr., Esquire
              Plowman, Spiegel & Lewis, P.C.
              Grant Building, Suite 230
              Pittsburgh, PA  15219

     (b)  If to BT Financial:

              John H. Anderson
              Chairman and Chief Executive Officer
              BT Financial Corporation
              551 Main Street
              Johnstown, Pennsylvania 15901

              with a copy to:

              Dennis M. Sheedy, Esquire
              Pepper Hamilton LLP
              One Mellon Bank Center
              Pittsburgh, Pennsylvania 15219

or to such other address as any such Person may designate in writing to the other Parties at the addresses listed above, in accordance with this Section.

      7.04. Binding Effect. This Reorganization Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. This

Reorganization Agreement may not be assigned by any Party without the express written consent of the other Parties.

     7.05. Headings. The Article, Section, paragraph and other headings in this Reorganization Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Reorganization Agreement.

     7.06. Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.07. Integration; No Third-Party Beneficiaries. This Reorganization Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or communications, oral or written, between the Parties hereto with respect to the subject matter hereunder. This Reorganization Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except for the provisions of Sections 4.04(g) and 4.05(f).

     7.08. Severability. If any term or other provision of this Reorganization Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Reorganization Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Reorganization Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     7.09. Amendments. This Reorganization Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except for the provisions of Sections 4.04(g) and 4.05(f). Any of the terms or conditions of this Reorganization Agreement may be waived at any time by the Party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time before or after the vote of the shareholders of First Philson and BT Financial on this Reorganization Agreement to the extent permitted by law by agreement in writing, executed in the same manner as this Reorganization Agreement after authorization to do so by the Board of Directors of each Party; provided, however, that such action shall be taken only if, in the judgment of the Boards of Directors of each Party taking the action, such waiver or such amendment or modification will not have a material adverse effect on the benefits intended under this Reorganization Agreement to such Party and its shareholders following approval of this Reorganization Agreement by the shareholders of First Philson, unless this Reorganization Agreement, as modified, is resubmitted to the shareholders of First Philson and BT Financial for their approval.

     7.10. Governing Law. This Reorganization Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania and, where the context so requires, under applicable federal law.

     7.11. Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in this Reorganization Agreement.

     IN WITNESS HEREOF, each Party hereto has caused this Reorganization Agreement to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first above set forth.


ATTEST:                        First Philson Financial Corporation


 /s/ Cathy E. Webreck                    /s/ George W. Hay
-------------------------         ------------------------------------
     Cathy E. Webreck                        George W. Hay
        Secretary                 President and Chief Executive Officer
     (Corporate Seal)



ATTEST:                                BT Financial Corporation


 /s/ Laura L. Roth                       /s/ John H. Anderson
-------------------------         ------------------------------------
     Laura L. Roth                         John H. Anderson
       Secretary                  Chairman and Chief Executive Officer
    (Corporate Seal)

              Schedule 4.01(f) First Philson Financial Statements



     There are no exceptions to the criteria set forth in Section 4.01(f) with respect to financial statements and other SEC documents.

                      Schedule 4.01(m) First Philson Loans



     None.

                  Schedule 4.01(p) First Philson Real Property

1.   Headquarter Office
     534 Main Street
     Berlin, PA 15530

2.   Berlin Office
     506 Main Street
     Berlin, PA 15530

3.   Somerset Office
     509 E. Main Street (Route 31)
     Somerset, PA 15501

4.   Vacant Lot
     East side of 509 Main Street (Route 31)
     Somerset, PA 15501

5.   New Centerville Office
     2937 New Centerville Road (Route 281)
     Rockwood, PA 15557

6.   Confluence Office
     508-510 Hugart Street
     Confluence, PA 15424

7.   Old Trails Office
     4640 National Pike (Route 40)
     Markleysburg, PA 15459

8.   Indian Head Office
     2066 Indian Head Road
     Indian Head, PA 15446

9.   Shanksville Office
     1235 Main Street
     Shanksville, PA 15560

10.  Stoystown Office
     100 East Main Street
     Stoystown, PA 15563

All documents, including deeds, relating to real estate owned by First Philson have been provided or made available to BT Financial.

            Schedule 4.01(q) First Philson Environmental Conditions



     None.

            Schedule 4.01(q)(iii) First Philson Governmental Filings



     None.

                     Schedule 4.01(s) First Philson Leases


REAL PROPERTY LEASED:

1.   Meyersdale Office
     7109 Mason Dixon Highway (Route 219)
     Meyersdale, PA 15552

2.   Flex Financial Consumer Discount Company
     1111 West Main Street (Route 31)
     Somerset, PA 15501


PERSONAL PROPERTY LEASED:

1.   Paragon II Postage Equipment
     Model SP6K
     506 Main Street
     Berlin, PA 15530

2.   Time and Temperature Sign
     (8 Locations)
     509 East Main Street, Somerset
     7109 Mason Dixon Highway, Meyersdale
     2937 New Centerville Road, Rockwood
     508-510 Hugart Street, Confluence
     4640 National Pike, Markleysburg
     2066 Indian Head Road, Indian Head
     1235 Main Street, Shanksville
     100 East Main Street, Stoystown

3.   Credit Report Machine (2)
     506 Main Street, Berlin
     509 East Main Street, Somerset

All leases of real and personal property of First Philson have been provided or made available to BT Financial.

               Schedule 4.01(t) First Philson Material Contracts


All material contracts have been submitted or made available to BT Financial as provided in Section 4.01(t).

                Schedule 4.01(v) First Philson Employee Benefits

1.   Medical Insurance
     Blue Cross/Blue Shield

2.   Section 125 (flexible medical and child care expense)
     Benefit Coordinators Corporation

3.   Dental Insurance
     Delta Dental

4.   Life Insurance
     UNUM Insurance Company

5.   Long Term Disability
     CNA Insurance

6.   Short Term Disability
     Self-Insured through the Bank

7.   401k Plan (Cash Op)
     First Philson Bank, N.A. Cash Op Plan
     Self-Directed Investments in Mutual Funds through Putnam Investments

8.   Defined Benefit Plan
     First Philson Bank, N.A. Pension Plan

9.   Employee Stock Ownership Plan
     First Philson Bank, N.A. Employee Stock Ownership Plan*

10.  Executive Supplement Income Plan
     Massachusetts Mutual Insurance Company (George Hay and Theodore Deskevich - annual premium being paid)
     Reliance Standard Insurance Company (10 current employees and 6 former employees)
     Metropolitan Life (2 former employees)
     First Colony Life (3 former employees)

*The plan has been terminated subject to final approval of the Internal Revenue
 Service.

All "employee benefit plans" of First Philson have been provided or made available to BT Financial.

              Schedule 4.01(w) First Philson Employment Contracts



          First Philson and/or the Bank have entered into employment contracts with George W. Hay, Theodore Deskevich, David A. Finui and James D. Zimmerman, copies of which contracts have been submitted to BT Financial.

                   Schedule 4.01(y) First Philson Bond Claim



     There is one existing claim against the Bank's fidelity bond carrier with respect to a defalcating employee. The details of the matter have been submitted to BT Financial.

                  Schedule 4.01(cc) First Philson Investments



     None.

                                                                     Exhibit A


                      First Philson Financial Corporation
                             Affiliate's Agreement


     The undersigned, in connection with the Agreement and Plan of
Reorganization dated as of                   the "Agreement"), by and between
                           -----------------
First Philson Financial Corporation ("First Philson") and BT Financial Corporation ("BT Financial") does hereby represent, warrant, undertake and agree as follows:

     1. The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of First Philson as the term "affiliate" is used in and for purposes of Section 201.01 of the SEC's Codification of Financial Reporting Policies (formerly SEC Accounting Series Releases 130 and 135) and Rule 145 of the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission thereof;

     2. The shares of BT Financial Common Stock to be issued to the undersigned upon conversion of shares of First Philson Common Stock (such shares of BT Financial Common Stock to be issued to the undersigned being referred to herein as the "BT Financial Shares") are not being acquired with a view toward their distribution except to the extent and in the manner permitted by paragraph
(d) of Rule 145 of the Act; and

     3. Within the 30 days prior to the Effective Time, the undersigned has not sold, exchanged, transferred, pledged, disposed of or in any other way reduced his risk relative to, and will not sell, exchange, transfer, pledge, dispose of or in any other way reduce his risk relative to, any shares of First Philson Common Stock or BT Financial Common Stock owned of record or beneficially by the undersigned.

     The undersigned does hereby further undertake and agree as follows:

     1. The undersigned will not sell, exchange, transfer, pledge, dispose of or in any other way reduce his risk relative to his BT Financial Common Stock until BT Financial, pursuant to Section 201.01 of the SEC's Codification of Financial Reporting Policies shall have published combined financial results covering a period of at least 30 days of post-Merger combined operations subsequent to the Effective Time; and

     2. The undersigned will not sell or otherwise dispose of his BT Financial Shares except in accordance with applicable provisions of the Act and the rules and regulations thereunder; and

     3. The certificates representing his BT Financial Shares will bear the following legend:

               "The shares represented by this certificate have been issued to the registered holder in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment except pursuant to (a) a current registration statement under the Act, or (b) a transaction which, in the opinion of counsel reasonably satisfactory to the issuer, is not required to be registered under the Act."

     Such legend shall be subject to prompt removal upon receipt of an opinion of counsel satisfactory to BT Financial to the effect that such removal conforms to then existing law.

     All capitalized terms which are not defined herein are used as they are defined in the Agreement.

     WITNESS the due execution hereof this      day of           , 1999.
                                           ----        ----------


                                    -----------------------------------



Accepted and Agreed:

BT Financial Corporation


By:
   ---------------------------

                                                                       Exhibit B


                            BT Financial Corporation
                             Affiliate's Agreement


     The undersigned, in connection with the Agreement and Plan of
Reorganization dated as of           1999 (the "Agreement"), by and between
                           ---------
First Philson Financial Corporation ("First Philson") and BT Financial Corporation ("BT Financial") does hereby represent, warrant, undertake and agree as follows:

     1. The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of BT Financial as the term "affiliate" is used in and for purposes of Section 201.01 of the SEC's Codification of Financial Reporting Policies (formerly SEC Accounting Series Releases 130 and 135) and Rule 145 of the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission thereof;

     2. Within the 30 days prior to the Effective Time, the undersigned has not sold, exchanged, transferred, pledged, disposed of or in any other way reduced his risk relative to, and will not sell, exchange, transfer, pledge, dispose of or in any other way reduce his risk relative to, any shares of First Philson Common Stock or BT Financial Common Stock owned of record or beneficially by the undersigned; and

     3. The undersigned will not sell, exchange, transfer, pledge, dispose of or in any other way reduce his risk relative to his BT Financial Common Stock until BT Financial, pursuant to Section 201.01 of the SEC's Codification of Financial Reporting Policies shall have published combined financial results covering a period of at least 30 days of post-Merger combined operations subsequent to the Effective Time.

     All capitalized terms which are not defined herein are used as they are defined in the Agreement.

     WITNESS the due execution hereof this      day of           , 1999.
                                           ----        ----------


                                    ------------------------------------
Accepted and Agreed:
BT Financial Corporation

By:
   ----------------------------

                                                                         ANNEX B

                            STOCK OPTION AGREEMENT

     This Stock Option Agreement (the "Agreement") is made and entered into as of this 23rd day of February 1999, by and between FIRST PHILSON FINANCIAL CORPORATION, a Delaware corporation ("Issuer"),

                                      and

BT FINANCIAL CORPORATION, a Pennsylvania corporation ("Grantee"), and is the Option Agreement referred to in the Merger Agreement referred to herein.

     WHEREAS, Grantee and Issuer contemplate entering into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") providing for the Merger of Issuer into Grantee, with Grantee as the surviving corporation (the "Merger"); and

     WHEREAS, in order to induce Grantee to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, Issuer desires to grant Grantee an option to purchase 348,400 authorized but unissued shares of Issuer Common Stock, $2.50 par value ("Issuer Common Stock"), upon the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Issuer and Grantee agree as follows:

     1. Grant. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an exclusive and irrevocable option (the "Option") to purchase from Issuer up to 348,400 authorized but unissued shares of Issuer Common Stock (the "Option Shares") at a price of $45.00 per Option Share (the "Exercise Price"); provided that in no event shall the number of shares for which this Option is exercisable exceed the lesser of (i) 19.99% of the issued and outstanding shares of Common Stock and (ii) such number of shares of Common Stock that will avoid application of the provisions of Subchapter E of Chapter 25 of the BCL. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Grantee and any person to whom it may assign its rights hereunder is referred to as a "Holder."

     2. Exercise. (a) The Option may be exercised by any Holder, in whole or in part, at any time or from time to time, on or after the date hereof and within six months following the occurrence of any of the Exercise Events described in Subsection 2 (b). The Option will terminate and be of no further force or effect (i) at the Effective Time or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof. Any such exercise will be subject to compliance with applicable law, including receipt of all required regulatory approvals. Issuer will not take any action which would have the effect of preventing or disabling Issuer from delivering the Option Shares or otherwise performing its obligations under this Agreement.

       (b) Any of the following events occurring between the date hereof and the Effective Time will be an "Exercise Event" for the purposes of this
Agreement:

            (i) any corporation (other than Grantee or any Grantee Subsidiary), partnership, individual, trust, unincorporated association, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) (collectively "Persons") shall have (A) commenced a tender offer or exchange offer for at least twenty percent (20%) of the then outstanding shares of Issuer Common Stock or (B) acquired direct or indirect "beneficial ownership" (as defined under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Issuer Common Stock;

          (ii) Issuer shall have (A) acted or failed to act so as to have caused the conditions specified in Section 6.01 of the Merger Agreement to be met, whether or not the Merger Agreement shall have been terminated, or (B) breached or violated Section 4.04(f) of the Merger Agreement; or

          (iii) any Person shall, with respect to Issuer Common Stock, solicit proxies or written consents or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the Merger.

        (c) To exercise the Option, the Holder will send a written notice to Issuer specifying the number of Option Shares Holder will purchase and the place and date for closing the purchase. The date so specified is referred to herein as the "Closing Date." The Closing Date shall be not later than ten business days from the date such notice is mailed, but not earlier than the expiration or termination of any applicable waiting period under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the Closing Date is to occur sooner than two business days from the date such notice is mailed, telegraphic or telephonic notice will also be given at the time such written notice is given.

       (d) Upon any exercise of the Option hereunder, the Merger Agreement will terminate, as provided in Section 2.07(g) of the Merger Agreement, without any further action of the parties and the Plan of Merger will be deemed to be abandoned. Exercise of the Option will not constitute a breach of the Merger Agreement or a failure by Grantee to perform its obligations under the Merger Agreement.

     3. Payment and Delivery of Certificate(s). At the closing of any purchase of any of the Option Shares hereunder, (a) Holder will pay to Issuer the aggregate price for the Option Shares so purchased by certified or cashier's check or wire transfer of immediately available funds and (b) Issuer will deliver to Holder a duly issued certificate (or certificates in the denominations designated by Holder in its notice of exercise) representing the number of Option Shares purchased. The obligation of Issuer to deliver the Option Shares at such closing will be subject only to the condition that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction will be in effect which would prohibit such sale and delivery.

     4. Notification of Record Date. Issuer will give Grantee at least ten business days' prior written notice before setting the record date for determining the holders of record of Issuer Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution, or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to Issuer Common Stock.

     5. Postponement of Meeting. If the Holder elects to exercise the Option granted hereunder after the record date set by Issuer for any shareholders' meeting called to approve the Merger, or called for any other purpose, then, subject to applicable law and Issuer's certificate of incorporation and bylaws, Issuer will, upon request by Holder, promptly postpone the meeting to a later date and set a later record date for such later meeting; provided, however, that the record date for such later meeting will be a date that is not less than ten nor more than thirty business days after the postponement of the originally scheduled shareholders' meeting.

     6. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

         (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Issuer, has been duly executed by a duly authorized officer of Issuer and is valid, binding and enforceable against Issuer in accordance with its terms.

         (b) Option Shares. Issuer has taken all necessary corporate action to authorize and reserve for issuance, upon exercise of the Option, the Option Shares, and at all times from the date hereof through the date of the exercise in full or the termination of the Option, Issuer will have reserved for issuance upon exercise of the 348,400 shares of Issuer Common Stock. The Option Shares, upon purchase by Holder, will be fully and validly issued, fully paid and nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive or similar rights.

     7. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

         (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Grantee and has been duly executed by a duly authorized officer of Grantee, and is valid, binding and enforceable against Grantee in accordance with its terms.

         (b) Investment Intent. Any Option Shares acquired upon exercise of the Option will not be taken by Holder with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act of 1933 (the "Securities Act").

     8. Anti-dilution Provisions. In the event of any change in the outstanding Issuer Common Stock by reason of stock dividends, stock splits, split-ups, mergers, Mergers, recapitalizations, combinations, conversions, exchanges of shares or otherwise, the number and kinds of shares or securities subject to the Option and the purchase price per Option Share will be appropriately adjusted so as to fairly and equitably preserve, as far as practicable, the original Option rights granted hereby so that Holder will be entitled to purchase the number of shares of Issuer Common Stock that will be equal to 19.99% of the then outstanding shares of Issuer Common Stock (after giving effect to such exercise and assuming all options and rights to purchase or convert into shares of Issuer Common Stock will have been exercised and taking into account shares of Issuer Common Stock held by Grantee or its subsidiaries on the date hereof) for an aggregate purchase price of $15,678,000; provided that in no event shall the number of shares for which this Option is exercisable exceed the lesser of (i) 19.99% of the issued and outstanding shares of Common Stock and (ii) such number of shares of Common Stock that will avoid application of the provisions of Subchapter E of Chapter 25 of the BCL. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     9. Registration Under the Securities Act. If the Option is exercised and if Holder should so request by written notice, Issuer will use its best efforts to promptly effect the registration ("Registration") under the Securities Act or any successor statute then in effect and any applicable state laws covering such Issuer Common Stock owned by Grantee and its subsidiaries and affiliates as such notice will designate, but not less than 17,424 shares of Issuer Common Stock, in accordance with the intended method of sale or other disposition requested by Holder, and to keep such Registration effective for a period of not less than twelve months, unless, in the written opinion of counsel to Issuer, which will be delivered to Holder and which will be reasonably satisfactory to Holder and its counsel, such Registration is not required to be made as a precondition to the lawful sale and distribution of such shares in the manner contemplated; provided that if in Issuer's reasonable judgment the Registration at the time requested would impose material burdens on Issuer other than those routinely associated with registration under the Securities Act, Issuer may elect to delay the Registration for up to 30 days.

     Holder will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     The out-of-pocket expenses incurred in connection with such Registration will be borne by Issuer except for underwriting discounts and commissions, any transfer taxes and the fees and expenses of counsel for Holder. Issuer will have no further obligation hereunder after two Registrations have been effected.

     10. Transfer of Option to Issuer. If after the date hereof and before the Effective Time,

          (a) one of the Exercise Events specified in Subsection 2(b)(ii) will have occurred; or

          (b) Issuer's shareholders have failed to approve the Merger by the earlier of (i) the conclusion of such meeting of Issuer shareholders as is called for the purpose of approving the Merger and (ii) December 31, 1999 and there shall have occurred and be continuing any of the Exercise Events specified in Subsection 2(b)(i) or (iii);

then Holder will have the right (whether or not the Option will have previously terminated) to notify Issuer of its election to transfer the Option to Issuer together with any shares of Issuer Common Stock purchased by Holder pursuant hereto, and within two business days after the giving by Holder of such notice, Issuer will pay to Holder the sum of

            (x) the Exercise Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option;

            (y) the difference between the "Market/Offer Price" for shares of Issuer Common Stock (defined as the higher of the highest price per share at which a tender or exchange offer has been made or the highest sale price for shares of Issuer Common Stock on the principal trading market on which shares are traded, as reported by a recognized source, during the 365-day period preceding the notice of the required purchase under this Section (10) and the Exercise Price paid by Holder for any shares of Issuer Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Offer Price is greater than such Exercise Price; and

            (z) the difference between the Market/Offer Price and the Exercise Price of the Option, multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised, but only if the Market/Offer Price is greater than such exercise price, payable in immediately available funds, at which time the Option will terminate.

     11.  Right of First Refusal.

          (a) At least five business days before making any sale or other disposition of Option Shares, Holder will give Issuer a notice (the "Disposition Notice") advising Issuer of the number and type of Option Shares proposed to be disposed of and the proposed purchase price therefor, and, if Holder then intends to tender such Shares into a tender or exchange offer by a Person other than Holder or any subsidiary or affiliate of Holder, advising Issuer of such specific offer to purchase such Shares, the price to be paid thereunder and the identity of the offeror. For purposes hereof, a tender or exchange offer to purchase Issuer Common Stock will be deemed to be an offer at the price specified therein, without regard to any provisions thereof with respect to proration or conditions to the offeror's obligation to purchase. Issuer will have the right, exercisable by written notice given by Issuer to Holder within five business days after receipt of the Disposition Notice, but in no event later than 24 hours before the earlier of the proration date or the date on which withdrawal rights expire for any such offer, to purchase (or to cause its designee or designees to purchase) all, but not less than all, of the Option Shares specified in such Disposition

Notice for cash at the price set forth therein. If the purchase price specified in the Disposition Notice includes any property other than cash, such purchase price will be deemed to be the amount of any cash included in the purchase price plus the value (as determined by a nationally recognized investment banking firm mutually selected by the parties whose fees will be borne equally by Issuer and Holder) of such other property included in such price; provided that the time during which Issuer must exercise its right of first refusal and consummate the purchase of the Issuer Common Stock will not be affected by the time required to make such determination.

         (b) If Issuer exercises its right of first refusal hereunder, the closing of the purchase of the Option Shares with respect to which such right has been exercised will take place within two business days after Issuer gives notice of such exercise, but no later than 6 hours before the earlier of the proration date or the date on which withdrawal rights expire for any such offer. Delivery of payment and certificates at such closing will be substantially as set forth in Section 3 above; provided, however, that if the determination of value of any noncash consideration has not yet been made, as to that portion of the purchase price Issuer will pay an amount equal to such value as estimated by the investment banking firm at closing, with an adjusting payment to be made by the appropriate party when the final determination has been made. If Issuer does not exercise its right of first refusal hereunder within the time specified and pay to Holder the amount due for the Option "shares subject to such right of first refusal, Holder will at all times thereafter be free to sell the Option Share specified in such Disposition Notice to the offeror, if any, identified therein or to any other party, at the price specified therein or at any price in excess thereof.

     12. Specific Performance. Issuer and Grantee acknowledge that the Option granted to Grantee herein, the right of first refusal granted to Issuer in
Section 11 hereof and the Option Shares covered hereby, are unique and that neither party hereto will have an adequate remedy at law if the other breaches any covenant contained herein or fails to perform any of its obligations hereunder. Accordingly, each party agrees that the other will have the right, in addition to any other rights which it may have, to specific performance and equitable and injunctive relief if the other party will fail or threaten to fail to perform any of its obligations under this Agreement.

     13.  Miscellaneous.

         (a) Assignability. Grantee's rights hereunder may be assigned to any subsidiary or affiliate of Grantee. Issuer may not assign its rights hereunder without the prior written consent of Grantee, and any purported assignment without such prior written consent will be null and void.

         (b) Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or non-exercise of the Option granted hereby.

         (c) Entire Agreement; Amendments. Except as otherwise expressly provided herein, this Agreement contains the entire agreement of the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (d) Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder will be in writing and will be furnished by hand delivery, by telegram or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the parties at the addresses set forth below. Any such notice (except a notice pursuant to Section 10 hereof) will be deemed duly given upon the date it is actually received by the party to whom notice is intended to be given or is actually delivered at his address as shown below:

            If to Issuer:

            George W. Hay
            First Philson Financial Corporation
            534 Main Street
            Berlin, PA  15530

            with a copy to:

            Charles B. Jarrett, Jr., Esq.
            Plowman, Spiegel & Lewis
            230 Grant Building
            Pittsburgh, PA  15219


            If to Grantee:

            John H. Anderson
            BT Financial Corporation
            551 Main Street
            Johnstown, PA  15901

            with a copy to:

            Dennis M. Sheedy, Esq.
            Pepper Hamilton, LLP
            One Mellon Bank Center
            Pittsburgh, PA  15219

The addresses set forth above may be changed by any party upon furnishing to the other party a notice of change of address in accordance with the terms of this paragraph.

       (e) Governing Law. This Agreement will be governed by and construed in accordance with the substantive law of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in such state.

       (f) Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

       (g) Effect of Headings. The section and paragraph headings herein are for convenience only and will not affect the construction hereof.

       (h) Time of the Essence. The parties agree that time will be of the essence in the performance of obligations hereunder.

       (i) Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein will remain in full force and effect, and will in no way be effected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit Holder to acquire or Issuer to repurchase pursuant to Section 10 the full number of shares of Issuer Common Stock provided in Section 8 hereof (as adjusted pursuant to Section 8 hereof), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without amendment or modification hereof.

       (j) Definitions. Capitalized Terms used but not defined herein will have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, Grantee and Issuer have caused this Agreement to be duly executed on the day and year first above written.


ATTEST                             First Philson Financial Corporation


By  /s/ Cathy E. Webreck           By          /s/ George W. Hay
    ------------------------          -------------------------------------
        Cathy E. Webreck                           George W. Hay
           Secretary                                 President
        (Corporate Seal)


                                        BT Financial Corporation


By  /s/ Laura L. Roth               By        /s/ Steven C. Ackmann
   ------------------------            -------------------------------------
        Laura L. Roth                             Steven C. Ackmann
          Secretary                                   President
       (Corporate Seal)

                                                                         ANNEX C
                                                                           Draft

                             [Berwind Letterhead]
                           BERWIND FAIRNESS OPINION


[Mailing Date]


Board of Directors
BT Financial Corporation
551 Main Street
BT Financial Plaza
Johnstown, Pennsylvania  15901

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the "Shares") of BT Financial Corporation ("BT") of the exchange ratio of [**] shares of BT for each outstanding share of First Philson Financial Corporation ("Philson") common stock (the "Exchange Ratio") in the proposed merger (the "Proposed Merger") by and between BT and Philson as set forth in the Agreement and Plan of Reorganization dated February 23, 1999 (the "Merger Agreement").

     Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of BT and Philson and reviewed certain internal financial analyses and forecasts prepared by the management of BT and Philson, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of BT and Philson, (iv) studied and analyzed the consolidated financial and operating data of BT and Philson, (v) considered the terms and conditions of the Proposed Merger between BT and Philson as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of BT's and Philson's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this Joint Proxy Statement-Prospectus, and
(viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our opinion is given in reliance on information and representations made or given by BT and Philson, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by BT and Philson including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning BT and Philson nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of BT or Philson, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

     With regard to financial and other information relating to the general prospects of BT and Philson, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of BT and Philson as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For BT and Philson, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either BT or Philson. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to BT or Philson.

     Our opinion is based upon information provided to us by the management of BT and Philson, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the Exchange Ratio, is for the information of the Board of Directors of BT in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of BT and does not constitute a recommendation to BT shareholders as to how such shareholders should vote on the Proposed Merger.

     Based on the foregoing, it is our opinion that, as of the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Shares.

                              Sincerely,



                              BERWIND FINANCIAL, L.P.

                                                                         ANNEX D
                                                                           Draft



                          [Hopper Soliday letterhead]
                        HOPPER SOLIDAY FAIRNESS OPINION



[Mailing Date]

Board of Directors
First Philson Financial Corporation
534 Main Street
Berlin, PA  15530

Gentlemen:

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the terms of the proposed merger (the "Merger") of First Philson Financial Corporation ("First Philson") with and into BT Financial Corporation ("BT"). Pursuant to the Agreement and Plan of Reorganization dated February 23, 1999 between First Philson and BT (the "Merger Agreement"), each share of First Philson Common Stock outstanding at the Effective Time of Merger will be converted into the right to receive (the "Merger Consideration") [**] shares of BT Common Stock (the "Exchange Ratio").

     Hopper Soliday, a division of Tucker Anthony Incorporated ("Hopper Soliday"), as a customary part of its investment banking business, is engaged in valuing businesses and their securities in connection with mergers and acquisitions, stock purchase offers, negotiated underwritings, secondary distributions of securities, private placements and for estate, corporate reorganization and other purposes.

     Hopper Soliday reviewed, among other things: i) First Philson's Annual Reports and related financial information for years ended December 31, 1994 through December 31, 1997 and First Philson's Quarterly Reports on form 10-Q for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; ii) BT's Annual Reports on Form 10-K and related financial information for years ended December 31, 1994 through December 31, 1998 and Quarterly Reports on Form 10-Q for the periods ending March 31, 1998, June 30, 1998 and September 30, 1997; iii) certain information concerning the respective businesses, operations, regulatory condition and prospects of BT and First Philson, including financial forecasts, relating to the business, earnings, assets and prospects of BT and First Philson, furnished to Hopper Soliday by BT and First Philson, which Hopper Soliday discussed with members of senior management of BT and First Philson; iv) historical market prices and trading activity for the BT Common Stock and First Philson Common Stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant; v) the results of operations of BT and First Philson and similar data for certain companies which Hopper Soliday deemed to be relevant; vi) the financial terms of the Merger contemplated by the Merger Agreement and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant; vii) the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of BT; viii) the Merger Agreement; and ix) such other matters as Hopper Soliday deemed necessary. Hopper Soliday also met with certain members of senior management and other representatives of BT and First Philson to discuss the foregoing as well as other matters Hopper Soliday deemed relevant.

     In conducting our review and in arriving at our opinion, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or that which was publicly available and did not attempt independently to verify such information. We relied upon the managements of First Philson and BT as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases thereof) provided to us and assumed that such forecasts and projections reflected the best currently available estimates and judgements of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses for First Philson and BT were adequate. We did not make or obtain any evaluations or appraisals of the assets of First Philson and BT, nor did we examine any individual loan credit files. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of First Philson of the Merger Consideration.

     In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to either First Philson or, on a pro forma basis, the resulting company following the Merger. Our opinion necessarily is based upon conditions as they exist on, and can be evaluated as of, the date of this letter.

     On the basis of the aforementioned analysis, and subject to the qualifications described above, as of the date hereof, we are of the opinion that the Merger Consideration provided for by the Merger Agreement is fair to the shareholders of First Philson from a financial point of view.

Sincerely,



Hopper Soliday, a Division of Tucker Anthony Incorporated

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors And Officers

          Section 1741 of the BCL provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, Section 1742 limits such indemnification to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1744 of the BCL provides that, unless ordered by a court, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders. Notwithstanding the above, Section 1743 of the BCL provides that to the extent a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

          Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the provisions described above are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right to the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 24.1 of the registrant's By-laws provides that the registrant shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer (including each former director or officer) of the registrant who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an authorized representative of the registrant, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding.
Section 24.2 of the registrant's By-laws provides that the registrant shall pay expenses (including attorneys' fees and disbursements) incurred by a director or officer of the registrant referred to in Section 24.1 in defending or appearing as a witness in any civil or criminal action, suit or proceeding described in
Section 24.1 in advance of the final disposition of such action, suit or proceeding. The expenses incurred by such director or officer shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the registrant.

          Section 1747 of the BCL permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

          Section 24.5 of the registrant's By-laws provides that, except in the circumstances set forth therein, the registrant shall purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such director or officer in any capacity, or arising out of such director's or officer's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the By-laws.

          The registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Such insurance may provide coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the above-described By-law indemnification provision. As permitted by Section 1713 of the BCL, the By-laws of the registrant provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent that such elimination or limitation of liability is expressly prohibited by law. The BCL states that this exculpation from liability does not apply (i) where the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and
(ii) to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws.

Item 21.  Exhibits And Financial Statement Schedules

            (a) The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No  Description

2.1. Agreement and Plan of Reorganization dated as of February 23, 1999 by and between BT Financial Corporation and First Philson Financial Corporation (a copy of which is attached as Annex A to the Joint Proxy Statement-Prospectus forming part of this registration statement).

3.1 Articles of Incorporation of BT Financial Corporation as amended to August 16, 1991.

3.2 Amendment to Articles of Incorporation of BT Financial Corporation dated June 4, 1997.

3.3         By-laws of BT Financial Corporation as amended to September 23,
            1992.

5.1 Opinion of Pepper Hamilton LLP as to legality of the shares of common stock, par value $5.00 per share, of BT Financial Corporation being registered.

8.1         Opinion of Pepper Hamilton LLP as to certain tax matters

10.1 Stock Option Agreement dated February 23, 1999, by and between BT Financial Corporation and First Philson Financial Corporation (a copy of which is attached as Annex B to the Joint Proxy Statement-Prospectus forming part of this registration statement).

22.1        Subsidiaries of BT Financial Corporation.

23.1        Consent of PricewaterhouseCoopers LLP

23.2        Consent of S.R. Snodgrass A.C.

23.3        Consent of Pepper Hamilton LLP (included in opinion filed as
            Exhibit 5.1).

23.4        Consent of Pepper Hamilton LLP (included in opinion filed as
            Exhibit 8.1).

23.5        Consent of Berwind Financial, L.P.

23.6        Consent of Hopper Soliday, A Division of Tucker Anthony Incorporated

25.1        Power of Attorney (filed herewith).

99.1 Form of Proxy to be delivered to shareholders of First Philson Financial Corporation

99.2        Form of Proxy to be delivered to shareholders of BT Financial
            Corporation

     (b) All financial statement schedules of BT Financial and First Philson are omitted because they are not required, are not applicable or the required information is given in the consolidated financial statements or notes thereto incorporated by reference herein.

Item 22.  Undertakings

     (a)   The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnstown, Commonwealth of Pennsylvania, on March 24, 1999.


                                              BT FINANCIAL CORPORATION

Principal Executive Officer:   By: /s/ John H. Anderson     Date: March 24, 1999
                               ------------------------

                                                  JOHN H. ANDERSON
                                        Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, John H. Anderson, Steven Ackmann and Dennis M. Sheedy and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                              Capacity                         Date
/s/ John H. Anderson           Chairman, Chief Executive Officer and         March 24, 1999
                               Director (Principal Executive Officer)
/s/ Steven C. Ackmann          President and Chief Operating Officer         March 24, 1999
                               (Principal Operating Officer)
/s/ Mark L. Sollenberger       Executive Vice President and Chief            March 24, 1999
                               Financial
                               Officer (Principal Financial Officer)
/s/ Brian H. Lehman            Vice President and Controller (Principal      March 24, 1999
                               Accounting Officer)
/s/ G. Scott Baton, II         Director                                      March 24, 1999
/s/ Martin L. Bearer           Director                                      March 24, 1999
/s/ John C. Cwik               Director                                      March 24, 1999
/s/ Louis G. Galliker          Director                                      April 7, 1999
/s/ William B. Kania           Director                                      March 24, 1999
/s/ Edwin L. Mears             Director                                      March 24, 1999
/s/ Roger S. Nave              Director                                      March 24, 1999
/s/ Ethel J. Otrosina          Director                                      March 24, 1999
/s/ Robert G. Salathe, Jr.     Director                                      April 7, 1999
/s/ William R. Snoddy          Director                                      April 6, 1999
/s/ Gerald W. Swatsworth       Director                                      March 24, 1999
/s/ W. A. Thomas               Director                                      March 24, 1999
/s/ Rowland H. Tibbott, Jr.    Director                                      March 24, 1999
/s/ Thomas A. Young            Director                                      March 24, 1999

                               INDEX TO EXHIBITS

                                                                                  Prior Filing or
Exhibit No.                         Description                               Sequential Page Number
-----------                         -----------                               ----------------------
        2.1  Agreement and Plan of Reorganization by and among          Filed herewith.
             BT Financial Corporation and First Philson Financial
             Corporation dated February 23, 1999 (a copy of
             which is attached as Annex A to the Joint Proxy
             Statement-Prospectus forming part of this registration
             statement).

        3.1  Articles of Incorporation of BT Financial Corporation      Incorporated by reference to
             as amended to August 16, 1991.                             Registration Statement on Form S-4
                                                                        (No. 33-69112)

        3.2  Amendment to Articles of Incorporation of BT               Incorporated by reference to
             Financial Corporation dated June 4, 1997                   Registration Statement on Form S-4
                                                                        (No. 333-61683)

        3.3  By-laws of BT Financial Corporation as amended to          Incorporated by reference to
             September 23, 1992.                                        Registration Statement on Form S-4
                                                                        (No. 33-69112)

        5.1  Opinion of Pepper Hamilton LLP as to legality of the       Filed herewith.
             shares of common stock, par value $5.00 per share, of
             BT Financial Corporation being registered.

        8.1  Opinion of Pepper Hamilton LLP as to certain tax           Filed herewith.
             matters.

       10.1  Stock Option Agreement, dated February 23, 1999 by         Filed herewith.
             and between BT Financial and First Philson (a copy
             of which is attached as Annex B)

       21.1  Subsidiaries of BT Financial Corporation                   Filed herewith.

       23.1  Consent of PricewaterhouseCoopers LLP                      Filed herewith.

       23.2  Consent of S.R. Snodgrass, A.C.                            Filed herewith.

       23.3  Consent of Pepper Hamilton LLP (included in                Filed herewith.
             opinion filed as Exhibit 5.1).

       23.4  Consent of Pepper Hamilton LLP (included in                Filed herewith.
             opinion filed as Exhibit 8.1).

       23.5  Consent of Berwind Financial, L.P.                         Filed herewith.

       23.6  Consent of Hopper Soliday, A Division of Tucker            Filed herewith.
             Anthony Incorporated

       24.1  Power of Attorney (included on page II-6 herewith)         Filed herewith.

       99.1  Proxy to be delivered to shareholders of First Philson     Filed herewith.
             Financial Corporation

       99.2  Proxy to be delivered to shareholders of BT Financial      Filed herewith.
             Corporation